[CBCT Bancshares, Inc. letterhead]

June 7, 2002

Dear Fellow Stockholder:

       We cordially invite you to attend a special meeting of the stockholders of CBCT Bancshares, Inc. The meeting will be held at the Company's main office, located at 312 Main Street, Smithville, Texas, on Tuesday, July 16, 2002 at 9:00 a.m., Smithville, Texas time.

       At the special meeting, you will be asked to adopt a merger agreement which provides for the merger of CBCT Bancshares, Inc. and a subsidiary of Bastrop Bancshares, Inc. If the merger is completed, you will be entitled to receive a cash payment of $25.01 for each share of CBCT Bancshares stock that you own. Upon completion of the merger, you will not own any stock or other interest in CBCT Bancshares, Inc. nor will you receive, as a result of the merger, any stock of Bastrop Bancshares, Inc.

       Your exchange of shares of CBCT Bancshares stock for cash generally will cause you to recognize taxable gain or loss for federal, and possibly state and local, income tax purposes. You should consult your personal tax advisor for a full understanding of the tax consequences of the merger to you.

       Completion of the merger is subject to certain conditions, including receipt of various regulatory approvals and adoption of the merger agreement by the affirmative vote of a majority of our outstanding shares of common stock. As of May 31, 2002, the directors and officers of CBCT Bancshares, Inc. beneficially owned 20.3% of the shares of CBCT Bancshares stock. We expect that all of the shares held by our directors and officers will be voted in favor of the merger.

       We urge you to read the attached proxy statement carefully. It describes the merger agreement in detail and includes a copy of the merger agreement as Appendix A.

       Your Board of Directors has unanimously approved the merger agreement and recommends that you vote "FOR" adoption of the merger agreement because the Board believes it to be in the best interests of our stockholders.

       It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy and return it promptly in the postage-paid envelope provided.

       On behalf of the Board of Directors, I thank you for your prompt attention to this important matter.

Sincerely,

Brad M. Hurta
President and Chief Executive Officer

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CBCT BANCSHARES, INC.
312 Main Street
Smithville, Texas 78957
(512) 237-2482

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 16, 2002

       NOTICE IS HEREBY GIVEN that a special meeting of stockholders of CBCT Bancshares, Inc. will be held at the Company's main office, located at 312 Main Street, Smithville, Texas, at 9:00 a.m., Smithville, Texas time, on July 16, 2002.

       A proxy card and a proxy statement for the special meeting are enclosed. The meeting is for the purpose of considering and acting upon:

       1.       The adoption of the Agreement and Plan of Reorganization, dated April 4, 2002, by and among Bastrop Bancshares, Inc., Bastrop Acquisition, Inc., First National Bank of Bastrop, CBCT Bancshares and Community Bank of Central Texas, ssb. Pursuant to the terms of the merger agreement, we will be merged with a wholly owned subsidiary of Bastrop Bancshares, Inc. and will become a wholly owned subsidiary of Bastrop Bancshares, Inc. You will be entitled to receive $25.01 in cash for each share of CBCT Bancshares common stock that you own. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement; and

       2.       Such other matters as may properly come before the special meeting or any adjournments or postponements thereof. We are not aware of any other business to come before the special meeting.

       Our stockholders of record at the close of business on May 31, 2002 are entitled to vote at the special meeting, and any adjournments or postponements of the special meeting. You have a right to dissent from the merger and obtain payment of the fair value of your shares by complying with the Maryland law provisions contained in Appendix C.

       You are cordially invited to attend the special meeting. However, to ensure your representation at the special meeting, please complete, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. The proxy card will not be used if you attend and vote at the special meeting in person. If you are a stockholder whose shares are not registered in your name, you will need additional documentation from the holder of record of your shares to vote in person at the meeting. The prompt return of your proxy card will save us the expense of further requests for proxies.

By Order of the Board of Directors, Brad M. Hurta President and Chief Executive Officer

Smithville, Texas
June 7, 2002

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

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TABLE OF CONTENTS
Page
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES OF THE SPECIAL MEETING	1
SUMMARY TERM SHEET	2
SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION ABOUT CBCT BANCSHARES	5
WHERE YOU CAN FIND MORE INFORMATION	8
THE SPECIAL MEETING	9
Place, Time and Date	9
Matters to Be Considered	9
Record Date; Vote Required	9
Beneficial Ownership of CBCT Bancshares Common Stock	9
CBCT Bancshares Common Stock	10
Proxies	10
THE MERGER	11
General	11
The Companies	12
Background of the Merger	12
Our Reasons for the Merger; Recommendation of Your Board of Directors	13
The Consideration is Fair According to Keefe, Bruyette & Woods, Inc., Our Financial Advisor	14
You Will Receive Cash for Your Shares of CBCT Bancshares Stock	16
Treatment of Options and Restricted Shares	17
Procedure for Surrendering Your Certificates	17
Representations and Warranties Made by Us, Community Bank of Central Texas, Bastrop Bancshares, Bastrop Acquisition, Inc. and First National Bank of Bastrop	18
Conditions to the Merger	19
Conduct of Business Prior to the Completion of the Merger	19
Approvals Needed to Complete the Merger	21
Waiver and Amendment of the Merger Agreement	22
Termination of the Merger Agreement	22
Interests of Directors and Officers in the Merger that are Different from Your Interests	24
Employees and Benefit Plans	25
You Have Rights of Appraisal	25
Federal Income Tax Consequences of the Merger to You	27
Accounting Treatment of the Merger	28
Who Pays for What	28

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CERTAIN RELATED AGREEMENTS	28
Voting Agreements	28
CBCT BANCSHARES, INC.	29
Description of Business	29
Lending Activities	29
Loan Originations, Purchases, Sales and Repayments	34
Asset Quality	35
Investment Activities	41
Sources of Funds	45
Subsidiary and Other Activities	47
Regulation	47
Federal Taxation	53
State Taxation	54
Competition	54
Employees	54
Description of Properties	54
Legal Proceedings	55
BENEFICIAL OWNERSHIP OF CBCT BANCSHARES COMMON STOCK	55
STOCKHOLDER PROPOSALS	57
OTHER MATTERS	58
Appendix A -- Agreement and Plan of Reorganization (excluding the exhibits thereto)	A-1
Appendix B -- Opinion of Our Financial Advisor	B-1
Appendix C -- Sections 3-202 through 3-213 of the Maryland General Corporation Law	C-1
Appendix D -- Audit Report, Audited Financial Statements as
                         of December 31, 2001 and 2000 and for the three
                         years in the period ended December 31, 2001,
                         and Management's Discussion and Analysis of Financial
Condition and Results of Operations	D-1
Appendix E -- Financial Statements as of and for the three months ended March 31, 2002 and 2001, and Management's Discussion and Analysis of Financial Condition and Results of Operations	E-1

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QUESTIONS AND ANSWERS

ABOUT VOTING PROCEDURES OF THE SPECIAL MEETING

Q: What do I need to do now?

A: After you have carefully read this proxy statement, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q: Why is my vote important?

A: The merger agreement must be adopted by at least a majority of the outstanding shares of CBCT Bancshares common stock. If you do not return your proxy card or vote in person at the special meeting, it will have the same effect as a vote against the merger agreement.

Q: If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q: What if I fail to instruct my broker?

A: If you fail to instruct your broker to vote your shares, it will have the same effect as a vote against the merger agreement.

Q: Can I attend the meeting and vote my shares in person?

A: Yes. All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker or other nominee how you can vote at the special meeting.

Q: Can I change my vote?

A: Yes. If you have not voted through your broker or other nominee, there are three ways you can change your vote after you have sent in your proxy card.

  First, you may send a written notice to the person to whom you submitted your proxy card stating that you would like to revoke your proxy.

  Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

  Third, you may attend the special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

Q: Should I send in my stock certificates now?

A: No. You should not send in your stock certificates at this time.

Instructions for surrendering your CBCT Bancshares stock certificates in exchange for $25.01 per share in cash will be sent to you after we complete the merger.

Q: Whom should I call with questions?

A: You should call our proxy solicitor, Regan & Associates, Inc. at (800) 737-3426.

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SUMMARY TERM SHEET

       This summary term sheet highlights selected information from this proxy statement. It does not contain all the information that may be important to you. We urge you to read carefully the entire document and the other documents to which we refer, including the merger agreement, to fully understand the merger.

You Will Be Entitled to Receive $25.01 in Cash Per Share of CBCT Bancshares Common Stock (see pages 16-17).

       When the merger is completed, each CBCT Bancshares stockholder will be entitled to receive $25.01 in cash for each share of CBCT Bancshares common stock held. For example, if you own 50 shares of CBCT Bancshares common stock, you will be entitled to receive $1,250.50, subject to tax and withholding considerations, upon the surrender of your certificate for those shares.

Our Reasons for the Merger (see pages 13 and 14).

       Our Board of Directors believes that the merger is in the best interests of CBCT Bancshares and CBCT Bancshares' stockholders and recommends that stockholders vote "FOR" the adoption of the merger agreement. The merger will enable our stockholders to realize significant value on their investment in CBCT Bancshares. In reaching its decision to approve the merger agreement, our Board considered various factors which are discussed in detail in this proxy statement.

Some Material Terms of the Merger Agreement.

  CBCT Bancshares will merge with a newly formed, wholly owned subsidiary of Bastrop Bancshares and will become a subsidiary of Bastrop Bancshares (see page 11).

  The merger cannot occur unless our stockholders adopt the merger agreement by the affirmative vote of at least a majority of the outstanding shares of CBCT Bancshares common stock and we receive approvals from banking regulators (see pages 21-22).

  If the merger is not completed on or before September 30, 2002, the merger may be terminated by either Bastrop Bancshares or CBCT Bancshares, unless the failure to close is due to a breach of the party seeking to terminate (see pages 23-24).

  Brad M. Hurta, our President, will be elected as Smithville Branch President of First National Bank of Bastrop.

  In connection with the merger, each of our directors and executive officers entered into a voting agreement with Bastrop Bancshares. Each of our directors and executive officers agreed, among other things, to cause all of their shares of CBCT Bancshares common stock to be voted in favor of the adoption of the merger agreement (see pages 28-29).

  We have agreed not to solicit or encourage a competing transaction to acquire us or Community Bank of Central Texas (see page 21).

  We will pay Bastrop Bancshares a termination fee of $400,000 and reimbursement of expenses of up to $100,000 upon the occurrence of certain events (see page 24).

  We and Community Bank of Central Texas have agreed to conduct our business according to particular requirements (see pages 19-21).

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  The completion of the merger depends on a number of conditions being satisfied or waived (see page 19).

The Merger Will be Taxable to Our Stockholders (see pages 27-28).

       Our stockholders will recognize gain or loss for federal, and possibly state and local, income tax purposes, on the exchange of their CBCT Bancshares shares for cash. You will recognize gain or loss equal to the difference between the amount of cash you receive and your tax basis in your CBCT Bancshares shares. You should determine the actual tax consequences of the merger to you. They will depend on your specific situation and factors not within our control. You should consult your personal tax advisor for a full understanding of the merger's specific tax consequences to you.

Our Board of Directors Recommends Stockholder Approval (see pages 13-14).

       Our Board of Directors believes that the merger is in the best interests of CBCT Bancshares and our stockholders and has unanimously approved the merger agreement. Our Board recommends that CBCT Bancshares stockholders vote "FOR" adoption of the merger agreement.

Our Financial Advisor Says the Merger Consideration is Fair from a Financial Point of View to Our Stockholders (see pages 14-16).

       Our financial advisor, Keefe, Bruyette & Woods, Inc. has given our Board of Directors a written opinion dated April 4, 2002 that states the cash consideration to be paid to our stockholders is fair from a financial point of view. A copy of the opinion is attached to this proxy statement as Appendix B. You should read it completely to understand the assumptions made, matters considered and limitations on the review performed by our financial advisor in issuing its opinion. We have agreed to pay Keefe, Bruyette & Woods a fee of approximately $75,000. Of this amount, $50,000 has been paid.

You Have Rights of Appraisal (see pages 25-27).

       Under Maryland law, you have dissenters' appraisal rights with respect to your CBCT Bancshares shares. If you do not wish to accept the $25.01 per share cash merger consideration, you can dissent from the merger and instead choose to have the fair value of your shares judicially determined and paid to you in cash. However, in order to exercise your rights, you must follow specific procedures. You should carefully read Sections 3-202 through 3-213 of the Maryland General Corporation Law which is included as Appendix C.

The Merger Is Expected to Be Completed in the Third Quarter of Year 2002 (see page 19).

       The merger will only occur after all the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will be completed in the third quarter of 2002.

Financial Interests of CBCT Bancshares' Officers and Directors in the Merger (see pages 24-25).

       Our directors and executive officers have interests in the merger as individuals in addition to, or different from, their interests as stockholders, such as receiving indemnification and insurance coverage, and other benefits.

  Brad M. Hurta, our President and Chief Executive Officer, will be provided a new employment agreement, on terms substantially similar to his existing agreement.

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  CBCT Bancshares maintains a stock option plan and a management recognition plan, under which directors and executive officers have been granted options and restricted stock. All grants under both plans have partially vested, with a total of 16,862 options and 6,795 shares still unvested. Upon consummation of the merger, these remaining options and restricted stock awards will become 100% vested. Unless exercised, each outstanding option immediately prior to the consummation of the merger will be converted into the right to receive $10.98, the difference between the $25.01 merger consideration and the $14.03 exercise price of the options. In addition, each individual holding restricted stock will be entitled to $25.01 for each share of restricted stock held. At May 31, 2002, directors and executive officers, eight persons, held in the aggregate 25,293 stock options and 6,795 shares of restricted stock entitling them to $277,717 and $169,943, respectively, upon consummation of the merger.

  Bastrop Bancshares has agreed to indemnify our and our subsidiaries' officers and directors for events that occurred before the merger, up to $500,000, and to provide directors' and officers' insurance coverage for a period of up to seven years after the merger.

       Our Board of Directors was aware of these interests and considered them in its decision to approve the merger agreement.

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SELECTED CONSOLIDATED FINANCIAL AND OTHER
INFORMATION ABOUT CBCT BANCSHARES

       The following tables set forth selected historical consolidated financial and other data about CBCT Bancshares at the dates and for the periods shown. The historical consolidated financial data at March 31, 2002 and for the three months ended March 31, 2002 and 2001 are derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments consisting of normal recurring accruals necessary for a fair presentation at March 31, 2002 and for the three months ended March 31, 2002 and 2001 have been made. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for any other interim period or for the entire year ending December 31, 2002. The financial information for the three years ended December 31, 2001 of CBCT Bancshares is based on, and qualified in its entirety by, our consolidated financial statements, including the notes thereto, which have been filed previously with the SEC. See "Where You Can Find More Information" and Appendix D.

		At December 31,
	At March 31, 2002	2001	2000	1999
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$35,279	$37,387	$38,798	$42,833
Loans receivable, net	20,493	20,012	22,180	21,693
Securities available for sale, at fair value:
Mortgage-backed securities	5,192	9,542	2,279	15,898
Other securities	4,253	919	3,808	379
Securities to be held to maturity, at cost:
Mortgage-backed securities	---	1,009	2,656	---
Other securities	1,445	1,996	2,991	---
Deposits	26,879	27,555	27,585	32,354
Federal Home Loan Bank borrowings	2,170	3,731	5,438	7,392
Total equity	5,751	5,713	5,359	2,999

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	For the Three Months Ended March 31,		For the Year Ended December 31,
	2002	2001	2001	2000	1999
	(Dollars in thousands)
Selected Operations Data:
Interest and dividend income	$ 603	$ 733	$ 2,689	$ 2,975	$ 3,050
Interest expense	(226)	(372)	(1,340)	(1,626)	(1,902)
Net interest income	377	361	1,349	1,349	1,148
Provision for loan losses	---	(9)	(36)	(34)	---
Net interest income after loan losses	377	352	1,313	1,315	1,148

Other operating income:
Service charges and fees	49	32	218	177	113
Net securities gains (losses)	---	19	105	(864)	76
Net gains on sales of loans	---	---	---	18	51
Total other operating income (loss)	49	51	323	(669)	240

Other operating expenses:
Compensation and benefits	(162)	(145)	(606)	(553)	(454)
Occupancy and equipment expense	(36)	(41)	(136)	(149)	(183)
Other operating expenses	(148)	(83)	(434)	(536)	(512)
Total other operating expenses	(346)	(269)	(1,176)	(1,238)	(1,149)

Income (loss) before income taxes	80	134	460	(592)	239

Income tax (expense) benefit	(24)	(42)	(146)	246	(71)

Net income (loss)	$ 56	$ 92	$ 314	$ (346)	$ 168

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	For the Three Months Ended March 31,		For the Year Ended December 31,
	2002	2001	2001	2000	1999
	(Dollars in thousands)
Key Operating Ratios and Other Data:
Performance ratios:
Return on assets (1)	0.63%	0.98%	0.85%	(0.87)%	0.39%
Return on equity (2)	3.99%	6.80%	5.70%	(9.00)%	5.29%
Net interest margin (3)	4.58%	4.20%	3.79%	3.55%	2.79%
Operating expense divided by average assets	3.87%	2.88%	3.18%	3.10%	2.65%

Average interest-earning assets divided by average interest- bearing liabilities	121%	112%	118%	108%	104%

Quality ratios:
Non-performing assets divided by total assets	0.13%	0.10%	0.25%	0.03%	0.16%
Allowance for loan losses to non- performing loans
	568%	665%	276%	1900%	293%
Allowance for loan losses to gross loans	1.24%	1.11%	1.26%	1.02%	0.91%

Capital ratios:
Equity to total assets at end of period	16.26%	14.47%	15.27%	13.81%	7.00%
Average equity to average assets	15.70%	15.06%	14.94%	9.62%	7.33%
Tier 1 risk-based capital ratio	28.31%	28.64%	29.06%	26.30%	15.00%
Total risk-based capital ratio	30.47%	30.74%	31.05%	28.30%	15.90%

Other data:
Number of full service offices	1	1	1	1	1

____________________________

(1)  Ratio of net income (loss) to average total assets
(2)  Ratio of net income (loss) to average equity
(3)  Net interest income divided by average earning assets

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WHERE YOU CAN FIND MORE INFORMATION

       As a public company, we are obligated to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our public filings are available to the public from commercial document retrieval services and on the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

Incorporation by Reference

       This proxy statement incorporates documents by reference that are not presented in it or delivered with it. All reports CBCT Bancshares files with the SEC subsequent to the date of this proxy statement, but prior to the date of the special meeting, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, are hereby incorporated by reference in this proxy statement. A copy of these documents (other than certain exhibits thereto) is available without charge to each person, including any beneficial owner, to whom the proxy statement is delivered, upon written or oral request to: Lynn Frerich, Secretary, CBCT Bancshares, Inc., 312 Main Street, Smithville, Texas 78957, (512) 237-2482. Documents requested will be sent by first class mail or other equally prompt means within one business day of receipt of the request. In order to ensure timely delivery of such documents, any such request should be made by July 1, 2002.

       Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Sources of Information

       The information contained in this proxy statement relating to CBCT Bancshares and Bastrop Bancshares has been furnished by each of them for inclusion in this proxy statement. CBCT Bancshares has relied upon Bastrop Bancshares with respect to the accuracy and completeness of the information concerning Bastrop Bancshares.

       No person has been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by CBCT Bancshares. The delivery of this proxy statement shall not under any circumstances create any implication that there has been no change in the affairs of CBCT Bancshares since the date hereof or that the information contained in this proxy statement is correct as of any time subsequent to its date.

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THE SPECIAL MEETING

Place, Time and Date

       The special meeting is scheduled to be held at 9:00 a.m., Smithville, Texas time, on Tuesday, July 16, 2002, at the Company's main office located at 312 Main Street, Smithville, Texas.

Matters to Be Considered

       At the special meeting, you will be asked to approve a proposal to adopt the merger agreement and such other matters as are properly brought before the special meeting. As of June 7, 2002, we do not know of any business that will be presented for consideration at the special meeting other than the adoption of the merger agreement.

Record Date; Vote Required

       Only our stockholders of record at the close of business on May 31, 2002 are entitled to notice of and to vote at the special meeting. As provided in our articles of incorporation, no one who beneficially owns, either directly or indirectly, in excess of 10% of our outstanding shares will be entitled to vote any shares held in excess of the 10% limit. As of May 31, 2002, there were 291,223 shares of our common stock outstanding and entitled to vote at the special meeting.

       Each outstanding share of our common stock will be entitled to cast one vote per share at the special meeting. You may vote in person or by submitting a properly executed proxy card. The presence, in person or by properly executed proxies, of the holders of at least one-half of all the shares entitled to vote at the special meeting will constitute a quorum. Abstentions and broker non-votes will be treated as shares present at the special meeting for purposes of determining the presence of a quorum. A broker non-vote is an unvoted proxy submitted by a broker. Under applicable rules, brokers or other nominees who hold shares in street name for customers who are the beneficial owners of such shares may not vote those shares with respect to the merger agreement unless they have received specific instructions from their customers.

       To approve and adopt the merger agreement, the holders of at least a majority of the outstanding shares of CBCT Bancshares common stock entitled to vote must vote in favor of the merger agreement. Consequently, a failure to vote, an abstention or a broker non-vote will have the same effect as voting against the merger agreement. In addition, a majority of the votes cast at the special meeting may authorize the adjournment of the special meeting; provided, however, that no proxy which is voted against the adoption of the merger agreement will be voted in favor of adjournment to solicit further proxies for the adoption of the merger agreement.

       Adoption of the merger agreement by our stockholders is one of the conditions that must be satisfied to complete the merger. See "The Merger - Conditions to the Merger."

Beneficial Ownership of CBCT Bancshares Common Stock

       As of May 31, 2002, our directors and executive officers and their affiliates beneficially owned in the aggregate 59,111 shares (excluding stock options) of our common stock, or 20.3% of our outstanding shares of common stock entitled to vote at the special meeting. Our executive officers and directors have entered into voting agreements with Bastrop Bancshares agreeing to vote their shares of CBCT Bancshares common stock in favor of the adoption of the merger agreement. As of May 31, 2002, Bastrop Bancshares did not own any shares of CBCT Bancshares common stock.

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CBCT Bancshares Common Stock

       Our common stock is traded on the OTC Electronic Bulletin Board under the symbol "CBCB." On April 4, 2002, the last trading day prior to the joint announcement by CBCT Bancshares and Bastrop Bancshares that they had entered into the merger agreement, the closing price per share of our common stock was $12.41. On May 31, 2002, which is the last practicable date prior to printing this proxy statement, the closing price per share of our common stock was $24.45.

Proxies

       Shares of our common stock represented by properly executed proxies received prior to or at the special meeting will, unless they have been revoked, be voted at the special meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted "FOR" the adoption of the merger agreement.

       You should complete and return the proxy card accompanying this proxy statement to ensure that your vote is counted at the special meeting, regardless of whether you plan to attend the special meeting. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by:

  submitting written notice of revocation to the Secretary of CBCT Bancshares,

  submitting a properly executed proxy of a later date, or

  voting in person at the special meeting, but simply attending the special meeting without voting will not revoke an earlier proxy.

       Written notice of revocation and other communications about revoking your proxy should be addressed to:

              Lynn Frerich
              Secretary
              CBCT Bancshares, Inc.
              312 Main Street
              Smithville, Texas 78957

       If any other matters are properly presented at the special meeting for consideration, the proxy holders will have discretion to vote on these matters in accordance with their best judgment. As of June 7, 2002, we know of no other matters to be presented at the meeting.

       Certain material events or changes in circumstances including a material amendment to the merger agreement or a material revision of the fairness opinion issued by Keefe, Bruyette & Woods may result in a resolicitation of your vote. Under those circumstances, we will provide you with supplemental information about the material event or change in circumstances and give you an opportunity to recast your vote.

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       If your CBCT Bancshares common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

       In addition to solicitation by mail, our directors, officers and employees, who will not receive additional compensation for these services, may solicit proxies from our stockholders, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. We will bear our own expenses in connection with the solicitation of proxies for the special meeting.

       We have retained Regan & Associates, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. We will pay Regan & Associates a fee of $3,500, including expenses. We also will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of CBCT Bancshares common stock.

       You are requested to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage-paid envelope.

       You should not forward stock certificates with your proxy card.

THE MERGER

       The information in this proxy statement concerning the terms of the merger is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Appendix A and incorporated by reference herein. All stockholders are urged to read the merger agreement in its entirety, as well as the opinion of our financial advisor attached as Appendix B.

General

       As soon as possible after the conditions to consummation of the merger described below have been satisfied or waived, and unless the merger agreement has been terminated as discussed below, CBCT Bancshares and a subsidiary of Bastrop Bancshares will merge in accordance with Maryland law. CBCT Bancshares will be the surviving corporation of the merger and will merge with and into Bastrop Bancshares. In addition, Community Bank of Central Texas, ssb will merge with and into First National Bank of Bastrop.

       Upon completion of the merger, our stockholders will be entitled to receive $25.01 in cash for each share of CBCT Bancshares common stock they hold and will cease to be stockholders of CBCT Bancshares. Brad M. Hurta will become the Smithville Branch President of First National Bank of Bastrop.

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The Companies

       CBCT Bancshares, Inc.
       Community Bank of Central Texas, ssb
       312 Main Street
       Smithville, Texas 78957
       (512) 238-2482

       CBCT Bancshares is a Maryland corporation and the parent bank holding company of Community Bank of Central Texas, ssb. Community Bank of Central Texas, ssb is a Texas chartered stock savings bank which serves Bastrop County, Texas through its one full-service office located in Smithville, Texas.

       Bastrop Bancshares, Inc.
       Bastrop Acquisition, Inc.
       First National Bank of Bastrop
       1028 Main Street
       Bastrop, Texas 78602
       (512) 321-2561

       Bastrop Bancshares is a Texas corporation and the parent bank holding company of First National Bank of Bastrop. First National Bank of Bastrop, a national bank headquartered in Bastrop, Texas, serves Bastrop County with three full service offices, two located in Bastrop, Texas and one located in Elgin, Texas.

Background of the Merger

       Since our initial public offering in 2000, CBCT Bancshares has received inquiries regarding our willingness to consider an acquisition by, or affiliation with, other financial institutions. Consistent with our fiduciary obligations to stockholders, CBCT Bancshares has considered these inquiries and evaluated them with respect to the level and form of consideration proposed, and the seriousness and specificity which has been conveyed in terms of consideration, as well as the expected future operation of CBCT Bancshares as an independent financial institution, and other considerations and factors deemed relevant by us, in formulating our business plan with the intent to provide maximum value to its stockholders.

       Brad M. Hurta, our president and chief executive officer, and Reid Sharp, the president and chief exeutive officer of Bastrop Bancshares, have known each other for years, having both grown up locally. In December 2001, Mr. Sharp contacted Mr. Hurta to suggest a meeting at which they could explore the benefits of an alliance of CBCT Bancshares with Bastrop Bancshares. The meeting was held and an indication of interest from Bastrop Bancshares followed shortly thereafter. The executive committee of CBCT Bancshares was briefed on the discussions and the indication of interest, and directed management to continue to pursue the transaction.

       A confidentiality agreement was entered into in January 2002, resulting in the exchange of regulatory and internal reports and business plans. Due diligence and discussion of merger agreement commenced in mid-February 2002 and continued through the end of March.

       On January 22, 2002, we officially engaged Keefe, Bruyette & Woods to provide investment banking services, including the issuance of a fairness opinion, if appropriate. Throughout the due diligence and merger negotiation process, several discussions took place involving our management and Board, our legal counsel and Keefe, Bruyette & Woods.

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       Discussions included: (1) an analysis of competition; (2) the liquidity of our stock; and (3) the status of the current merger market, including relative pricing and opportunities that might be available for us. All of these issues were analyzed in conjunction with our goal to continue to increase stockholder value.

       Upon completion by Bastrop Bancshares of its due diligence and negotiation of the merger agreement, the pricing and terms remained unchanged.

       On April 4, 2002, our Board met with Keefe, Bruyette & Woods and our legal counsel. Prior to this meeting, the merger agreement and a fairness presentation was distributed to our Board for its review. At this board meeting, our legal counsel reviewed the terms of the merger agreement and other relevant documents and the contemplated transaction. Keefe, Bruyette & Woods delivered its opinion that the merger consideration was fair, from a financial point of view, to the holders of CBCT Bancshares common stock. After a thorough discussion of the transaction, including a review of the due diligence findings, our board voted unanimously to approve the merger agreement and authorized execution of the merger agreement and related documents.

Our Reasons for the Merger; Recommendation of Your Board of Directors

       Our Board of Directors believes that the terms of the merger agreement, which are the product of arm's length negotiations between representatives of CBCT Bancshares and Bastrop Bancshares are in the best interests of our stockholders. In the course of reaching its determination, our Board of Directors considered the following factors:

  the merger consideration to be paid to our stockholders in relation to the market value, book value and earnings per share of our common stock,

  information concerning our financial condition, results of operations, capital levels, asset quality and prospects,

  industry and economic conditions,

  our assessment of Bastrop Bancshares' ability to pay the aggregate merger consideration,

  the opinion of our financial advisor as to the fairness of the merger consideration from a financial point of view to the holders of our common stock,

  the general structure of the transaction and the compatibility of management and business philosophy,

  the impact of the merger on the depositors, employees, customers and communities served by us through expanded commercial, consumer and retail banking products and services,

  the results of our due diligence investigation of Bastrop Bancshares, including the likelihood of receiving the requisite regulatory approvals in a timely manner,

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  our strategic alternatives to the merger, including the continued operation of Community Bank of Central Texas as an independent financial institution.

In making its determination, our Board of Directors did not ascribe any relative or specific weights to the factors which it considered. The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but it does include the material factors considered by our Board.

       Our Board of Directors believes that the merger is in the best interests of CBCT Bancshares and our stockholders. The Board of Directors unanimously recommends that our stockholders vote for the adoption of the merger agreement.

The Consideration is Fair According to Keefe, Bruyette & Woods, Inc., Our Financial Advisor

       On January 22, 2002, we retained Keefe, Bruyette & Woods to review and evaluate Bastrop Bancshares proposal and our strategic alternatives. Keefe, Bruyette & Woods, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings and distributions of listed and unlisted securities. Keefe, Bruyette & Woods is familiar with the market for common stocks of publicly traded banks, thrifts and bank holding companies. Our Board selected Keefe, Bruyette & Woods on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger, and its prior work for and relationship with CBCT Bancshares.

       In connection with its engagement, Keefe, Bruyette & Woods was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to stockholders of CBCT Bancshares. Keefe, Bruyette & Woods delivered its opinion to our Board that, as of April 4, 2002, the merger consideration is fair from a financial point of view, to the stockholders of CBCT Bancshares. No limitations were imposed by our Board upon Keefe, Bruyette & Woods with respect to the investigations made or procedures followed by it in rendering its opinion. Keefe, Bruyette & Woods has consented to the inclusion in this proxy statement of the summary of its opinion to our Board and to the reference to the entire opinion attached hereto as Appendix B.

       The full text of the opinion of Keefe, Bruyette & Woods, which is attached as Appendix B to this proxy statement, includes certain assumptions made, matters considered and limitations on the review undertaken by Keefe, Bruyette & Woods, and should be read in its entirety. The summary of the opinion of Keefe, Bruyette & Woods in this proxy statement is qualified in its entirety by reference to the opinion.

       In rendering its opinion, Keefe, Bruyette & Woods:

  reviewed the merger agreement;

  reviewed our annual report and proxy statement for the fiscal year ended December 31, 2000; our quarterly reports on Form 10-Q since completion of our initial public offeringl consolidated audited ; financial statements at and for the year ended December 31, 2001; Bastrop Bancshares' audited financial statements for the fiscal years ended September 30, 2000 and 2001; Bastrop Bancshares' unaudited financial statements for the three months ended December 31, 2001 and certain other information considered relevant;

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  discussed with senior management and the boards of directors of CBCT Bancshares and our wholly owned subsidiary, Community Bank of Central Texas, the current position and prospective outlook for CBCT Bancshares;

  considered historical quotations, levels of activity and prices of recorded transactions in our common stock;

  reviewed financial and stock market data of other thrifts in a comparable asset range to CBCT Bancshares;

  reviewed certain recent business combinations with thrifts as the acquired company, which Keefe, Bruyette & Woods deemed comparable in whole or in part; and

  performed other analyses that Keefe, Bruyette & Woods considered appropriate.

       In rendering its opinion, Keefe, Bruyette & Woods assumed and relied upon the accuracy and completeness of the financial information provided to it by CBCT Bancshares and Bastrop Bancshares. In its review, with the consent of the CBCT Bancshares Board, Keefe, Bruyette & Woods did not undertake any independent verification of the assets or liabilities of CBCT Bancshares or Bastrop Bancshares, and potential or contingent liabilities of CBCT Bancshares or Bastrop Bancshares.

       Keefe, Bruyette & Woods presented the following analyses:

       Regional Group Analysis. Keefe, Bruyette & Woods reviewed the financial performance of CBCT Bancshares and Bastrop Bancshares based on various financial measures of asset size, earnings performance, tangible equity/assets, market pricing ratios, and dividend-related ratios to all publicly-traded thrift institutions in the West (seven in the group). This analysis showed among other things, that as of December 31, 2001, CBCT compared as follows:

	Assets	Tangible Equity Assets	ROAE	Price to EPS	Price to Book	Price to Tangible Book	Dividend Yield

CBCT	$37.4 million	15.3%	5.67%	10.34x	61.0%	61.0%	---%
Median	$47.7 million	11.9%	5.14%	11.74x	64.6%	64.6%	---%

       Keefe, Bruyette & Woods considered the excess tangible equity to assets of CBCT Bancshares and its ability to lever this capital in a very competitive market area to provide an acceptable return to shareholders in a relatively short period of time.

       Analysis of Selected Mergers/Strategic Alliance Transactions. In rendering its opinion, Keefe, Bruyette & Woods analyzed the consideration offered by Bastrop Bancshares in relation to certain comparable merger and acquisition transactions of pending thrift deals, comparing merger consideration relative to tangible book value, last 12 months earnings, total assets, total deposits and premium to core deposits. Pending and completed thrift deals consist of thrift acquisitions with deal values between $3 and $15 million (eight pending deals and five completed deals in groups), target equity to assets ratios between 8% and 18% (nine pending deals and eight completed deals in groups) and target return on average equity between 4% and 10% (five pending deals and five completed deals in groups). The fairness analysis also considered (i) the relative market performance of the thrift stocks in general, especially small cap stocks, over the past year; (ii) the relative historical returns on equity of CBCT Bancshares; and (iii) the expected performance of each company given additional considerations such as the business plan, asset mix, net interest margin, net interest spread and asset quality.

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       The information in the following table summarizes the comparable group results analyzed by Keefe, Bruyette & Woods with respect to the merger. The summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods and should not be construed independently of the other information considered by Keefe, Bruyette & Woods in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods' analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors could create an incomplete or potentially misleading view of the evaluation process.

	Price to
	Tangible book (%)	EPS (x)	Deposits (%)	Assets (%)	Core Deposit Premium\ ( %)

Consideration to CBCT Bancshares 25.01:	123.0%	20.8x	27.4%	20.2%	7.9%

High pending deal:	277.8%	NM	3.76%	3.42%	2.68%
Low pending deal:	79.2%	NM	7.86%	5.31%	(1.16)%
Median of pending deals:	128.5%	28.3x	18.2%	13.2%	4.90%

High completed deal:	257.9%	15.3x	23.16%	17.77%	16.15%
Low completed deal:	98.7%	NM	36.17%	26.18%	(1.21)%
Median of completed deals:	119.8%	23.3x	19.4%	14.5%	4.6%

       Based on the above information, Keefe, Bruyette & Woods concluded that the above analysis of the transaction with a deal price of $25.01 per share is fair from a financial point of view to the stockholders of CBCT Bancshares.

       No company or transaction used in any of the above analyses as a comparison is identical to CBCT Bancshares, Bastrop Bancshares or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not formulaic; rather, it involves complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

       In preparing its analysis, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods and CBCT Bancshares. The analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

       Keefe, Bruyette & Woods will receive a fee of $75,000 for services rendered in connection with advising and issuing a fairness opinion regarding this matter. As of the date of this proxy statement, Keefe, Bruyette & Woods has received $50,000 of its fee, and the remainder of the fee is due upon closing of the merger.

You Will Receive Cash for Your Shares of CBCT Bancshares Stock

       Upon completion of the merger, each outstanding share of CBCT Bancshares common stock, other than shares as to which dissenters' rights have been asserted and perfected in accordance with Maryland law and treasury shares shall be converted into and represent the right to receive $25.01 in cash without any interest thereon. The aggregate amount of the cash payment represents the merger consideration. The merger consideration to be paid in connection with the merger is expected to be approximately $7.6 million, including payment for the cancellation of all CBCT Bancshares stock options and unvested restricted shares.

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Treatment of Options and Restricted Shares

       At the effective time of the merger, each stock option to purchase CBCT Bancshares common stock issued pursuant to the CBCT Bancshares 2001 Stock Option and Incentive Plan that has not been exercised before the merger is completed will be canceled and the holder of the unexercised stock option will be entitled to receive a cash payment equal to $25.01 less the exercise price per share of the stock option, multiplied by the number of shares of CBCT Bancshares common stock subject to the stock option, less any required tax withholding.

       At the effective time of the merger, all of the unvested restricted shares of CBCT Bancshares common stock issued pursuant to the CBCT Bancshares 2001 Recognition and Retention Plan will fully vest and be treated like all other outstanding shares of common stock.

Procedure for Surrendering Your Certificates

       At or prior to the effective time of the merger, Bastrop Bancshares will deliver to the exchange agent an amount of cash equal to the aggregate merger consideration. The exchange agent receiving the deposit will act as paying agent for the benefit of the holders of certificates of CBCT Bancshares common stock in exchange for the merger consideration. Each holder of CBCT Bancshares common stock who surrenders his or her CBCT Bancshares shares to the exchange agent will be entitled to receive a cash payment of $25.01 per share of CBCT Bancshares common stock upon acceptance of the shares by the exchange agent.

       No later than five business days after the effective time of the merger, a letter of transmittal will be mailed on behalf of Bastrop Bancshares to CBCT Bancshares stockholders. The letter of transmittal will contain instructions for surrendering your certificates of CBCT Bancshares common stock.

       You should not return your CBCT Bancshares common stock certificates with the enclosed proxy card, and you should not send your stock certificates to the exchange agent until you receive the letter of transmittal.

       If a certificate for CBCT Bancshares common stock has been lost, stolen or destroyed, the exchange agent is not obligated to deliver payment until the holder of the shares delivers:

  an appropriate affidavit by the person claiming the loss, theft or destruction of his or her certificate, and if required by the exchange agent, a bond.

       After six months following the effective time of the merger, the exchange agent will deliver to Bastrop Bancshares any funds not claimed by former CBCT Bancshares stockholders. Thereafter, the payment obligation for any certificate representing CBCT Bancshares common stock which has not been satisfied will become the responsibility of Bastrop Bancshares.

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       If certificates for CBCT Bancshares common stock are not surrendered prior to the date on which these payments would otherwise escheat to or become the property of any governmental agency, the unclaimed amounts will become the property of Bastrop Bancshares to the extent permitted by applicable law, free and clear of all claims or interest of any person previously entitled to such property. None of Bastrop Bancshares, CBCT Bancshares, the exchange agent or any other party to the merger will be liable to any former holder of CBCT Bancshares common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Representations and Warranties Made by Us, Community Bank of Central Texas, Bastrop Bancshares, Bastrop Acquisition, Inc. and First National Bank of Bastrop

       The merger agreement contains representations and warranties made by us, Community Bank of Central Texas, Bastrop Bancshares, Bastrop Acquisition, Inc. and First National Bank of Bastrop which are customary for this type of merger transaction, including, among others, representations and warranties concerning:

  the organization and registration of CBCT Bancshares and Bastrop Bancshares,

  the due authorization, execution, delivery and performance of the merger agreement,

  the financial statements of Bastrop Bancshares and us,

  the receipt of a fairness opinion from CBCT Bancshares' financial advisor regarding the merger consideration,

  the regulatory reports filed by CBCT Bancshares and Bastrop Bancshares and their respective subsidiaries,

  governmental approvals required for the consummation of the merger,

  the absence of actions, facts or circumstances that would materially impede or delay consummation of the merger, and the accuracy of the information in this proxy statement.

       We made certain additional representations and warranties (which are also customary), among others, regarding our capitalization, our subsidiaries, the absence of certain interim events, the absence of any broker's and finder's fees other than that owed to Keefe, Bruyette & Woods, other material agreements, employee and officer benefit plans, our compliance with laws, absence of undisclosed liabilities, litigation and environmental matters, the adequacy of insurance coverage, labor matters, any claims for indemnification, the status of our loans and other receivables, the value of real estate loans and investments, tax matters, real estate owned or leased by us, material interests of certain persons and the accuracy of our disclosures. Bastrop Bancshares has represented that it will have the funds sufficient to pay the merger consideration required of it under the merger agreement and that it is and will be immediately after the merger in compliance with all capital, debt and financial and nonfinancial provisions applicable to it under federal and state financial institution laws and regulations.

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       Some of the representations and warranties made by us are qualified by materiality. The representations, warranties, agreements and covenants in the merger agreement will expire at the effective time of the merger, except for agreements and covenants that by their terms are to be performed after the effective time of the merger. If the merger agreement is terminated, there will be no liability on the part of either us or Bastrop Bancshares other than the possible payment of termination fees and reimbursement of expenses by us as discussed below under "-Termination of the Merger Agreement," and except that no party shall be relieved or released from any liability arising out of a willful breach by it of any covenant, undertaking, representation or warranty in the merger agreement.

Conditions to the Merger

       The respective obligations of Bastrop Bancshares and CBCT Bancshares to effect the merger are subject to the satisfaction or waiver of the following conditions specified in the merger agreement:

  approval of the merger agreement by our stockholders,

  the receipt of all required regulatory and third party approvals, consents or waivers,

  the absence of any order, decree or injunction of a court or agency of competent jurisdiction which prevents the completion of the merger transactions,

  the accuracy of the other party's representations and warranties in all material respects,

  the performance by the other party of its obligations contained in the merger agreement in all material respects, and the receipt of certain certificates.

       Bastrop Bancshares' obligation to effect the merger also is subject to the condition that, from the date of the merger agreement to the closing of the merger, CBCT Bancshares will not have been affected by any event which has had or caused, or is reasonably likely to have or cause, a material adverse effect.

       There can be no assurance that the conditions to consummation of the merger will be satisfied or waived. The merger will become effective upon filing of articles of merger with the Maryland State Department of Assessments and Taxation. It is currently anticipated that the effective time of the merger will occur during the third quarter of 2002.

Conduct of Business Prior to the Completion of the Merger

       All parties to the merger agreement have agreed that during the period from the date of the merger agreement to the completion of the merger they will:

  give each other prompt written notice of any change to the information contained in the representations and warranties contained in the merger agreement,

  take all reasonable actions to consummate the merger transaction, to obtain any required regulatory and other approvals, comply with all filing requirements and perform their respective covenants and agreements under the merger agreement, and deliver to other parties all reports and documents filed by the parties with any governmental authorities.

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       We have agreed that during the period from the date of the merger agreement to the effective time of the merger (except as expressly provided in the merger agreement), we and our subsidiary will:

  conduct our business in the ordinary course consistent with our past practice,

  preserve intact our business organization,

  keep available the services of our employees, and

  preserve the goodwill of our customers and business relationships.

       We also agreed, among other things, that, except as contemplated by the merger agreement or unless Bastrop Bancshares provides its approval, we and our subsidiary will not:

  declare, make or pay any dividend or other distribution to our stockholders,

  modify any employee benefit plan, or the rate of compensation or benefits of our directors, employees, agents or stockholders,

  change our articles of incorporation, charter or bylaws,

  issue, sell, grant, confer or award any shares of our common stock, or options, warrants or rights to any of our securities,

  purchase, redeem, retire, repurchase or exchange, or otherwise acquire or dispose of, any of our common stock, or the securities of any other corporation or other business enterprise, or otherwise make any loan or advance to or investment in any person, firm or corporation, other than in the ordinary course of business, enter into, renew, increase or modify the material provisions of any loan or credit commitment which would cause the borrower and any related persons and entities to have outstanding loans exceeding in the aggregate $200,000, make, renew or extend or agree to make, renew or extend any fixed rate loan with an interest rate less than the prime rate of the money center banks for a term in excess of one year, except for new automobile loans, or repossess or purchase in a foreclosure action any personal or real property in excess of $25,000, other than in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money including Federal Home Loan Bank advances in excess of $5 million or assume, guarantee, endorse or otherwise become responsible or liable for obligations of any other individual, corporation or entity, sell, transfer, lease or dispose of any material assets, or waive or release any material right or cancel or compromise any material debt or claim,

  discharge or satisfy any lien, charge or encumbrance or pay any obligation other than current liabilities in the ordinary course of business consistent with past practices,

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  mortgage, pledge or otherwise encumber or restrict any of our properties, business or assets except for pledging or granting security interests in investment securities to secure public deposits as required by law and in the ordinary course of business, transfer, grant or modify any rights under, or enter into any settlement regarding the breach or infringement of any license, patent, copyright, trademark, trade name or similar rights,

  make any capital expenditure or capital additions or betterments in excess of an aggregate of $20,000,

  institute, have instituted against us, settle or agree to settle any litigation, action or proceeding before any court or governmental authority relating to us or any of our property, or agree to do any of the foregoing.

       In addition, we have agreed that neither we nor our subsidiary or any of our respective officers, directors, employees, representatives or agents will solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, the disposition of any significant portion of the business or assets of CBCT Bancshares or our subsidiary, the acquisition of the equity securities of CBCT Bancshares or our subsidiary or the merger or acquisition of CBCT Bancshares or our subsidiary with any person other than Bastrop Bancshares. We are required to promptly inform Bastrop Bancshares of any requests for information or of any such inquiries, indications of interest or proposals.

Approvals Needed to Complete the Merger

       In addition to the approval of the merger agreement by our stockholders, completion of the merger and the transactions contemplated by the merger agreement are subject to the prior approval of the Comptroller of the Currency and the Federal Reserve Board. Bastrop Bancshares is currently awaiting the required approval from the Comptroller of the Currency. Federal Reserve Board regulations exempt from the application requirement the merger of a bank holding company with another bank holding company, if the transaction is part of the merger of the subsidiary banks of the respective holding companies and if certain other requirements are met. The Federal Reserve Board confirmed the availability of the foregoing exemption from the application requirements on May 24, 2002. Notice of the proposed merger of Community Bank of Central Texas into First National Bank of Bastrop must also be provided to the Texas Savings and Loan Commissioner. This notice will be provided prior to consummation of the proposed transaction. In reviewing Bastrop Bancshares' application under the Bank Merger Act, the Comptroller of the Currency may consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served, and the effect of the proposed business combination on competition.

       Under the Community Reinvestment Act of 1977, the Comptroller of the Currency may also take into account the record of performance of Community Bank of Central Texas and First National Bank of Bastrop in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. Community Bank of Central Texas and First National Bank of Bastrop each received a "satisfactory" rating during their last Community Reinvestment Act examinations.

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       In addition, a period of up to 30 days must expire following approval by the Comptroller of the Currency, within which period the United States Department of Justice may file objections to the merger under the federal anti-trust laws. Although we believe that the likelihood of such action by the Department of Justice is remote in this merger, there can be no assurance that the Department of Justice will not initiate such proceeding. If such proceeding is instituted or challenge is made, we cannot ensure a favorable result.

       Notice of the proposed merger of Community Bank of Central Texas into First National Bank of Bastrop must also be provided to the Texas Savings and Loan Commissioner. Such notice has been provided.

       We are not aware of any other regulatory approvals required for completion of the merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

       The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by CBCT Bancshares stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

       If the merger is not consummated on or before September 30, 2002, the merger agreement may be terminated by either Bastrop Bancshares or us.

Waiver and Amendment of the Merger Agreement

       By written approval of its Board of Directors, each party to the merger agreement may extend the time for the performance of any of the obligations or acts of the other party and may waive:

  any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant to the merger agreement,

  compliance with any covenant, undertaking or agreement,

  to the extent permitted by law, satisfaction of any condition of the merger agreement, or the performance by the other party of any of its obligations under the merger agreement.

       The merger agreement may be amended at any time by mutual agreement of the parties as approved by their Boards; provided, however, that after our stockholders have adopted the merger agreement no amendment can modify the form or decrease the amount of the merger consideration or otherwise materially adversely affect our stockholders without their approval.

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Termination of the Merger Agreement

       The merger agreement may be terminated in writing prior to the effective time of the merger by:

  the mutual consent of the Boards of Bastrop Bancshares and CBCT Bancshares,

  by the Board of Bastrop Bancshares or CBCT Bancshares if:
  the other party has materially breached any of its covenants, agreements or representations and warranties and the breach has not been cured within 30 days after the giving of written notice,

  any governmental entity of competent jurisdiction issues a final, nonappealable order prohibiting the completion of the merger transaction or if any application for regulatory approval is denied or withdrawn, our stockholders fail to adopt the merger agreement,

  the merger is not consummated by September 30, 2002,

  any of the conditions to the obligations of the other party have not been satisfied by the closing date,

  there has been an actual or threatened action or proceeding seeking to restrain, prohibit or invalidate the merger which, in the judgment of the terminating party, made in good faith after consulting with counsel, makes it inadvisable to proceed with the merger and the related transactions, by the Board of Bastrop Bancshares for a five business day period following the determination that remediation costs would exceed $50,000 after tax for any environmental issues found, if any, on our real property as a result of phase one environmental investigations performed, at their expense, within 30 days of April 4, 2002, by the Board of Bastrop Bancshares if our Board:
  fails to recommend approval of the merger agreement to our stockholders,

  withdraws or modifies its recommendation,

  approves or recommends a superior proposal for acquisition from a third party,

  resolves to do any of the foregoing, or

  takes any other steps to impede stockholder approval of the merger,

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  by our Board if, prior to the effective time for the merger, we receive a superior offer from a third party and we determine in good faith that we must negotiate with that party or be subject to a breach of our fiduciary duty to stockholders.

       In the event that the merger agreement is terminated, the merger agreement will become void and have no effect, except for:

  provisions relating to confidential information,

  provisions relating to a termination fee in the amount of $400,000 and reimbursement of up to $100,000 in merger-related expenses payable to Bastrop Bancshares by CBCT Bancshares following the occurrence of:
  our termination of the merger agreement to accept a superior offer from a third party or to recommend acceptance thereof to our stockholders, or

  (1) our termination of the merger agreement due to the receipt from a third party of superior proposal to acquire us or Community Bank of Central Texas; (2) our Board's failure to recommend, or failure to continue its recommendation, that our stockholders adopt the merger agreement or our Board's modification, withdrawal or change in any manner adverse to Bastrop Bancshares of its recommendation for adoption of the merger agreement; or (3) the failure of our stockholders to adopt the merger agreement after a third party acquisition proposal becomes public, and a breaching party will not be relieved from any liability or damages for its willful breach of any provision of the merger agreement.

Interests of Directors and Officers in the Merger that are Different from Your Interests

       Some members of our management and Board of Directors may have interests in the merger that are in addition to or different from the interests of our stockholders. Our Board was aware of these interests and considered them in approving the merger agreement.

       CBCT Bancshares Stock Options. As of April 4, 2002, directors and executive officers held options to purchase in the aggregate 25,293 shares of CBCT Bancshares common stock under our stock option plan. Under the terms of the merger agreement, each director and executive officer of CBCT Bancshares and Community Bank of Central Texas will sign and deliver to Bastrop Bancshares a cancellation agreement with respect to his or her CBCT Bancshares stock options. Accordingly, each director and executive officer will receive payment for their stock options as described earlier in this proxy statement. The aggregate value of the payout for these stock options will be approximately $277,717. See "The Merger - Treatment of Options and Restricted Shares."

       CBCT Bancshares Restricted Stock Awards. As of April 4, 2002, an aggregate of 6,795 unvested shares of our common stock have been awarded to our directors and executive officers pursuant to the CBCT Bancshares recognition plan. Each holder will receive payment for their restricted shares as described earlier in this proxy statement. The aggregate value of the payment for these restricted shares will be $169,943. See "The Merger - Treatment of Options and Restricted Shares."

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       CBCT Bancshares Employee Stock Ownership Plan. As of April 4, 2002, our ESOP held 22,482 shares of our common stock, 17,986 of which had not yet been allocated to participants and which were pledged as collateral for the remaining $179,856 loan to the ESOP. The ESOP will be terminated upon completion of the merger, at which time the loan will be repaid with the cash received by the ESOP in the merger. Based on the number of unallocated shares and the current loan balance, the ESOP will have approximately $269,974 of cash after repayment of the ESOP loan, which cash will be allocated to the participants in accordance with the terms of the ESOP and distributed to participants in the ESOP following receipt of a favorable determination letter from the Internal Revenue Service.

       Employment Agreements. As of April 4, 2002, Community Bank of Central Texas had an outstanding employment agreement with Mr. Brad M. Hurta. Under the employment agreement, Mr. Hurta is entitled to receive a severance payment upon termination of his employment. In order to facilitate the merger, Mr. Hurta agreed to a new employment agreement with First National Bank of Bastrop, on terms substantially similar to his existing agreement, excluding the severance provision.

       Protection of Directors, Officers and Employees Against Claims. In the merger agreement, Bastrop Bancshares has agreed, for a period of seven years, to indemnify our and our subsidiary's directors and officers after the completion of the merger up to a total of $500,000 plus the proceeds from any directors' and officers' liability insurance actually received by Bastrop Bancshares. Bastrop Bancshares also has agreed to maintain, for a period of six years after the effective time of the merger, our and our subsidiary's current directors' and officers' liability insurance policies, provided that Bastrop Bancshares may substitute insurance policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous or Bastrop Bancshares may purchase single limit tail coverage for the six-year period, so long as the annual cost of such policy does not exceed stated percentages of the most recent year's premium.

Employees and Benefit Plans

       The merger agreement provides that our and our subsidiary's full-time employees who remain employed by Bastrop Bancshares after the effective time of the merger will be eligible to participate in the benefit plans of Bastrop Bancshares that are generally available to their employees subject to the terms and provisions of the benefit plans. Continuing employees will receive credit for years of service with us and our subsidiary for purposes of determining eligibility for participation, vesting and entitlement to vacation time and sick pay (but not for purposes of accrual or restoration of benefits that are calculated on an actuarial basis, including any qualified or non-qualified defined benefit plan or restoration plan) with Bastrop Bancshares.

You Have Rights of Appraisal

       Under Maryland law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to have an appraisal of the fair value of your shares conducted by a Maryland court of competent jurisdiction. Stockholders electing to exercise dissenters' rights must strictly comply with the provisions of Sections 3-202 through 3-213 of the Maryland General Corporation Law to perfect their rights. A copy of Section 3-202 through 3-213 is attached as Appendix C.

       The following is intended as a brief summary of the material provisions of the Maryland statutory procedures required to dissent from the merger and perfect a stockholder's appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Sections 3-203 through 3-213 of the Maryland General Corporation Law.

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       This proxy statement provides you with information on the availability of appraisal rights in connection with the merger. If you wish to consider exercising your appraisal rights you should carefully review the text of Sections 3-202 through 3-213 contained in Appendix C because failure to timely and properly comply with the requirements set forth in these sections will result in the loss of your appraisal rights under Maryland law.

       If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

  You must deliver to us a written objection to the merger agreement before or at the special meeting. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 3-203.
  You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written objections to the merger agreement.

  You must make a written demand on Bastrop Bancshares for payment of the fair value of your shares within 20 days after the effective date of the merger. Your written demand must state the number and class of shares which you own.

       If you fail to comply with all of these conditions, you will be entitled to receive the cash payment for any shares of CBCT Bancshares common stock you hold as of the effective time of the merger as provided for in the merger agreement but will have no appraisal rights for your shares of CBCT Bancshares common stock.

       All written objections to the merger agreement should be addressed to the Corporate Secretary, CBCT Bancshares, Inc., 312 Main Street, Smithville, Texas 78957. All demands for appraisal should be addressed to the Corporate Secretary, Bastrop Bancshares, 1028 Main Street, Bastrop, Texas 78602, and should be executed by, or on behalf of, the record holder of the shares of CBCT Bancshares common stock. The demand must state the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

       To be effective, a demand for appraisal by a holder of CBCT Bancshares common stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in these cases, have the registered owner submit the required demand in respect of such shares.

       If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

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       If you hold your shares of CBCT Bancshares common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

       Once you have filed a written demand seeking the fair value of your stock, you may not withdraw the demand without the consent of Bastrop Bancshares. In addition, once demand is made, you cease to have any rights of a stockholder, including the right to receive dividends or distributions, if any, payable to CBCT Bancshares' stockholders of record on a record date after the date of the special meeting. Your right will only be restored if:

  the demand for payment is withdrawn;
  a petition for appraisal is not timely filed;
  a court determines that you are not entitled to the relief sought; or
  the merger is abandoned.

       After the receipt of a written demand, Bastrop Bancshares may send you a written offer to pay what it considers to be the fair value for your common stock. If Bastrop Bancshares does make an offer, the offer must be accompanied by a balance sheet and an income statement for CBCT Bancshares.

       If within 50 days after the effective date of the merger, you and Bastrop Bancshares do not reach an agreement on the value of your shares, either you or Bastrop Bancshares may file a petition in any court of competent jurisdiction in Baltimore County, asking the court for a finding and determination of the fair value of your shares. You will be entitled to receive an amount determined by the court as the fair value of your shares as of the close of business on the day the vote at the special meeting, together with interest on such amount up to the date of such judgment by the court. You must surrender your shares in order to receive this payment.

       If CBCT Bancshares abandons this merger, your right as a dissenting shareholder to be paid the fair value of your shares will cease.

       In view of the complexity of Sections 3-202 through 3-213, CBCT Bancshares stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Federal Income Tax Consequences of the Merger to You

       The exchange of our common stock for cash pursuant to the terms of the merger agreement will be a taxable transaction for federal income tax purposes under the Internal Revenue Code, and may also be a taxable transaction under state, local and other tax laws. Similarly, any CBCT Bancshares stockholders who exercise their appraisal rights and receive cash in exchange for their shares of CBCT Bancshares common stock will recognize gain or loss for federal income tax purposes and may recognize gain or loss under state, local and other tax laws. A stockholder of CBCT Bancshares will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the tax basis in the CBCT Bancshares common stock exchanged by the stockholder pursuant to the merger. Gain or loss must be determined separately for each block of CBCT Bancshares common stock surrendered pursuant to the merger. For purposes of federal tax law, a block consists of shares of CBCT Bancshares common stock acquired by the stockholder at the same time and price.

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       Gain or loss recognized by the stockholder exchanging his or her CBCT Bancshares common stock pursuant to the merger or pursuant to the exercise of appraisal rights will be capital gain or loss if the CBCT Bancshares common stock is a capital asset in the hands of the stockholder. If the CBCT Bancshares common stock has been held for more than one year, the gain or loss will be long-term. Capital gains recognized by an exchanging individual stockholder generally will be subject to federal income tax at capital gain rates applicable to the stockholder (up to a maximum of 38.6% for short-term capital gains and 20% for long-term capital gains), and capital gains recognized by an exchanging corporate stockholder generally will be subject to federal income tax at a maximum rate of 35%.

       Neither Bastrop Bancshares nor CBCT Bancshares has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to CBCT Bancshares' stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to CBCT Bancshares' stockholders with respect to any of the tax effects of the merger to stockholders.

       The federal income tax discussion set forth above is based upon current law and is intended for general information only. You are urged to consult your tax advisor concerning the specific tax consequences of the merger to you, including the applicability and effect of state, local or other tax laws and of any proposed changes in those tax laws and the Internal Revenue Code.

Accounting Treatment of the Merger

       The merger will be accounted for under the purchase method of accounting. Under this method of accounting, Bastrop Bancshares and CBCT Bancshares will be treated as one company as of the date of the merger, and Bastrop Bancshares will record the fair market value of CBCT Bancshares' assets less liabilities on its consolidated financial statements. Acquisition costs in excess of the fair value of the net assets acquired, if any, will be recorded as an intangible asset for financial accounting purposes and periodically reviewed for impairment. The reported consolidated income of Bastrop Bancshares will include our operations after the completion of the merger.

Who Pays for What

       All out-of-pocket costs and expenses incurred in connection with the merger (including, but not limited to, counsel fees) will be paid by the party incurring those costs and expenses.

CERTAIN RELATED AGREEMENTS

Voting Agreements

       As an inducement for Bastrop Bancshares to enter into the merger agreement, the directors of CBCT Bancshares entered into voting agreements with Bastrop Bancshares. Pursuant to the voting agreements, our executive officers and directors agreed to vote all of their shares of CBCT Bancshares common stock owned, controlled or for which they possess voting power in favor of the adoption of the merger agreement. As of May 31, 2002, the directors as a group owned or controlled 59,111 shares, or 20.3% of our outstanding common stock.

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CBCT BANCSHARES, INC.

Description of Business

       General. CBCT Bancshares was formed in 2000 by Community Bank of Central Texas under the laws of Maryland for the purpose of becoming the savings and loan holding company of Community Bank of Central Texas. CBCT Bancshares' business consists primarily of the business of Community Bank of Central Texas.

       Community Bank of Central Texas is a Texas chartered stock savings bank headquartered in Smithville, Texas. Community Bank of Central Texas was originally chartered in 1934. In 2000, Community Bank of Central Texas converted from a mutual to a stock savings bank. Community Bank of Central Texas currently serves the financial needs of customers primarily in Bastrop County, Texas, its market area, through its full service banking office located in Smithville, Texas, and also originates loans in its primary market area and the greater metropolitan Austin, Texas area. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). At December 31, 2001, Community Bank of Central Texas had total assets of $36.3 million, deposits of $27.6 million and equity of $4.5 million (or 12.4% of total assets).

       Community Bank of Central Texas' principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences and a variety of consumer loans. Community Bank of Central Texas also originates commercial real estate and, to a much lesser extent, construction and commercial business loans. Community Bank of Central Texas' revenues are derived principally from interest on loans and investment and mortgage-backed securities. It also generates revenue from service charges and other income. Community Bank of Central Texas offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market accounts, NOW and non-interest bearing demand deposit accounts and time deposit accounts with varied terms ranging from 30 days to 60 months. Deposits are solicited in Community Bank of Central Texas' primary market area of Bastrop County, and Community Bank of Central Texas has not accepted brokered deposits. At December 31, 2001, $12.6 million, or 62%, of Community Bank of Central Texas' total loan portfolio consisted of one- to four-family residential mortgage loans. Community Bank of Central Texas also invests in mortgage-backed and other securities and other permissible investments.

Lending Activities

       General. Mortgage loans carry either a fixed or an adjustable rate of interest. Mortgage loans are generally long-term and amortize on a monthly basis with principal and interest due each month. Community Bank of Central Texas' fixed rate one- to four-family residential loans are originated for sale to the secondary market. At December 31, 2001, Community Bank of Central Texas' net loan portfolio totaled $20.01 million, which constituted 55% of total assets.

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       Secured loans up to $10,000 may be approved by the consumer loan officer, up to $25,000 by the vice president of lending and up to $75,000 by the President. Any secured loan over the individual approval limits must be approved by the executive committee. Unsecured loans may be approved by these individuals up to $1,000, $5,000 and $10,000, respectively.

       At December 31, 2001, the maximum amount which could have been loaned to any one borrower and the borrower's related entities was approximately $500,000. The largest lending relationship to a single borrower or group of related borrowers consisted of one loan for $481,747 secured by eleven duplexes located in Smithville, Texas. At December 31, 2001, this loan was current and performing in accordance with its terms.

       The following table presents information concerning the composition of Community Bank of Central Texas' loan portfolio in dollar amounts and in percentages as of the dates indicated.

	December 31,
	2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Real Estate Loans:
One- to four-family residential	$12,587	62%	$14,748	66%	$12,068	55%
Multi-family residential	--	--	--	--	137	1

Total residential loans	12,587	62	14,748	66	12,205	56
Commercial real estate	2,331	11	1,909	9	3,709	16
Construction loans	969	5	1,315	5	1,125	5

Total real estate loans	15,887	78	17,972	80	17,039	77

Consumer Loans:
Other personal and installment loans	4,136	21	4,069	18	4,482	21

Total consumer loans	4,136	21	4,069	18	4,482	21

Commercial business loans	284	1	409	2	413	2

Unearned discount	--		--		--
Unamortized loan fees and costs	(38)		(42)		(42)

Total loans	20,269	100%	22,408	100%	21,892	100%

Allowance for loan losses	(257)		(228)		(199)

Net loans receivable	$20,012		$22,180		$21,693

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       The following schedule illustrates the contractual maturity of Community Bank of Central Texas' loan portfolio at December 31, 2001. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	One Year or Less	Over One Year to Five Years	Over Five Years	Total
	(Dollars in Thousands)
One- to four-family residential loans	$4,599	$5,465	$2,523	$12,587
All other loans	3,763	3,790	167	7,720

	$8,362	$9,255	$2,690	20,307

Unamortized fees and costs				(38)
Allowance for loan losses				(257)

Net loans				$20,012

       Of total loans of $20.3 million at December 31, 2001, approximately $7.7 million have fixed rates of interest and approximately $12.6 million have adjustable rates of interest.

       One- to Four-Family Residential Real Estate Lending. At December 31, 2001, one- to four-family residential mortgage loans totaled $12.6 million, or 62.07% of our gross loan portfolio. Community Bank of Central Texas generally underwrites one- to four-family loans based on the applicant's employment and credit history and the appraised value of the subject property. Presently, Community Bank of Central Texas will lend up to 90% of the lesser of the appraised value or purchase price for one- to four-family residential loans. For loans with a loan-to-value ratio in excess of 80%, Community Bank of Central Texas generally requires private mortgage insurance in order to reduce its exposure below 80%. Properties securing one- to four-family loans are generally appraised by independent fee appraisers approved by the board of directors. Borrowers are required to obtain title and hazard insurance, and flood insurance, if necessary, in an amount not less than the value of the property improvements.

       Community Bank of Central Texas currently originates one- to four-family mortgage loans on either a fixed- or adjustable-rate basis, as consumer demand dictates. Community Bank of Central Texas' pricing strategy for mortgage loans includes setting interest rates that are competitive with Freddie Mac and other local financial institutions, and consistent with Community Bank of Central Texas' internal needs. Adjustable-rate mortgage, or ARM loans, are offered with either a one-year, three-year or, to a lesser extent, five-year term to the initial repricing date. After the initial period, the interest rate for each ARM loan adjusts on an annual basis. Community Bank of Central Texas uses the Wall Street Journal prime rate to reprice ARM loans. During the year ended December 31, 2001, Community Bank of Central Texas originated $1.6 million of one- to four-family ARM loans and $2.9 million of one- to four-family fixed rate mortgage loans.

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       Fixed-rate loans originated for sale to the secondary market are secured by one- to four-family residences, have contractual maturities of up to 30 years, are generally fully amortizing and have payments due monthly. A significant change in the current level of interest rates could alter the average life of a residential loan in Community Bank of Central Texas' portfolio considerably. Community Bank of Central Texas' one- to four-family loans do not contain prepayment penalties and do not permit negative amortization of principal. Most are written using underwriting guidelines which make them saleable in the secondary market. Community Bank of Central Texas' real estate loans generally contain a "due on sale" clause allowing it to declare the unpaid principal balance due and payable upon the sale of the security property.

       Community Bank of Central Texas' one- to four-family residential ARM loans are fully amortizing loans with contractual maturities of up to 30 years and payments due monthly. ARM loans generally provide for specified minimum and maximum interest rates, with a lifetime cap and floor, and a periodic adjustment on the interest rate over the rate in effect on the date of origination. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is the cost of funds.

       ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower's payment rises, increasing the potential for default. Community Bank of Central Texas has not experienced difficulty with the payment history for these loans. See "- Asset Quality --Non-Performing Assets" and "-- Classified Assets." At December 31, 2001, the one- to four-family ARM loan portfolio totaled $10.3 million, or 50.74% of Community Bank of Central Texas' gross loan portfolio. At that date the fixed-rate one- to four-family mortgage loan portfolio totaled $2.5 million, or 12.32% of Community Bank of Central Texas' gross loan portfolio.

       Multi-Family Residential and Commercial Real Estate Lending. Community Bank of Central Texas offers a variety of multi-family residential and commercial real estate loans. These loans are secured primarily by small retail establishments, rental properties, small office buildings and storage facilities located in our primary market area. At December 31, 2001, multi-family residential and commercial real estate loans totaled $2.3 million or 11.33% of Community Bank of Central Texas' gross loan portfolio.

       Community Bank of Central Texas' currently originated loans secured by multi-family residential and commercial real estate are originated with an adjustable interest rate. The interest rate on these loans is generally tied to the prime rate of interest. Loan-to-value ratios on our multi-family residential and commercial real estate loans typically do not exceed 80% of the appraised value of the property securing the loan. These loans typically require monthly payments, are fully amortizing and have maximum maturities of 20 years.

       Loans secured by multi-family residential and commercial real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. Community Bank of Central Texas may require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family residential and commercial real estate loans are performed by independent state licensed fee appraisers approved by the board of directors. See "-- Loan Originations, Purchases, Sales and Repayments."

       Loans secured by multi-family residential and commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family residential and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired. See "- Asset Quality -- Non-Performing Loans."

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       Construction and Development Lending. Community Bank of Central Texas originates construction loans to builders and to individuals for the construction of their residences. Substantially all of these loans are secured by property located within Community Bank of Central Texas' market area or within the greater metropolitan Austin, Texas area. At December 31, 2001, Community Bank of Central Texas had $1.0 million in construction and development loans outstanding, representing 4.93% of its gross loan portfolio.

       Construction and development loans are obtained through continued business with builders who have previously borrowed from us, from walk-in customers and through referrals from existing customers and realtors. The application process includes submission of accurate plans, specifications and costs of the project to be constructed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and the cost of construction, including the land and the building. Community Bank of Central Texas generally conducts regular inspections of the construction project being financed.

       Loans to individuals for the construction of their residences may be either short term construction financing or a construction/permanent loan which automatically converts to a long term mortgage consistent with our one- to four-family residential loan products. Loan-to-value ratios on our construction and development loans typically do not exceed 85% of the appraised value of the project on an as completed basis. Single family construction loans with a loan-to-value ratio over 80% require private mortgage insurance.

       Because of the uncertainties inherent in estimating construction and development costs and the market for the project upon completion, it is relatively difficult to evaluate accurately the total loan funds required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of the project. These loans also involve many of the same risks discussed above regarding commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans. In addition, payment of interest from loan proceeds can make it difficult to monitor the progress of a project.

       Consumer and Other Lending. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than do one- to four-family residential mortgage loans. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. At December 31, 2001, Community Bank of Central Texas' consumer loan portfolio totaled $4.1 million, or 20.23% of our gross loan portfolio. Community Bank of Central Texas offers a variety of secured consumer loans, including home equity loans, auto loans, boat and recreational vehicle loans and loans secured by savings deposits. Community Bank of Central Texas also offers a limited amount of unsecured loans. Consumer and commercial business loans are originated in Community Bank of Central Texas' market area.

       Community Bank of Central Texas' home equity loans totaled $1.3 million, and comprised 6.40% of the gross loan portfolio at December 31, 2001. These loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 80% of the value of the property securing the loan. The term to maturity on Community Bank of Central Texas' home equity loans may be up to 20 years.

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       Community Bank of Central Texas originates auto loans, boat loans and recreational vehicle loans on a direct basis. These loans totaled $2.4 million at December 31, 2001, or 11.84% of Community Bank of Central Texas' gross loan portfolio. Auto, boat and recreational vehicle loans may be written for up to five years and usually have fixed rates of interest. Loan to value ratios for automobile loans are up to 100% of the sales price for new autos and up to 100% of value on used cars, based on valuation from official used car guides.

       Consumer loans may entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans which are secured by rapidly depreciable assets, such as automobiles, boats and recreational vehicles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower's continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

       Community Bank of Central Texas intends to expand its consumer and other lending in the future to include commercial business lending. Commercial business loans are loans extended to finance local businesses and include short term loans to finance machinery and equipment purchases and inventory.

       Unlike residential mortgage loans, commercial business loans are typically made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is often dependent in part upon general economic conditions). Commercial business loans are usually, but not always, secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Loan Originations, Purchases, Sales and Repayments

       Community Bank of Central Texas originates loans through referrals from real estate brokers and builders, our marketing efforts, and our existing and walk-in customers. While Community Bank of Central Texas originates both adjustable-rate and fixed-rate loans, Community Bank of Central Texas' ability to originate loans is dependent upon customer demand for loans in our market areas. Demand is affected by local competition and the interest rate environment. During the last several years, due to low market interest rates, Community Bank of Central Texas' dollar volume of fixed-rate, one- to four-family loans has exceeded the dollar volume of the same type of adjustable-rate loans. The majority of the time, Community Bank of Central Texas sells fixed rate, one- to four-family residential loans. Furthermore, during the past few years, Community Bank of Central Texas, like many other financial institutions, has experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States.

       In periods of economic uncertainty, the ability of financial institutions, including Community Bank of Central Texas, to originate or purchase large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.

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       The following table shows the loan origination and repayment activities of Community Bank of Central Texas for the periods indicated, and includes loans originated for both its own portfolio and for sale in the secondary market.

	Years Ended December 31,
	2001	2000	1999
	(Dollars in Thousands)

Total loans, beginning of year	$22,408	$21,892	$21,071

Loan originations:
Real estate loans	5,908	5,718	9,414
Consumer loans	2,010	1,465	2,405
Other loans	439	1,145	173

Total loan originations	8,357	8,328	11,992

Loan repayments and sales	(10,496)	(7,812)	(11,171)

Total loans, end of period	$20,269	$22,408	$21,892

Asset Quality

       When a borrower fails to make a payment on a mortgage loan on or before the default date, Community Bank of Central Texas mails a delinquency notice to the borrower when the loan is 10 days past due. When the loan is 15 days past due, Community Bank of Central Texas mails a subsequent delinquent notice to the borrower. All delinquent accounts are reviewed by loan personnel, who attempt to cure the delinquency by contacting the borrower once the loan is 30 days past due. If the loan becomes 60 days delinquent, the collector will generally contact by phone or send a personal letter to the borrower in order to identify the reason for the delinquency. Once the loan becomes 90 days delinquent, contact with the borrower is made requesting payment of the delinquent amount in full, or the establishment of an acceptable repayment plan to bring the loan current. If an acceptable repayment plan has not been agreed upon, loan personnel will generally refer the account to legal counsel, with instructions to prepare a notice of intent to foreclose. The notice of intent to foreclose allows the borrower up to 30 days to bring the account current. Once the loan becomes 120 days delinquent, and an acceptable repayment plan has not been agreed upon, the collection officer will turn over the account to our legal counsel with instructions to initiate foreclosure.

       For consumer loans a similar process is followed, with the initial written contact being made once the loan is 7 days past due. Follow-up contacts are generally on an accelerated basis compared to the mortgage loan procedure.

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Delinquent Loans.The following table sets forth our loans delinquent 60 days or more by type, number, amount and percentage of type at December 31, 2001.

	60 to 89 days past due			90 days and over past due			Total over 60 days past due
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in Thousands)
Real estate:
Residential	2	$72	0.57%	--	$ --		2	$ 72	0.57%
Commercial	--	--		--	--		--	--
Construction	--	--		--	--		--	--

Other:
Consumer	4	13	0.31%	13	86	2.08%	99	2.39%
Commercial	--	--		--	--		17	--

Total	6	$85		13	$86		19	$171

       Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in Community Bank of Central Texas' loan portfolio. Non-performing assets consist of non-accrual loans, accruing loans past due 90 days and more, and foreclosed assets. Loans to a customer whose financial condition has deteriorated are considered for non-accrual status whether or not the loan is 90 days and over past due. All loans past due 90 days and over are classified as non-accrual. On non-accrual loans, interest income is not recognized until actually collected. At the time the loan is placed on non-accrual status, interest previously accrued but not collected is reversed and charged against current income.

       Foreclosed assets consist of real estate and other assets which have been acquired through foreclosure on loans. At the time of foreclosure, assets are recorded at the lower of their estimated fair value less selling costs or the loan balance, with any write-down charged against the allowance for loan losses. At all dates presented, Community Bank of Central Texas had no troubled debt restructurings which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates.

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	December 31,
	2001	2000	1999
	(Dollars in Thousands)
Non-accruing loans:
One-to-four family residential	$ --	$ --	$ 60
Multi-family residential	--	--	--
Commercial real estate	--	--	--
Commercial non-real estate	--	--	--
Consumer	7	--	1

Total	7	--	61

Accruing loans past due 90 days and over:
One-to-four family residential	--	--	--
Multi-family residential	--	--	--
Commercial real estate	--	--	--
Commercial non-real estate	--	--	--
Consumer	86	12	7

Total	86	12	7

Total non-performing loans	93	12	68

Foreclosed assets	--	3	--

Total non-performing assets	$ 93	$ 15	$ 68

Allowance for loan losses	$257	$228	$199

Coverage of non-performing loans	276%	1900%	293%

Non-performing assets as a percentage of total assets	0.25%	0.03%	0.16%

       Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of December 31, 2001, there was also an aggregate of $132,000 in net book value of loans with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. These loans have been considered in management's determination of the adequacy of our allowance for loan losses.

       Classified Assets. Regulations provide for the classification of loans and other assets, such as debt and equity securities considered by regulators to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

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       When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the board of directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC, which may order the establishment of additional general or specific loss allowances.

       In connection with Community Bank of Central Texas' filing of periodic reports with the FDIC and in accordance with Community Bank of Central Texas' classification of assets policy, Community Bank of Central Texas regularly reviews the problem assets in its portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of assets, at December 31, 2001, $225,000 of assets were classified as substandard, $0 as doubtful and $2,800 as loss. The total amount classified represented 3.94% of Community Bank of Central Texas' equity capital and 0.60% of Community Bank of Central Texas' assets at December 31, 2001.

       Provision for Loan Losses. The provision for loan losses is charged to income to bring our allowance for loan losses to a level deemed appropriate by management based on the factors discussed below under "-- Allowance for Loan Losses." The provision for loan losses during the year ended December 31, 2001 was based on management's review of such factors which indicated that the allowance for loan losses was adequate to cover losses inherent in the loan portfolio as of December 31, 2001.

       Allowance for Loan Losses. Community Bank of Central Texas maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the estimated losses inherent in the loan portfolio. The methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans and portfolio segments and the unallocated allowance. In addition, the allowance incorporates the results of measuring impaired loans as provided in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.

       The formula allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of the loans or pools of loans. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based both on our historical loss experience as well as on significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date.

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       The appropriateness of the allowance is reviewed by management based upon its evaluation of then-existing economic and business conditions affecting Community Bank of Central Texas' key lending areas and other conditions, such as credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan. Senior management reviews these conditions quarterly in discussions with Community Bank of Central Texas' senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the loss related to this condition is reflected in the unallocated allowance. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments.

       The allowance for loan losses is based on estimates of losses inherent in the loan portfolio. Actual losses can vary significantly from the estimated amounts. Community Bank of Central Texas' methodology as described permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses inherent in the loan portfolio on a quarterly basis, Community Bank of Central Texas is able to adjust specific and inherent loss estimates based upon any more recent information that has become available.

       At December 31, 2001, Community Bank of Central Texas' allowance for loan losses was $256,710 or 1.27% of the total loan portfolio and approximately 276% of total non-performing loans. Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb reasonable estimated loan losses inherent in our loan portfolios.

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       The following table sets forth an analysis of our allowance for loan losses.

	Years Ended December 31,
	2001	2000	1999
	(Dollars in Thousands)

Total loans outstanding (at end of period)	$20,306	$22,408	$21,892

Average loans outstanding (period to date)	$20,942	$23,854	$21,485

Allowance for loan losses, beginning of period	$ 228	$ 199	$ 181

Loan charge-offs:
One- to four-family residential	--	--	--
Multi-family residential	--	--	--
Commercial real estate	--	--	--
Construction	--	--	--
Consumer loans	(9)	(5)	(12)
Commercial loans	--	--	--
Total loan charge-offs	(9)	(5)	(12)

Loan recoveries:
One- to four-family residential	--	--	30
Multi-family residential	--	--	--
Commercial real estate	--	--	--
Construction	--	--	--
Consumer loans	2	--	--
Commercial loans	--	--	--
Total loan recoveries	2	--	30

Net loan (charge-offs) recoveries	(7)	(5)	18
Provision charged to operations	36	34	--

Allowance for loan losses, end of period	$ 257	$ 228	$ 199

Ratio of net loan charge-offs during the period to average loans outstanding	0.03%	0.02%	(0.08)%

Provision as a percentage of average loans	0.17%	0.14%	0.00%

Allowance as a percentage of total loans	1.26%	1.02%	0.91%

       The allowance for loan losses is established through charges to operations in the form of a provision for loan losses. Loans, or portions thereof, which are considered to be uncollectible are charged against the allowance and subsequent recoveries, if any, are credited to the allowance. The allowance represents the amount, which in the judgment of Community Bank of Central Texas' management, will be adequate to absorb possible losses. The adequacy of the allowance is determined by management's continuous evaluation of the loan portfolio and the Asset Committee of the Board of Directors. Industry concentrations, specific credit risks, past loan loss experience, delinquency ratios, current loan portfolio quality and projected economic conditions in Community Bank of Central Texas' market areas are pertinent factors in determining the adequacy of the allowance for loan losses. Loans identified as losses by management are charged off.

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       At December 31, 2001, Community Bank of Central Texas had specific loan loss reserves of $0 and general, unallocated loan loss reserves of $256,710.

       The distribution of the allowance for losses on loans at the dates indicated is summarized as follows.

	December 31, 2001		December 31, 2000		December 31, 1999
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)

One- to four-family residential	$ 68	62%	$ 60	64%	$ 53	53%
Multi-family residential	1	---	1	---	1	1
Commercial real estate	23	12	21	10	18	18
Construction loans	7	5	6	6	5	5
Home equity	11	1	10	3	8	3
Automobile loans	58	12	21	11	45	14
Other personal and investment loans	25	8	22	6	20	6
Unallocated	64	---	57	---	50	---
	$257	100%	$228	100%	$199	100%

Investment Activities

       Community Bank of Central Texas is authorized to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certificates of deposit of insured banks and savings institutions, bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, savings institutions may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. See "How We Are Regulated - Community Bank of Central Texas" for a discussion of additional restrictions on our investment activities.

       The president has the basic responsibility for the management of our investment portfolio, subject to the direction and guidance of the Investment/Asset and Liability Management Committee. The president considers various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

       The current objectives of the investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk.

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       Community Bank of Central Texas' investment securities currently consist of state and political subdivision securities, mortgage-backed securities, and U.S. Agency obligations. See Note 2 of the Notes to Consolidated Financial Statements. Community Bank of Central Texas' mortgage-backed securities portfolio currently consists of securities issued under government-sponsored agency programs.

       While mortgage-backed securities, carry a reduced credit risk as compared to whole loans, these securities remain subject to the risk that a fluctuating interest rate environment, along with other factors like the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of the mortgage loans and so affect both the prepayment speed, and value, of the securities.

       Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that investments be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. Statement of Financial Accounting Standards No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity." Debt and equity securities held for current resale are classified as "trading securities." These securities are reported at fair value, and unrealized gains and losses on the securities would be included in earnings. Community Bank of Central Texas does not currently use or maintain a trading account. Debt and equity securities not classified as either "held to maturity" or "trading securities" are classified as "available for sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity.

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       The following table sets forth the composition of Community Bank of Central Texas' investment and mortgage-related securities portfolio and other investments at the dates indicated. The investment securities portfolio at December 31, 2001, did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies.

	December 31,
	2001		2000		1999
	Carrying Value	% of Total	Carrying Value	% of Total	Carrying Value	% of Total
	(Dollars in Thousands)
Securities available for sale, at fair value:
State and political subdivisions	$ 78	1%	$ 114	2%	$ 148	1%
Mortgage-backed securities	9,542	91	2,279	37	15,898	98
U.S. Agency securities	519	5	3,356	55	--	--
Marketable equity securities	332	3	338	6	231	1

Total	$10,461	100%	$6,087	100%	$16,277	100%

Securities to be held to maturity, at amortized cost:
State and political subdivisions	$ --	--%	$ --	--%	$ --	--%
Mortgage-backed securities	1,009	34	2,656	47	--	--
Other	1,996	66	2,991	53	--	--

Total	$ 3,005	100%	$5,647	100%	$ --	--%

Securities to be held to maturity, at fair value	$ 3,063		$5,687		$ --

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       The composition and maturities of the investment securities and mortgage-backed securities portfolio, excluding Federal Home Loan Bank stock and our trading portfolio as of December 31, 2001 are indicated in the following table.

	Less than 1 Year		1 to 5 Years		5 to 10 Years		Over 10 Years		Total Securities
	Amount	Average Yield	Amount	Average Yield	Amount	Average Yield	Amount	Average Yield	Amount	Average Yield
	(Dollars in Thousands)
Securities available for sale, at fair value:
State and political subdivisions	$ 36	5.75%	$ 42	5.75%	$ --	--%	$ --	--%	$ 78	5.75%
Mortgage-backed securities	--	--	682	6.64	4,705	5.27	4,155	5.79	9,542	5.59
U.S. Agency securities	--	--	519	4.15	--	--	--	--	519	4.65
Marketable equity securities	--	--	--	--	--	--	322	--	322	--

Total	$ 36	5.75%	$1,243	5.78%	$4,705	5.27%	$4,477	5.37%	$10,461	5.37%

Securities to be held to maturity, at cost:
Mortgage-backed securities	$ --	--%	$ 806	6.30%	$ --	--%	$ 203	8.52%	$ 1,009	6.74%
U.S. Agency securities	1,996	6.67	--	--	--	--	--	--	1,996	6.67

Total	$1,996	6.67%	$ 806	6.30%	$ --	--%	$ 203	8.52%	$ 3,005	6.70%

Marketable equity securities are shown in the over 10 years column.

Interest earned on tax-exempt securities has not been computed on a tax-equivalent basis because of the insignificant amount of these securities owned.

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Sources of Funds

       General. Community Bank of Central Texas' sources of funds are deposits, borrowings, payment of principal and interest on loans, interest earned on or maturation of other investment securities and funds provided from operations.

       Deposits. Community Bank of Central Texas offers a variety of deposit accounts to both consumer and businesses having a wide range of interest rates and terms. Deposits consist of NOW accounts, time deposit accounts, savings and money market and demand accounts and certificates of deposit. Community Bank of Central Texas solicit deposits in its market areas and has not accepted brokered deposits. Community Bank of Central Texas primarily relies on competitive pricing policies, marketing and customer service to attract and retain these deposits.

       The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. Community Bank of Central Texas has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. Community Bank of Central Texas tries to manage the pricing of its deposits in keeping with its asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on experience, Community Bank of Central Texas believes that its deposits are relatively stable sources of funds. Despite this stability, the ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

       The following table sets forth the dollar amount of savings deposits in the various types of deposit programs we offered at the dates indicated.

	December 31,
	2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Noninterest-bearing accounts	$ 1,640	6%	$ 707	3%	$ 377	1%
Savings accounts	1,763	6	1,537	6	1,770	5
NOW and money market accounts	4,831	18	4,923	18	4,852	15
Total non-certificates	8,234	30	7,167	27	6,999	21
Certificates of deposit:
2.00% to 2.99%	5,315	19
3.00% to 3.99%	4,660	17
4.00% to 4.99%	2,469	9	3,054	11	15,230	47
5.00% to 5.99%	3,302	12	11,990	43	7,120	22
6.00% to 6.99%	3,575	13	5,374	19	3,005	10
Total certificates	19,321	70	20,418	73	25,355	79
Total deposits	$27,555	100%	$27,585	100%	$32,354	100%

       The following table shows rate and maturity information for Community Bank of Central Texas' certificates of deposit as of December 31, 2001.

	Amount	Weighted Average Rate
	(Dollars in Thousands)
Certificate accounts maturing within:
One month	$ 1,168	5.11%
One to three months	3,739	4.21
Three to six months	5,686	3.79
Nine to twelve months	4,764	4.07
One to three years	3,587	4.40
Over three years	377	4.59
Total	$19,321	4.14%

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       The following table indicates the amount of Community Bank of Central Texas' certificates of deposit and other deposits by time remaining until maturity as of December31, 2001.

	Maturity
	3 Months or Less	Over 3 to 12 Months	Over 12 months	Total
	(In Thousands)

Certificates of $100,000 and over	$ 547	$ 1,434	$ 547	$ 2,528

Certificates of deposit of $100,000 or more	4,360	9,420	3,013	16,793

Total certificates of deposit	$4,907	$10,854	$3,560	$19,321

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       Borrowings. Although deposits are Community Bank of Central Texas' primary source of funds, Community Bank of Central Texas may utilize borrowings when they are a less costly source of funds, and can be invested at a positive interest rate spread, when additional capacity to fund loan demand is desired or when such borrowings meet our asset/liability management goals. Borrowings historically have consisted of advances from the Federal Home Loan Bank of Dallas. See Note 8 of the Notes to Consolidated Financial Statements.

       We may obtain advances from the Federal Home Loan Bank of Dallas upon the security of our mortgage loans and mortgage-backed securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At December 31, 2001, we had $3.7 million in Federal Home Loan Bank advances outstanding.

       The following table sets forth information as to our Federal Home Loan Bank advances for the periods indicated.

	Years Ended December 31,
	2001	2000	1999
	(Dollars in Thousands)
Federal Home Loan Bank advances:
Maximum balance	$5,438	$7,736	$8,000

Average monthly balance	$3,959	$6,314	$6,716

Amount outstanding at end of period	$3,731	$5,438	$7,392

Weighted average interest rate of advances	4.14%	5.21%	5.36%

Subsidiary and Other Activities

       As of December 31, 2001, Community Bank of Central Texas has an inactive subsidiary. The subsidiary was engaged in securities brokerage activities through a third party from 1993 through 1998. Effective January 1, 1999, its operations were combined into Community Bank of Central Texas and the subsidiary became inactive.

Regulation

       Set forth below is a brief description of all material aspects of the laws and regulations which are applicable to CBCT Bancshares, Inc. and Community Bank of Central Texas.

       Legislation is introduced from time to time in the United States Congress that may affect the operations of CBCT Bancshares, Inc. and Community Bank of Central Texas. In addition, the regulations governing CBCT Bancshares, Inc. and Community Bank of Central Texas may be amended from time to time by the Texas Savings and Loan Department and the FDIC. Any such legislation or regulatory changes in the future could adversely affect CBCT Bancshares, Inc. or Community Bank of Central Texas. No assurance can be given as to whether or in what form any such changes may occur.

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       General. Community Bank of Central Texas, as a Texas chartered savings bank, is subject to both state and federal regulation and oversight by the Texas Savings and Loan Department and the FDIC extending to all aspects of its operations. Community Bank of Central Texas also is subject to requirements established by the Federal Reserve Board. Community Bank of Central Texas is required to file periodic reports with the Texas Savings and Loan Department and the FDIC and is subject to periodic examinations by the Texas Savings and Loan Department and the FDIC. The investment and lending authority of Community Bank of Central Texas is prescribed by state laws and regulations, and Community Bank of Central Texas is prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders. This regulatory oversight will continue to apply to Community Bank of Central Texas following the reorganization.

       The Texas Savings and Loan Department regularly examines Community Bank of Central Texas and prepares reports for the consideration of Community Bank of Central Texas' board of directors on any deficiencies that it may find in Community Bank of Central Texas' operations. The FDIC also has the authority to examine Community Bank of Central Texas in its role as the administrator of the Savings Association Insurance Fund. Community Bank of Central Texas' relationship with its depositors and borrowers also is regulated to a great extent by both Federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of Community Bank of Central Texas' mortgage requirements. In addition, the Federal Reserve Board also has the authority to make or amend regulations which govern CBCT Bancshares and Community Bank of Central Texas. Any change in such regulations, whether by the FDIC, the Texas Savings and Loan Department or Congress, could have a material adverse impact on CBCT Bancshares, Inc. and Community Bank of Central Texas and their operations.

       CBCT Bancshares, Inc. CBCT Bancshares, Inc. is a bank holding company. A bank holding company must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

       Additionally, a bank holding company may not, with certain exceptions, acquire direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or engage directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the Federal Reserve Board includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers.

       Further, under Federal Reserve Board policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy, the Federal Reserve Board may require, and has required in the past, a bank holding company to contribute additional capital to an undercapitalized subsidiary bank.

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       Capital Requirements. The FRB has established capital requirements for bank holding companies that generally parallel the capital requirements for national banks. For bank holding companies with consolidated assets of less than $150 million, such as CBCT Bancshares, compliance is measured on a bank-only basis. Community Bank of Central Texas' primary federal banking regulator is the FDIC. The FDIC regulations establish two capital standards for state chartered banks: a leverage requirement and a risk-based capital requirement.

       The leverage ratio adopted by the FDIC requires a minimum ratio of "Tier 1 capital" to adjusted total assets of 3% for state chartered banks rated composite 1 under the CAMEL rating system for banks. State chartered banks not rated composite 1 under the CAMEL rating system for banks are required to maintain a minimum ratio of Tier 1 capital to adjusted total assets of 4% to 5%, depending upon the level and nature of risks of their operations. For purposes of the FDIC's leverage requirement, Tier 1 capital generally consists of common stockholders' equity and retained income and certain non-cumulative perpetual preferred stock and related income, except that no intangibles and certain purchased mortgage servicing rights and purchased credit card relationships may be included in capital.

       The risk-based capital requirements established by the FDIC's regulations require state chartered banks to maintain "total capital" equal to at least 8% of total risk-weighted assets. For purposes of the risk-based capital requirement, "total capital" means Tier 1 capital (as described above) plus "Tier 2 capital," provided that the amount of Tier 2 capital may not exceed the amount of Tier 1 capital, less certain assets. The components of Tier 2 capital include certain permanent and maturing capital instruments as well as unreduced gains that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets.

       Community Bank of Central Texas

       General. As a state chartered savings bank, Community Bank of Central Texas derives its authority from, and is governed by, the provisions of the Texas Savings Bank Act (the "Texas Act") and rules and regulations of the Texas Department. The Texas Act and regulations of the Texas Department are administered by the Texas Savings and Loan Commissioner (the "Commissioner").

       Investments and Deposit Accounts. The Texas Act imposes restrictions on the amounts and types of loans that may be made by a state savings bank, generally bringing these restrictions into parity with the regulation of federally chartered institutions. The manner of establishing deposit accounts and evidencing the same is prescribed, as are the obligations of Community Bank of Central Texas with respect to withdrawals from deposit accounts and redemptions of deposit accounts.

       Branch Offices. Pursuant to the Texas Act and the regulations issued thereunder, the Commissioner may permit Community Bank of Central Texas to establish branch offices after giving consideration to the promotion of public need, market conditions and financial and managerial capability of Community Bank of Central Texas to establish and maintain each branch office sought. Interested parties, which include any savings and loan association or branch thereof, together with any others deemed to be interested parties by the Commissioner, are permitted to protest the establishment of such branches and may request a hearing before the Commissioner regarding this matter.

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       Consolidation or Merger. The Texas Act provides that savings banks may consolidate or merge, subject to approval of the Commissioner, when the Commissioner finds that such merger or consolidation is not in restraint of trade, would not significantly curtail competition or impair other financial institutions.

       Examination. The Texas Department conducts and supervises the examination of state chartered savings banks. An insured association such as Community Bank of Central Texas will also be examined periodically by the FDIC.

       Supervision. The Commissioner has general supervisory authority over savings banks and their holding companies. Upon his finding that a savings bank is in violation of any provision of the Act or regulations, or is engaging in unsafe or unsound practices, or is failing to maintain adequate documentary or accounting records, he may order the savings bank or its holding company to discontinue the violation or practice, or to establish necessary records. Upon failure of any savings bank, its holding company or any participating person to comply with his order, the Commissioner may issue upon the violating party (i) an order to cease and desist from continuing such a particular action, (ii) a removal or prohibition order suspending or prohibiting the person participating in such violation from the affairs of the savings bank, (iii) an order requiring divestiture of control of the savings bank, (iv) an order requiring the payment of a civil penalty in an amount of not more than $25,000, or (v) an order placing the affairs of the savings bank under the control of a conservator who will manage the savings bank under the direction of the Commissioner. Furthermore, if it appears doubtful to the Commissioner that a savings bank subject to such a conservatorship order can be successfully rehabilitated, the Commissioner may close the savings bank and liquidate it.

       Change of Control. A change of control of a savings bank (and therefore the holding company) may not occur unless an application is made and approved by the Commissioner. For the purposes of Texas law, control shall be deemed to exist if any person owns or controls 25% or more of the voting securities of a savings bank. Similar to federal law, there is a presumption of control if any person owns or controls 10% or more of the voting securities of the savings bank

       Holding Companies. The Commissioner also has the authority to regulate and examine the holding companies of Texas chartered savings banks. Each holding company is required by Texas law to register with the Commissioner within 90 days after becoming a holding company. Such holding companies, like that of Community Bank of Central Texas, must file with the Commissioner reports concerning its operations. The Commissioner also has enforcement powers over such holding companies similar to those applicable to savings banks.

       Applicable Corporate Law. In addition to the laws of Texas specifically governing savings banks and their holding companies, Community Bank of Central Texas and CBCT Bancshares, Inc. are also subject to Texas corporate law, to the extent such law does not conflict with the laws specifically governing savings banks and their holding companies.

       Insurance of Accounts and Regulation by the FDIC. Community Bank of Central Texas is a member of the Savings Association Insurance Fund, which is administered by the FDIC. Deposits are insured up to the applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to Community Bank of Central Texas Insurance Fund or Community Bank of Central Texas Insurance Fund. The FDIC also has the authority to initiate enforcement actions against savings institutions and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

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       The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

       The FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of Community Bank of Central Texas Insurance Fund will be less than the designated reserve ratio of 1.25% of Bank Insurance Fund insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC.

       Community Reinvestment Act. Under the Community Reinvestment Act, every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. Due to the heightened attention being given to the Community Reinvestment Act in the past few years, Community Bank of Central Texas may be required to devote additional funds for investment and lending in its local community. Community Bank of Central Texas was examined for Community Reinvestment Act compliance as of May 11, 1999, and received a rating of satisfactory.

       Limitations on Dividends and Other Capital Distributions. CBCT Bancshares is a legal entity separate and distinct from Community Bank of Central Texas. CBCT Bancshares, Inc.'s principal source of revenue consists of dividends from Community Bank of Central Texas. The payment of dividends by Community Bank of Central Texas is subject to various regulatory requirements.

       Under Texas State Banking Law, a Texas-chartered stock savings bank may declare and pay dividends out of its net profits, unless there is an impairment of capital, but approval of the Texas Savings and Loan Department is required if the total of all dividends declared in a calendar year would exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, subject to certain adjustments.

       Transactions with Affiliates. Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the institution's capital. Affiliates of Community Bank of Central Texas include CBCT Bancshares, Inc. and any company which is under common control with Community Bank of Central Texas. In addition, a savings institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates.

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       Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the regulators. These conflict of interest regulations and other statutes also impose restrictions on loans to these persons and their related interests. Among other things, these loans must generally be made on terms substantially the same as loans to unaffiliated individuals.

       Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, primarily checking, NOW and Super NOW checking accounts. At December 31, 2001, Community Bank of Central Texas was in compliance with these reserve requirements.

       Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings, before borrowing from the Federal Reserve Bank.

       Federal Home Loan Bank System. Community Bank of Central Texas is a member of the Federal Home Loan Bank of Dallas, which is one of 12 regional Federal Home Loan Banks, that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans or advances to members in accordance with policies and procedures, established by the board of directors of the Federal Home Loan Bank, which are subject to the oversight of the Federal Housing Finance Board. All advances from the Federal Home Loan Bank are required to be fully secured by sufficient collateral as determined by the Federal Home Loan Bank. In addition, all long-term advances are required to provide funds for residential home financing.

       As a member, Community Bank of Central Texas is required to purchase and maintain stock in the Federal Home Loan Bank of Dallas. At December 31, 2001, Community Bank of Central Texas had $508,000 in Federal Home Loan Bank stock, which was in compliance with this requirement. In past years, Community Bank of Central Texas has received substantial dividends on its Federal Home Loan Bank stock. Over the past five fiscal years such dividends have averaged 6.08% and were 4.12% for 2001.

       Under federal law the Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of Federal Home Loan Bank dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of Federal Home Loan Bank stock in the future. A reduction in value of Community Bank of Central Texas' Federal Home Loan Bank stock may result in a corresponding reduction in Community Bank of Central Texas' capital.

       For the year ended December 31, 2001, dividends paid by the Federal Home Loan Bank of Dallas to Community Bank of Central Texas totaled $20,900, as compared to $39,800 for 2000.

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Federal Taxation

       General. CBCT Bancshares, Inc. and Community Bank of Central Texas will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to CBCT Bancshares, Inc. or Community Bank of Central Texas. Community Bank of Central Texas' federal income tax returns have been closed without audit by the IRS through its year ended December 31, 1998.

       Following the conversion, CBCT Bancshares, Inc. anticipates that it will file a consolidated federal income tax return with Community Bank of Central Texas commencing with the first taxable year after completion of the conversion. Accordingly, it is anticipated that any cash distributions made by CBCT Bancshares, Inc. to its stockholders would be considered to be taxable dividends and not as a non-taxable return of capital to stockholders for federal and state tax purposes.

       Method of Accounting. For federal income tax purposes, Community Bank of Central Texas currently reports its income and expenses on the cash method of accounting and uses a fiscal year ending on December 31, for filing its federal income tax return.

       Bad Debt Reserves. Prior to the Small Business Job Protection Act, Community Bank of Central Texas was permitted to establish a reserve for bad debts under the percentage of taxable income method and to make annual additions to the reserve utilizing that method. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act, savings associations of Community Bank of Central Texas' size may now use the experience method in computing bad debt deductions beginning with their 1996 Federal tax return. In addition, federal legislation requires Community Bank of Central Texas to recapture, over a six year period, the excess of tax bad debt reserves at December 31, 1997 over those established as of the base year reserve balance as of December 31, 1987. Community Bank of Central Texas has fully recaptured the reserve as of December 31, 2001.

       Taxable Distributions and Recapture. Prior to the Small Business Job Protection Act, bad debt reserves created prior to the year ended December 31, 1997, were subject to recapture into taxable income should Community Bank of Central Texas fail to meet thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Community Bank of Central Texas make certain non-dividend distributions or cease to maintain a thrift/bank charter.

       Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Community Bank of Central Texas has not been subject to the alternative minimum tax, nor do we have any such amounts available as credits for carryover.

       Net Operating Loss Carryovers. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. For losses incurred in the taxable years prior to August 6, 1997, the carryback period was three years and the carryforward period was 15 years.

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       Corporate Dividends-Received Deduction. CBCT Bancshares, Inc. may eliminate from its income dividends received from Community Bank of Central Texas as a wholly owned subsidiary of CBCT Bancshares, Inc. if it elects to file a consolidated return with Community Bank of Central Texas. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

State Taxation

       The State of Texas does not have a corporate income tax, but it does have a corporate franchise tax. Prior to January 1, 1992, savings banks had been exempt from the corporate franchise tax. The tax for the year 2001 is the higher of 0.25% of taxable capital, usually the amount of paid in capital plus retained earnings, or 4.5% of "net taxable earned surplus." "Net taxable earned surplus" is net income for federal income tax purposes increased by the compensation of directors and executive officers and decreased by interest on obligations guaranteed by the U.S. government. Net income cannot be reduced by net operating loss carryforwards from years prior to 1991, and operating loss carryovers are limited to five years.

Competition

       Community Bank of Central Texas faces strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.

       Community Bank of Central Texas attracts all of its deposits through its branch office system. Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments. Community Bank of Central Texas competes for these deposits by offering superior service and a variety of deposit accounts at competitive rates. As of December 31, 2001, Community Bank of Central Texas believes that it holds less than 10% of the deposits in its primary market area.

Employees

       At December 31, 2001, Community Bank of Central Texas had a total of 16 employees, including 3 part-time employees. Employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Description of Properties

       The following table sets forth information concerning the main office and each branch office of Community Bank of Central Texas at December 31, 2001. At December 31, 2001, Community Bank of Central Texas' premises had an aggregate net book value of approximately $1.2 million.

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Location	Year Acquired	Owned or Leased	Net Book Value at December 31, 2001
			(In Thousands)
Main Office:

312 Main Street Smithville, Texas	1994	Owned	$899

Land Held for Development:

Gregg Manor Road Manor, Texas	1998	Owned	270

       Community Bank of Central Texas believes that its current facilities are adequate to meet the present and foreseeable future needs of Community Bank of Central Texas and CBCT Bancshares.

       Community Bank of Central Texas' depositor and borrower customer files are maintained by an independent data processing company. The net book value of the data processing and computer equipment utilized by Community Bank of Central Texas at December 31, 2001 was approximately $46,000.

Legal Proceedings

       From time to time Community Bank of Central Texas is involved as plaintiff or defendant in various legal actions arising in the normal course of business. Neither Community Bank of Central Texas nor CBCT Bancshares anticipates incurring any material liability as a result of such litigation.

BENEFICIAL OWNERSHIP OF CBCT BANCSHARES COMMON STOCK

       Stockholders of record as of the close of business on May 31, 2002 will be entitled to one vote for each share of our common stock then held. As of that date, we had 291,223 shares of common stock issued and outstanding. The following table sets forth information regarding the share ownership of:

  each holder of more than 5% of our outstanding common stock, including our Employee Stock Ownership Plan,

  each member of our Board of Directors and each executive officer who is not a director, and all of our and Community Bank of Central Texas' directors and executive officers as a group.

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Beneficial Owner	Shares Beneficially Owned	Percent of Class
Community Bank of Central Texas Employee Stock Ownership Plan 312 Main Street Smithville, Texas 78957-2035(1)	22,482	7.72%
The Baupost Group, L.L.C.(2) Sak Corporation Seth A. Klarman 44 Brattle Street, 5th Floor Cambridge, Massachusetts 02138	26,100	8.96
BVP, LLC (3) 530 S. Whittaker PMB 301 New Buffalo, Michigan 49117	28,000	9.61
Mike C. Maney Director 312 Main Street Smithville, Texas 78957-2035(4)	10,663	3.66
Gordon N. Fowler Director 312 Main Street Smithville, Texas 78957-2035(4)	9,013	3.09
James A. Cowan Director 312 Main Street Smithville, Texas 78957-2035(4)	14,663	5.03
Rodney E. Langer Director 312 Main Street Smithville, Texas 78957-2035(4)	3,163	1.08
Brad M. Hurta President, Chief Executive Officer and Director 312 Main Street Smithville, Texas 78957-2035(4)	10,134	3.45
Georgina Chronis Director 312 Main Street Smithville, Texas 78957-2035(4)	813	0.28
Barry W. Hannath Director 312 Main Street Smithville, Texas 78957-2035(4)	10,663	3.66

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Beneficial Owner	Shares Beneficially Owned	Percent of Class
Lynn Frerich Executive Vice President 312 Main Street Smithville, Texas 78957-2035(4)	5,105	1.74
Directors and executive officer of CBCT Bancshares as a group (8 persons) (4)	64,217	21.58

______________

(1) Represents shares held by the Community Bank of Central Texas Employee Stock Ownership Plan ("ESOP"), none of which have been allocated to accounts of the ESOP participants. First Bankers Trust Company, N.A., the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to participant accounts. Participants are entitled to instruct the trustee as to the voting of shares allocated to their accounts. For each issue voted upon by CBCT Bancshares' stockholders, the unallocated shares held by the ESOP are voted by the ESOP trustee in the same proportion as the trustee is instructed by participants to vote the allocated shares. Allocated shares as to which the ESOP trustee receives no voting instructions are voted by the trustee in its discretion.

(2) The information is presented as reported by The Baupost Group, L.L.C. ("Baupost"),SAK Corporation ("SAK") and Seth A. Klarman ("Klarman") in a Schedule 13G filed with the Securities and Exchange Commission ("SEC") on February 14, 2001. Baupost reported sole voting and sole investment power over all 26,100 shares and no shared voting or investment power. SAK and Klarman reported no sole or shared voting or investment powers over the shares reported.

(3) The information is presented as reported in a Schedule 13G by BVP, LLC on October 19, 2000. BVP LLC reported sole voting and investment power over 28,000 shares and no shared voting or investment power over the shares reported.

(4) Includes shares held directly, as well as jointly with family members, and shares held in retirement accounts in a fiduciary capacity or by certain family members, with respect to which shares the listed individual or group members may be deemed to have sole voting and/or investment power. Included in the shares beneficially owned are options to purchase shares of common stock granted under CBCT Bancshares' 2001 Stock Option and Incentive Plan, which options are currently exercisable or exercisable within 60 days of the record date, totaling 2,334 for Mr. Hurta, 2,167 for Mr. Frerich, and 302 for each other director (6,313 for all directors and executive officers of CBCT Bancshares as a group).

STOCKHOLDER PROPOSALS

       In the event that CBCT Bancshares stockholders approve the merger agreement and the merger is consummated, there will be no annual meeting of CBCT Bancshares stockholders for the current year. If the merger is not consummated, any proposal which a stockholder wishes to have included in our proxy materials for the next annual meeting of stockholders must be received at our main office located at 312 Main Street, Smithville, Texas 78957-2035, Attention: Lynn Frerich, Secretary, no later than July 31, 2002. Otherwise, any stockholder proposal to take action at the next annual meeting requires the stockholder to provide notice to us which must be received at our main office not more than ten (10) days after notice of the annual meeting has been mailed to stockholders. The stockholder's notice must include certain information as specified in our bylaws. Nothing in this paragraph shall be deemed to require us to include in our proxy statement or the proxy relating to any annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. In addition, all stockholder proposals must comply with our bylaws and Maryland law.

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OTHER MATTERS

       Each proxy solicited also confers discretionary authority on the named proxies to vote the proxy with respect to matters incident to the conduct of the meeting and upon such other matters as may properly come before the special meeting. Our Board of Directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement. However, if any other matter should properly come before the special meeting, it is intended that proxy holders will act in accordance with their best judgment.

End

REVOCABLE PROXY

CBCT BANCSHARES, INC.
SPECIAL MEETING OF STOCKHOLDERS

July 16, 2002

       The undersigned hereby appoints the Board of Directors of CBCT Bancshares, Inc. (the "Company"), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders (the "Meeting"), to be held on July 16, 2002 at the Company's main office, located at 312 Main Street, Smithville, Texas at 9:00 a.m., Smithville, Texas time, and at any and all adjournments and postponements thereof, as follows:

       The adoption of the Agreement and Plan of Reorganization (the "Merger Agreement"), dated April 4, 2002 by and among Bastrop Bancshares, Inc., Bastrop Acquisition, Inc., First National Bank of Bastrop, CBCT Bancshares, Inc. and Community Bank of Central Texas, ssb and the related transactions.

__ FOR    __ AGAINST    __ ABSTAIN

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote "FOR" adoption of
the Merger Agreement and the related transaction.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       This proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of CBCT Bancshares at or before the Meeting a written notice of revocation bearing a later date than this proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of CBCT Bancshares at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of this proxy). If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

       The undersigned acknowledges receipt from CBCT Bancshares, prior to the execution of this proxy, of Notice of the Meeting and a Proxy Statement.

Dated: ________________________	____________________________________
PRINT NAME OF STOCKHOLDER

____________________________________
SIGNATURE OF STOCKHOLDER

____________________________________
PRINT NAME OF STOCKHOLDER

____________________________________
SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

___________________________________________________________________________

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN
THE ENCLOSED POSTAGE-PAID ENVELOPE
___________________________________________________________________________

Appendix A

AGREEMENT
AND
PLAN OF REORGANIZATION

by and among

Bastrop Bancshares, Inc.,
Bastrop Acquisition, Inc.,
First National Bank of Bastrop

and

CBCT Bancshares, Inc.,
Community Bank of Central Texas, ssb

April 4, 2002

TABLE OF CONTENTS

Definitions	1

Structure of Transaction	5

Plans of Merger	5
Plan of Merger of Acquisition into Seller	5
Consideration	5
Plan of Merger of Surviving Corporation into Purchaser	6
Plan of Merger of Seller Bank into Purchaser Bank	6
Coordination of Effective Times	6

Closing	6

Obligations of Parties at Closing; Further Assurances	7

Representations and Warranties by Seller	7
Organization, Standing and Qualification	7
Subsidiaries	8
No Conflict With Other Instruments	8
Execution, Delivery and Performance of Agreement; Authority	8
Capitalization	8
Financial Statements	9
Absence of Undisclosed Liabilities	10
Taxes	10
Absence of Changes or Events	11
Litigation; Legal Proceedings	12
Compliance with Laws and Other Instruments	13
Title to and Condition of Properties	13
Schedules	14
Patents, etc	16
No Guaranties	16
Loans and Other Receivables	16
Records	17
Employee Benefit Plans and ERISA	17
Absence of Certain Business Practices	18
Regulatory Filings	18
Environmental	19
Employment Practices	20
Insider Interests	20
Insurance and Fidelity Bonds	21
Brokerage Fees	21

--i--

Information for Shareholder Communications	21
Community Reinvestment Act	22
Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act	22
Usury Laws and Other Consumer Compliance Laws	22
Bank Secrecy Act	22
Disclosure	23

Purchaser and Acquisition Representations and Warranties	23
Organization, Standing and Qualification	23
No Conflict With Other Instruments	24
Execution, Delivery and Performance of Agreement; Authority	24
Financial Statements	24
Absence of Undisclosed Liabilities	25
Taxes	25
Absence of Changes or Events	26
Litigation; Legal Proceedings	26
Compliance with Laws and Other Instruments	26
Information for Shareholder Communications	26
Financial Resources	27
Community Reinvestment Act	27

Conduct of Business Prior to Closing	27

Access to Information and Documents; Confidentiality	28

Information for Applications and Filings; Shareholder Approvals	30

Additional Agreements	30
Nonsolicitation	30
Indemnification of Officers and Directors of Seller Parties	31
Procedure for Indemnification	32
Directors' and Officers' Liability Insurance	32
Obligation of Successors	33
Pre-Closing Adjustments	33
Voting Agreement	33
Employees and Employee Benefit Plans	34
Hurta Employment Agreement	35
Seller ESOP	35
Environmental Reports	36

Conditions Precedent to Purchaser Parties' Obligations	36

Conditions Precedent to Obligations of Seller Parties	38

Termination	38

Effect of Termination	40

Expenses	40

Restatement	40

--ii--

Nature and Survival of Representations and Warranties	41

Notices	41

Miscellaneous	42

--iii--

Annexes

Form of Plan of Merger of Seller into Acquisition	Annex 1
Form of Plan of Merger of Surviving Corporation into Purchaser	Annex 2
Form of Plan of Merger of Seller Bank into Purchaser Bank	Annex 3
Form of Voting Agreement and Irrevocable Proxy	Annex 4
Option Cancellation Agreement	Annex 5
Employment Agreement	Annex 6

SCHEDULES

Schedule 5(b)	-	Subsidiaries of Seller
Schedule 5(e)	-	Capitalization of Seller
Schedule 5(f)	-	Financial Statements of Seller
Schedule 5(i)	-	Absence of Changes or Events of Seller
Schedule 5(j)	-	Litigation; Legal Proceedings of Seller
Schedule 5(k)	-	Seller's Compliance with Laws and Other Instruments
Schedule 5(m)	-	Title to and Condition of Properties of Seller
Schedule 5(o)	-	Guaranties of Seller
Schedule 5(p)	-	Loans and Other Receivables of Seller
Schedule 5(u)	-	Environmental - Seller
Schedule 5(v)	-	Employment Practices of Seller
Schedule 5(w)	-	Insider Interests of Seller
Schedule 5(x)	-	Insurance and Fidelity Bonds of Seller
Schedule 6(d)	-	Financial Statements of Purchaser
Schedule 6(g)	-	Absence of Changes or Events of Purchaser
Schedule 6(h)	-	Litigation; Legal Proceedings of Purchaser
Schedule 6(i)	-	Purchaser's Compliance with Laws and Other Instruments

--iv--

AGREEMENT AND PLAN OF REORGANIZATION

       This AGREEMENT AND PLAN OF REORGANIZATION is made on April 4, 2002 (the "Agreement"), by and among Bastrop Bancshares, Inc., a Texas corporation and registered bank holding company, Bastrop Acquisition, Inc., a Maryland corporation, First National Bank of Bastrop, a national banking association, CBCT Bancshares, Inc., a Maryland corporation and registered bank holding company, and Community Bank of Central Texas, ssb, a Texas chartered savings bank.

W I T N E S S E T H :

       WHEREAS, Purchaser and Seller desire to merge their respective corporations on the terms and subject to the conditions set forth herein;

       WHEREAS, Purchaser Bank and Seller Bank desire to merge their respective banks on the terms and subject to the conditions set forth herein; and

       WHEREAS, Purchaser Parties and Seller Parties desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby;

       NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the Parties hereby agree as follows:

       Definitions.       As used in this Agreement, capitalized terms shall have the following meaning:

       "Acquisition" shall mean Bastrop Acquisition, Inc., a Maryland corporation and wholly owned subsidiary of Purchaser.

       "Acquisition Proposal" has the meaning assigned to it in Section 10(a) of this Agreement.

       "Agreement" has the meaning assigned to it in the opening paragraph of this Agreement.

       "Balance Sheet Date" shall have the meaning assigned to it in Section 5(f)(ii) of this Agreement.

       "Bank Merger" shall mean the merger of Seller Bank into Purchaser Bank as set forth in Section 2(d) of this Agreement.

       "Bank Plan of Merger" shall have the meaning assigned to it in Section 2(d) of this Agreement.

       "Closing" and "Closing Date" shall have the meanings assigned to them in Section 3 of this Agreement.

       "Consideration" shall have the meaning assigned to it in Section 2(b) of this Agreement.

       "Continuing Corporation" shall mean Purchaser as the corporation surviving the Subsidiary Merger.

       "Effective Time" shall have the meaning assigned to it in Section 2(a) of this Agreement.

       "Environmental Law" shall mean any federal, state, municipal or local law, statute, ordinance, common law, rule, regulation, permit, code, order, decree, judgment, injunction, notice, demand letter or other legally binding requirement relating to the protection of safety, health or the environment, including without limitation legally binding requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and specifically including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) ("CERCLA"), the Hazardous Substance Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), as such laws and regulations thereunder have been or are in the future amended or supplemented from time to time, and each similar federal, state, municipal or local statute, and each rule and regulation promulgated under such federal, state, municipal and local laws.

       "ERISA" means Employees Retirement Income Security Act of 1974, as amended.

       "FDIC" shall mean the Federal Deposit Insurance Corporation.

       "FHLB" shall mean the Federal Home Loan Bank of Dallas.

       "FRB" shall mean the Federal Reserve Board.

       "GAAP" shall mean generally accepted accounting principles.

       "Governmental Authority" shall mean any nation, province, state or other political subdivision thereof, and any agency, natural person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

       "Hazardous Substance" shall mean and include each substance identified or designated as such under CERCLA, as well as any other substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, reactive, corrosive, ignitable, infectious, radioactive or otherwise hazardous; or (iii) it is or contains, without limiting the foregoing, asbestos, asbestos-containing material, polychlorinated biphenyls, or petroleum hydrocarbons.

       "Knowledge" or "known" shall mean (i) the actual awareness of a particular fact or matter by Brad Hurta, Lynn Frerich, Nancy Janecek or any member of the current Board of Directors of any of Seller Parties, or (ii) such knowledge as could be discovered by such individuals upon a reasonable investigation of the books and records of any of Seller Parties.

       "Material Adverse Effect" shall mean, with respect to any Party, any effect that is material and adverse to the financial condition, results of operations or business of that Party and its subsidiaries taken as whole, or that materially impairs the ability of any party to consummate the Merger, the Subsidiary Merger, the Bank Merger or any of the other transactions contemplated by this Agreement. Without limiting the foregoing, an item or series of items that has a financial affect of $50,000 or more shall be deemed to have a Material Adverse Effect. Material Adverse Effect shall not, however, be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in GAAP that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby, (d) actions or omissions of a Party taken with the prior informed written consent of the other Parties in contemplation of the transactions contemplated hereby, or (e) changes attributable to or resulting from changes in the prevailing level of interest rates.

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       "MCAC" shall mean the Maryland Corporation and Association Code, as amended.

       "Merger" shall mean the merger of Acquisition with and into Seller as defined in Section 2(a) of this Agreement.

       "OCC" shall mean the Office of the Comptroller of the Currency.

       "Parties" or "Party" shall mean Purchaser, Purchaser Bank, Seller, Seller Bank and Acquisition.

       "Plan of Merger" shall have the meaning assigned to it in Section 2(a) of this Agreement.

       "Plans" shall have the meaning assigned to it in Section 5(r) of this Agreement.

       "Purchaser" shall mean Bastrop Bancshares, Inc.

       "Purchaser Balance Sheet" has the meaning assigned to it in Section 6(d) of this Agreement.

       "Purchaser Bank" shall mean First National Bank of Bastrop.

       "Purchaser Parties" shall mean Purchaser, Acquisition and Purchaser Bank.

       "Regulatory Filings" shall have the meaning assigned to it in Section 5(t) of this Agreement.

       "Seller" shall mean CBCT Bancshares, Inc.

       "Seller Balance Sheet" shall have the meaning assigned to it in Section 5(f)(ii) of this Agreement.

       "Seller Financial Statements" shall have the meaning assigned to it in Section 5(f) of this Agreement.

       "Seller Parties" shall mean Seller and Seller Bank.

       "Seller Stock" shall have the meaning assigned to it in Section 5(e) of this Agreement.

       "Seller Bank" shall mean Community Bank of Central Texas, ssb, Smithville, Texas.

       "Seller Bank Stock" shall have the meaning assigned to it in Section 5(e) of this Agreement.

       "Subsidiary Merger" shall have the meaning assigned to it in Section 2(c) of this Agreement.

       "Subsidiary Plan of Merger" shall have the meaning assigned to it in Section 2(c) of this Agreement.

       "Superior Proposal" shall have the meaning assigned to it in Section10(a) of this Agreement.

       "Surviving Corporation" shall have the meaning assigned to it in Section 1 of this Agreement.

       "TBCA" refers to the Texas Business Corporation Act, as amended.

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       "TSLD" shall mean the Texas Savings and Loan Department.

       1.       Structure of Transaction. This Agreement sets forth the terms of a transaction pursuant to which (i) Acquisition, a wholly owned subsidiary of Purchaser organized solely for the purpose of consummating the Merger transaction referred to herein, will merge with and into Seller, (ii) Seller, as the surviving corporation in the merger with Acquisition (the "Surviving Corporation"), will merge with and into Purchaser, and (iii) Seller Bank will merge with and into Purchaser Bank.

       2.       Plans of Merger.

              (a)       Plan of Merger of Acquisition into Seller. Upon the terms and subject to the conditions herein contained, the Plan of Merger attached hereto as Annex 1 (the "Plan of Merger") and the Articles of Merger complying with the applicable provisions of Maryland corporate law and the TBCA, shall be executed and acknowledged by Seller, Purchaser and Acquisition at or prior to the Closing and shall be delivered to the Maryland State Department of Assessments and Taxation, Corporate Charter Division. Seller, Purchaser and Acquisition shall execute, acknowledge and deliver such other documents or certificates or take such other action as may be required to effect a merger of Acquisition with and into Seller (herein called the "Merger"), pursuant to which shareholders of Seller will receive the Consideration. The Merger shall become effective at the time and on the date specified in the Articles of Merger filed with the Maryland State Department of Assessments and Taxation, Corporate Charter Division (the "Effective Time"). At the Effective Time of the Merger, the separate existence of Acquisition shall cease and Acquisition shall be merged with and into Seller as more fully described in the Plan of Merger. The company surviving the Merger may, at any time after the Effective Time of the Merger, take any action (including executing and delivering any document) in the name and on behalf of Acquisition in order to carry out and effectuate the transactions contemplated by this Agreement.

              (b)       Consideration. Pursuant to the Plan of Merger and, subject to the rights of dissenting shareholders, each share of Seller Stock shall be converted into the right to receive $25.01 cash and each outstanding option to purchase Seller Stock, whether or not the option is then exercisable, shall be converted into the right to receive $10.98 cash. In no event will the total consideration paid by Purchaser for Seller's Stock and options exceed $7,561,205 (assuming none of the options are exercised prior to the Effective Time). If options are exercised prior to the Effective Time, the total consideration paid by Purchaser shall not exceed $7,561,205, plus an amount equal to $14.03 multiplied by the number of shares of Seller Stock acquired pursuant to options.

              (c)       Plan of Merger of Surviving Corporation into Purchaser. Immediately after the Effective Time, the Plan of Merger attached hereto as Annex 2 (the "Subsidiary Plan of Merger") and Articles of Merger complying with provisions of Article 5.04 of the TBCA, shall be executed and acknowledged by Surviving Corporation and Purchaser and shall be delivered to the Texas Secretary of State and the Maryland State Department of Assessments and Taxation, Corporate Charter Division for filing as required by the TBCA or MCAC, as the case may be. Surviving Corporation and Purchaser shall execute, acknowledge and deliver such other documents or certificates and take such other action as may be required to effect a merger of Surviving Corporation with and into Purchaser (herein called the "Subsidiary Merger"). The Subsidiary Merger shall become effective at the time and on the date specified in the Articles of Merger filed with the Texas Secretary of State in accordance with the laws of the State of Texas and the Maryland State Department of Assessments and Taxation, Corporate Charter Division. At the effective time of the Subsidiary Merger, the separate existence of Surviving Corporation shall cease and Surviving Corporation shall be merged with and into Purchaser as more fully described in the Subsidiary Plan of Merger. Purchaser, as the company surviving the Subsidiary Merger, may, at any time after the effective time of the Subsidiary Merger, take any action (including executing and delivering any document) in the name and on behalf of Surviving Corporation in order to carry out and effectuate the transactions contemplated by this Agreement.

              (d)       Plan of Merger of Seller Bank into Purchaser Bank. Immediately after the Effective Time, the Plan of Merger attached hereto as Annex 3 (the "Bank Plan of Merger") shall be executed and acknowledged by Seller Bank and Purchaser Bank and shall be delivered to the Office of the Comptroller of the

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Currency for filing as required by the National Bank Act, and regulations issued thereunder. Seller Bank and Purchaser Bank shall execute, acknowledge and deliver such other documents or certificates and take such other action as may be required to effect a merger of Seller Bank with and into Purchaser Bank (herein called the "Bank Merger"). The Bank Merger shall become effective at the time and on the date specified by the OCC. At the effective time of the Bank Merger, the separate existence of Seller Bank shall cease and Seller Bank shall be merged with and into Purchaser Bank as more fully described in the Bank Plan of Merger. The bank surviving the Bank Merger may, at any time after the effective time of the Bank Merger, take any action (including executing and delivering any document) in the name and on behalf of Seller Bank in order to carry out and effectuate the transactions contemplated by this Agreement.

              (e)       Coordination of Effective Times. The Parties agree to coordinate the consummation of the separate merger transactions described above such that the same will occur as nearly concurrently as is reasonably practicable.

       3.       Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Naman, Howell, Smith & Lee, a professional corporation, 900 Washington Avenue, Waco, Texas, at 10:00 a.m. local time, on a mutually agreeable date, which date shall not be later than thirty (30) calendar days after the date on which all regulatory conditions to the obligations of the Parties set forth herein shall have been satisfied and the expiration of any mandatory waiting periods. The day on which the Closing actually takes place is herein sometimes referred to as the Closing Date.

       4.       Obligations of Parties at Closing; Further Assurances. At the Closing, the Parties shall use their respective best efforts to deliver the certificates and letters which constitute conditions to effecting the Merger, Subsidiary Merger and Bank Merger and each Party shall provide the other Parties with such proof or indications of satisfaction of the conditions to the obligations of such other Parties to consummate the transaction affecting such Party as such other Parties may reasonably require. If all conditions to the obligations of the Parties shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute Articles of Merger and other appropriate instruments required to be filed of record to effectuate the Merger, Subsidiary Merger and Bank Merger, and such Articles of Merger and such other instruments shall be immediately filed respectively with the Secretary of State of Texas, the Maryland State Department of Assessments and Taxation, Corporate Charter Division and OCC. Promptly thereafter, the Parties shall take all steps necessary or desirable to consummate the Merger, Subsidiary Merger and Bank Merger in accordance with all applicable laws, rules and regulations and the respective plans of merger attached hereto as Annex 1, Annex 2 and Annex 3.

       5.       Representations and Warranties by Seller. Seller Parties, jointly and severally, represent and warrant to Purchaser Parties as follows:

              (a)       Organization, Standing and Qualification. The Seller Bank (i) is a Texas chartered savings bank duly organized, validly existing and authorized to transact the business of banking under the laws of the State of Texas, (ii) is in good standing under the laws of the State of Texas, (iii) it has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties, and (iv) has full corporate power and authority to enter into this Agreement and the related agreements referred to herein (subject to receipt of approval from the holders of a majority of its outstanding shares). Seller Bank is duly authorized and licensed under the laws of the State of Texas to conduct business at each location where Seller Bank is conducting business. The deposits of Seller Bank are insured by the Bank Insurance Fund as administered by the Federal Deposit Insurance Corporation to the fullest extent permitted under applicable law. Seller Bank has delivered to Purchaser true and complete copies of Seller Bank's articles of association and all amendments thereto, certified by the TSLD, and the bylaws of Seller Bank as presently in effect, certified by the President and Secretary of Seller Bank.

              Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, (ii) has full corporate power and authority to enter into this Agreement and the related

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agreements referred to herein and to carry out the transactions contemplated by this Agreement and the related agreements referred to herein and to carry on its business as now being conducted and to own, lease or operate its properties (subject to receipt of approval from the Federal Reserve Bank and the holders of a majority of the shares of Seller Stock), (iii) is duly qualified and licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect; and (iv) is a registered bank holding company with the Board of Governors of the Federal Reserve System. Seller has delivered to Purchaser true and complete copies of Seller's articles of incorporation and all amendments thereto, certified by the Secretary of State of Maryland, and the bylaws of Seller as presently in effect, certified by the President and Secretary of Seller.

              (b)       Subsidiaries. Seller Bank has no subsidiaries, except as set forth on Schedule 5(b). Seller has no subsidiaries other than Seller Bank; all of the outstanding capital stock of Seller Bank is owned by Seller. None of Seller Parties, except as set forth at Schedule 5(b), has any interest, direct or indirect, or any commitment to purchase any interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than a security interest which secures a loan made by Seller Bank in the ordinary course of business. There is no arrangement pursuant to which stock of any corporation is or has been held in trust for the benefit of all shareholders of Seller. The business carried on by Seller Parties is not being conducted through any other direct or indirect subsidiary or affiliate of Seller Parties.

              (c)       No Conflict With Other Instruments. Neither the execution, delivery nor performance of this Agreement by Seller Parties will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of the articles of association, articles of incorporation or bylaws of any of Seller Parties, or any material franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which any of them are a party or by which any of them may be bound or affected.

              (d)       Execution, Delivery and Performance of Agreement; Authority. Seller Parties have the full power and authority to enter into this Agreement and the documents to be executed pursuant hereto and, subject to approval of the shareholders of Seller and subject to requisite regulatory approval, to carry out the transactions contemplated hereby. All proceedings required to be taken by Seller Parties to authorize the execution and delivery of this Agreement and the agreements relating hereto and, subject to approval of the holders of a majority of the outstanding shares of Seller and regulatory approval from the FRB, the consummation of the transactions contemplated hereby have been properly taken, and this Agreement and the documents to be executed pursuant hereto constitute or will upon execution constitute the valid and binding obligations of Seller Parties enforceable against Seller Parties in accordance with their terms.

              (e)       Capitalization. The presently authorized shares of capital stock of Seller Bank consists of 500,000 shares of common stock, $0.01 par value, of which 281,031 shares are outstanding (the "Seller Bank Stock"), all of which are owned and held by Seller, free and clear of all liens, charges, encumbrances, claims or restrictions of any kind, and 100,000 shares of preferred stock, $0.01 par value, none of which are outstanding. The presently authorized shares of capital stock of Seller consist of 4,000,000 shares of common stock, $0.01 par value, of which 291,223 shares are issued and outstanding (the "Seller Stock"), which are owned of record as of December 31, 2001 by the stockholders whose names and addresses are listed on Schedule 5(e) annexed hereto, and 1,000,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding. The Seller Stock constitutes all of the outstanding capital stock of Seller. There are no outstanding subscriptions, options, buy/sell arrangements, warrants, calls, contracts, demands, unsatisfied preemptive rights, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which any of Seller Parties is or may become obligated to issue, assign or transfer any shares of the capital stock of any of Seller Parties, except as set forth on Schedule 5(e). To the knowledge of Seller Parties, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of any of Seller Parties. Upon

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consummation of the Merger, the Subsidiary Merger and the Bank Merger, Purchaser shall own and have the power and right to vote 100% of the outstanding capital stock of Seller Bank.

       To the knowledge of Seller Parties, each of the persons or entities listed on Schedule 5(e) is the lawful record owner of the number of shares of Seller Stock set opposite their respective names on Schedule 5(e). The Seller Stock and Seller Bank Stock are validly issued and outstanding, fully paid and nonassessable and were not issued in violation of the preemptive rights of any person or entity. All issuances, sales, and repurchases by any of Seller Parties of shares of its capital stock have been effected in compliance with applicable laws, rules and regulations including without limitation applicable federal and state securities laws. The reorganization of Seller Bank from a mutual to stock ownership form was in accordance with applicable laws, rules and regulations.

              (f) Financial Statements. Attached hereto as Schedule 5(f) are the following financial statements (hereinafter collectively called the "Seller Financial Statements"), all of which are complete and correct, represent actual bona fide transactions, have been prepared from the books and records of Seller and its subsidiaries on a consolidated basis (except the financial statements referred to in subparagraph (iii) below which have been prepared from the books and records of Seller Bank) in accordance with GAAP or, where regulatory accounting principles supersede GAAP, in conformity with such regulatory accounting principles, consistently applied and maintained throughout the periods indicated and, accurately, completely and fairly present the financial condition of Seller and its subsidiaries on a consolidated basis (except the financial statements referred to in subparagraph (iii) below which accurately and fairly reflect the financial condition of Seller Bank only) as of their respective dates and the results of their respective operations for the periods covered thereby:

                     (i)       audited consolidated balance sheet of Seller and its subsidiaries as of December 31, 2000 and the related statements of earnings, changes in stockholders' equity and cash flows for the year then ended, together with the notes thereto;

                     (ii)       audited consolidated balance sheet of Seller and its subsidiaries ("Seller Balance Sheet") as of December 31, 2001 (the "Balance Sheet Date") and the related statements of earnings, changes in stockholders' equity and cash flows for the year then ended, together with the notes thereto; and

                     (iii)       Consolidated Reports of Condition and Income for Seller Bank as of December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000, and December 31, 2001, and together with accompanying schedules, as filed (and amended) with the appropriate governmental entities.

Such statements of earnings referred to in clauses (i) and (ii) above do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

              (g) Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against on the face of the Seller Balance Sheet (including the notes thereto), as of the Balance Sheet Date, none of the Seller Parties had any material debts, liabilities or obligations (whether absolute, accrued, contingent, unliquidated or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the income of any Seller Parties for the period prior to the close of business on the Balance Sheet Date or any other material debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable.

              (h)       Taxes. All taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding taxes, social security and unemployment taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due, payable or owed by any Seller Parties, and all interest and penalties thereon, whether disputed or not, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by any Seller Parties with respect

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to employees' withholding taxes have been duly made. None of Seller Parties has been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has any tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. Within the last ten (10) years, the federal income tax returns of Seller Parties have not been audited and there is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to Seller Parties, or any waiver or agreement by any of them for the extension of time for the assessment of any tax.

              (i)       Absence of Changes or Events. Except as set forth in Schedule 5(i) annexed hereto, since the Balance Sheet Date each of Seller Parties has conducted their respective business only in the ordinary course and has not:

                     (i)       incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased in the ordinary course of business of Seller Bank, FHLB advances not exceeding $5 million, and current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with their prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects their respective businesses, liabilities or financial condition;

                     (ii)       discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent, or otherwise, whether due or to become due, other than current liabilities shown on the Seller Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with their prior practice;

                     (iii)       declared or made any payment of dividends or other distribution to their shareholders upon or in respect of any shares of their capital stock, or purchased, retired or redeemed, or obligated themselves to purchase, retire or redeem, any of their shares of capital stock or other securities;

                     (iv)       mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of their properties, business or assets, tangible or intangible, except for the pledging or granting of security interests in investment securities to secure public deposits as required by law and in the ordinary course of business;

                     (v)       sold, transferred, leased to others or otherwise disposed of any of their material assets, or cancelled or compromised any debt or claim, or waived or released any right of substantial value;

                     (vi)       received any notice of termination or threat of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a materially adverse effect on the assets or operations of Seller Parties on a consolidated basis;

                     (vii)       had any material change in their relations with their employees, agents, depositors, loan customers, correspondent banks or suppliers;

                     (viii)       transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name or similar rights, or modified any existing rights with respect thereto;

                     (ix)       made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, or agent of any of the Seller Parties;

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                     (x)       issued or sold any shares of their capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation, other than in the ordinary course of business;

                     (xi)       made any capital expenditures or capital additions or betterments in excess of an aggregate of $20,000;

                     (xii)       instituted, had instituted against any of them, settled or agreed to settle any litigation, action or proceeding before any court or Governmental Authority relating to any of Seller Parties or any of their property;

                     (xiii)       suffered any change, event or condition which, in any case or in the aggregate, has had or may have a Materially Adverse Effect on the consolidated condition of Seller Parties (financial or otherwise), or their properties, assets, liabilities, or operations, including, without limitation, any change in earnings or costs, or relations with their employees, agents, depositors, loan customers, correspondent banks or suppliers;

                     (xiv)       entered into any transaction, contract or commitment, other than in the ordinary course of business, or paid or agreed to pay any brokerage, finder's fee, taxes or other similar expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

                     (xv)       (a) made or agreed to make any loan or loans to any one person or entity that would cause such person or entity to have outstanding loans from any of Seller Parties exceeding in the aggregate $200,000; (b) made, renewed or extended or agreed to make, renew or extend any fixed-rate loan with an interest rate of less than the prime rate of the money center banks for a term in excess of one year (except new automobile loans); or (c) repossessed or purchased in a foreclosure action any personal or real property in excess of $25,000; or

                     (xvi)       entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (i) through (xv) above.

              (j)       Litigation; Legal Proceedings. Except as provided in Schedule 5(j), there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending, in effect, or, to the knowledge of Seller, threatened, against or relating to any of Seller Parties, or the officers, directors, employees, properties, assets or business of any of Seller Parties or the transactions contemplated by this Agreement, and Seller does not know or have reason to be aware of any basis for the same. Seller is not aware of any claims against any of Seller Parties which are not covered by insurance and none of the Seller Parties has received any notice or indication from their insurance company, any attorneys or otherwise that any of Seller Parties may or will be forced to incur any expenses or to pay any claims. Except as set forth on Schedule 5(j), none of the Seller Parties is now nor have they been in the last five (5) years subject to any memorandum of understanding, notice of determination, formal agreement, cease and desist order or other formal or informal administrative action with any Government Authority. None of the Seller Parties believe any such Government Authority has any present intent to place any of Seller Parties under any such administrative action.

              (k)       Compliance with Laws and Other Instruments. Except as set forth on Schedule 5(k), each of Seller Parties has materially complied with, and is in material compliance with, all laws, rules, regulations, ordinances, orders, judgments and decrees now or heretofore applicable to their business, properties or operations as presently or heretofore conducted. None of Seller Parties is in default under the terms of any material outstanding contract, agreement, lease, license or other commitment, or under their respective articles of association, articles of incorporation or bylaws, nor has any event occurred which, with or without the passage of time, may be or become an event of default, and neither the ownership nor use of the properties of any Seller Parties, nor the conduct of the business of any Seller Parties conflicts with

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the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of their respective articles of association, articles of incorporation or bylaws as presently in effect, or any material lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which any Seller Parties is a party or by which any of them may be bound or affected. Except as set forth on Schedule 5(k), Seller is not aware of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the business, operations or properties of any of Seller Parties and which might adversely affect the properties, assets, liabilities, or operations of Seller Parties, whether before or after the Closing.

              (l)       Title to and Condition of Properties. Each of Seller Parties has good, marketable and (in the case of real property) indefeasible title to all the properties and assets they own or use in their respective businesses or purport to own, including, without limitation, those reflected in their books and records and in the Seller Balance Sheet and the real property described on the attached Schedule 5(m) which is a legal description of the real property owned by Seller Bank. None of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except (i) as expressly set forth in the Seller Financial Statements as securing specific liabilities or as otherwise expressly permitted by the terms hereof or (ii) those imperfections of title and encumbrances, if any, which (A) are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto, (B) do not interfere with either the present and continued use of such property or the conduct of the normal operations of any Seller Parties and (C) have arisen only in the ordinary course of business. All of the tangible properties and assets owned, leased or used by any of Seller Parties which are material to the business, results of operation or financial condition of any of Seller Parties, taken as a whole, are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for all current operations of Seller Parties and are directly related to the business of Seller Parties.

              (m)       Schedules. Attached hereto as Schedule 5(m) is a separate schedule containing an accurate and complete list and description of:

                     (i)       All real property owned by any of Seller Parties or in which any of Seller Parties has a leasehold or other interest or which is used by any of Seller Parties in connection with the operation of any of their businesses, together with a description of each lease, sublease, license, or any other instrument under which any of Seller Parties claims or holds such leasehold or other interest or right to the use thereof or pursuant to which any of Seller Parties has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                     (ii)       As of a date no earlier than December 31, 2001, all of the loans and other receivables of any of Seller Parties that are past due or have been in default of payment for more than thirty (30) days.

                     (iii)       All furniture, fixtures, office machines and equipment, motor vehicles, and other tangible personal property owned, leased or used by any of Seller Parties, except for items having a value of less than $500.00 which do not, in the aggregate, have a total value of more than $10,000.00, setting forth with respect to all such listed property a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof;

                     (iv)       A summary listing of all fire, theft, casualty, liability, errors and omission, bankers blanket bond, fidelity and other insurance policies insuring any of Seller Parties or their officers and directors, specifying

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with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid.

                     (v)       All loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements under which any of Seller Parties is a debtor, lessee or pledgor or by which any of their property is bound.

                     (vi)       All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of any of Seller Parties or pursuant to which any of Seller Parties has acquired any substantial portion of their businesses or assets which have been entered into or made during the five (5) year period prior to the date of this Agreement.

                     (vii)       All employment and consulting agreements, agreements with independent contractors, executive compensation plans, bonus plans, deferred compensation agreements, warrants, employee business plans, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which any of Seller Parties is a party or is bound or which relate to the operation of the business of any of Seller Parties.

                     (viii)       Other than as set forth pursuant to clauses (ii), (iv), (v), (vi) and (vii) above, all contracts, agreements, commitments or other understandings or arrangements to which any of Seller Parties is a party or by which it or any of their property is bound or affected but excluding (A) purchase orders and commitments made in the ordinary course of business involving payments by any of Seller Parties of less than $2,000.00 in any single case but not more than $10,000.00 in the aggregate, (B) contracts entered into in the ordinary course of business and involving payments or receipts by any of Seller Parties of less than $2,000.00 in the case of any single contract but not more than $10,000.00 in the aggregate, and (C) contracts entered into in the ordinary course of business which are terminable by any of Seller Parties on less than thirty (30) days' notice without any penalty or consideration and involving payments or receipts by any of Seller Parties of less than $2,000.00 in the case of any single contract but not more than $10,000.00 in the aggregate.

                     (ix)       The names and current annual salary rates of all persons whose annual compensation (direct or indirect) from any of Seller Parties is currently at the rate of more than $5,000.00 per annum and showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the twelve (12) months ended December 31, 2000 and December 31, 2001.

                     (x)       The names of all of the directors and officers of any of Seller Parties and the names of all persons, if any, holding tax or other powers of attorney from any of Seller Parties and a summary of the terms thereof.

                     (xi)       The name of each bank in which any of Seller Parties has an account and the names of all persons authorized to draw thereon or having access thereto;

                     (xii)       All real and personal property (a) held by any of Seller Parties as the result of foreclosure or repossession and (b) that secures any loan of any of Seller Parties and, to the knowledge of Seller Parties, has any environmental problems of the nature described in Section 5(u) hereof.

       Except to the extent in the aggregate not material to the business, results of operation or financial condition of any of Seller Parties, all of the contracts, agreements, leases, licenses, registrations, permits, franchises, consents, certificates and commitments required to be listed on Schedule 5(m) (all herein referred to as "Authorizations, Rights, and Obligations") other than those which have been fully performed, are valid and binding, enforceable in accordance with their respective terms, in full force and effect and, except as otherwise specified in Schedule 5(m), are not in any way affected by the Merger, Subsidiary Merger or Bank Merger herein so that, after the Merger, Subsidiary Merger and Bank Merger pursuant hereto, the

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surviving company will still be entitled to the full benefits thereof. Except as disclosed in Schedule 5(m), none of the payments required to be made under or as to any of the Authorizations, Rights and Obligations has been prepaid more than thirty (30) days prior to the due date of such payment thereunder, and there is not thereunder any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights, and none of such Authorizations, Rights and Obligations is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to the business, properties, assets or earnings of any of Seller Parties.

              (n)       Patents, etc. Each of the Seller Parties owns or possesses the royalty free licenses or other rights to use all copyrights, trademarks, service marks, service names, trade names, patents, trade secrets and other propriety rights to the extent in existence necessary to conduct their business as they are presently operated. To the knowledge of Seller Parties, none of the Seller Parties is infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses, trade secrets or other proprietary rights owned by any other person or persons, and there is no claim or action by any such person pending or threatened with respect thereto.

              (o)       No Guaranties. None of the obligations or liabilities of any of Seller Parties is guaranteed by any other person, firm or corporation, nor has any of Seller Parties guaranteed the obligations or liabilities of any other person, firm or corporation, except in the ordinary course of business or as set out on Schedule 5(o).

              (p)       Loans and Other Receivables. All loans and other receivables of any of Seller Parties which are reflected in the Seller Balance Sheet, and all such loans and receivables which have arisen since the date thereof, have arisen only from bona fide transactions in the ordinary course of business. The reserve for loan losses of Seller Parties has been calculated in accordance with GAAP as applied to banking institutions and in accordance with all applicable rules and regulations and is adequate to provide for all losses (net of recoveries of loans previously charged off) on loans or extensions of credit outstanding as of December 31, 2001. None of the Seller Parties has any loans or other evidences of indebtedness in their respective loan portfolios that (i) are considered non-performing or have been placed on a non-accrual status in accordance with the policies of any of Seller Parties; (ii) are classified by any of Seller Parties as other loans specially mentioned, substandard, doubtful, or loss loans; (iii) are thirty (30) days or more past due; (iv) are in excess of $25,000 principal amount for any such loans individually and have been renegotiated as to payment terms or collateral because of credit risks associated with such loans; or (v) to the knowledge of Seller are subject to any material defenses, offsets or counterclaims that may be asserted against the present holder thereof, except in each case as have been disclosed in Schedule 5(p) attached hereto.

              (q)       Records. The books of account, minute books, stock certificate books and stock transfer ledgers of each of Seller Parties are complete and correct in all material respects, and there have been no material transactions involving the business of any of Seller Parties which properly should have been set forth therein and which have not been accurately so set forth.

              (r)       Employee Benefit Plans and ERISA.

                     (i)       Schedule 5(m) hereto lists all employee benefit plans (as defined in Section 3(3) of ERISA) and any fringe benefit, bonus, cafeteria or flexible spending programs, insurance, severance, savings, executive or incentive compensation arrangements, death and disability benefit programs, perquisites, and any other compensatory programs other than direct, current cash compensation that is maintained, sponsored or contributed to by any of the Seller Parties for any of its current or former employees or directors, either currently or at anytime within the six fiscal year period ending on or immediately before the Effective Time (all of which are collective referred to as the "Plans").

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                     (ii)       Each of the Plans has been operated in all material respects in compliance with its terms and the requirements of the Internal Revenue Code of 1986, as amended (the "Code") and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if applicable, since either such law became applicable with respect thereto. Any of the Plans that is intended to be qualified under Section 401(a) of the Code has a received a favorable determination letter (or equivalent) from the Internal Revenue Service which reflects all law changes required through the "GUST" round of amendments, or an application for such a letter is pending with the IRS. Copies of such determination letters shall be made available to Purchaser Parties upon request. All contributions required to be made to any such plan or an associated trust have been timely made.

                     (iii)       Except as described on Schedule 5(r), none of the Seller Parties, nor any other corporation or unincorporated business that has ever been affiliated with them under Section 4001 of ERISA, maintains or has ever maintained, sponsored or contributed to any employee pension plan that is subject to Title IV of ERISA, the funding standards of Section 412 of the Code or Section 302 of ERISA, an insurance plan exempted from the funding standards by Section 412(i) of the Code, or any multi-employer or multiple employer plan or welfare arrangement. No event has occurred with respect to any employee pension plan that constitutes a reportable event under Section 4043 of ERISA (or would constitute such an event if the plan were subject to that Section).

                     (iv)       Except as described on Schedule 5(r), the Seller Parties do not maintain any severance plan or benefit that would require payment to anyone solely as a result of the transactions contemplated by this Agreement. None of the Plans providing group health benefits is subject to the health care continuation provisions of ERISA (sometimes known as COBRA rights) or otherwise extends benefits for any participant or beneficiary more than 30 days past the participant's termination of employment.

                     (v)       None of the Plans nor any of their respective related trusts has been terminated or partially terminated (except the termination of any Plan which is in compliance with the applicable requirements of the Code and ERISA and which will not result in any additional liability to any of Seller Parties or Purchaser Parties). All of the Plans are terminable at will upon the election of one or more of the Seller Parties. To the extent that any of the Plans survive the Effective Time, they may be terminated at will upon the election of the Purchaser Parties.

                     (vi)       None of Seller Parties will have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing, for any of its employees other than under the Plans, and as of the date hereof the actuarial present value of Plan assets of each Plan is not less (and as of the Closing of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

              (s)       Absence of Certain Business Practices. No officer, employee or agent of any of Seller Parties, nor any other person acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of any of Seller Parties (or assist any of Seller Parties in connection with any actual or proposed transaction) which (A) might subject any of Seller Parties to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, might have had a material adverse effect on the assets, business or operations of any of Seller Parties as reflected in the Seller Financial Statements or (C) if not continued in the future, might materially adversely affect the assets, business, or operations of any of Seller Parties or which might subject any of Seller Parties to suit or penalty in any private or governmental litigation or proceeding.

              (t)       Regulatory Filings. Since December 31, 1998, each of the Seller Parties has filed all required forms, reports, and documents with the FDIC, TSLD, FRB, and other Governmental Authorities that regulate Seller Parties (collectively, the "Regulatory Filings"), each of which, as of its date, or as it may have been subsequently amended, complied in all material respects with all applicable requirements of federal and state laws. Each of the Seller Parties has provided or will provide Purchaser with access to accurate and complete copies of all Regulatory Filings made for the period from

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January 1, 1999, through the date hereof, in the form filed by each of Seller Parties with the Governmental Authorities. None of the Regulatory Filings, as the same may have been amended, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The financial statements of each of Seller Parties included in the Regulatory Filings present fairly, in conformity with GAAP, or, where regulatory accounting principles supersede GAAP, in conformity with such regulatory accounting principles, applied on a consistent basis the financial position of each of Seller Parties, as the case may be, as of the dates thereof and their results of operations for the periods then ended, except for the absence of footnote disclosure not required to be filed in Regulatory Filings.

              (u)       Environmental.

                     (i)       To the knowledge of Seller Parties, the real property owned, leased or operated by any of Seller Parties currently or in the past or that currently secures any loan or extension of credit of any of Seller Parties, including without limitation the improvements thereon and the soil and groundwater thereunder: (i) does not contain and is not contaminated by any Hazardous Substance; (ii) does not contain and has not previously contained underground storage tanks; (iii) has never been used for the generation, treatment, storage or disposal of any Hazardous Substance, or for mining, land filling, dumping, gasoline station, dry cleaning or commercial petroleum product storage purposes; (iv) has never been the subject of any activities representing a violation or alleged violation of any Environmental Law or any report to or action by a Governmental Authority pursuant to any Environmental Law, and is in full compliance with all Environmental Laws; (v) does not otherwise contain a condition that is or may be a threat to the safety or health of the public or environment; (vi) has not had any release of any Hazardous Substance from, on, in or upon it and does not face any risk of contamination by any Hazardous Substance from any other property; and (vii) has never been the subject of an environmental audit or assessment, or remedial action for an environmental problem. With respect to any real property owned, lease or operated by any of Seller Parties in the past, but not currently owned, leased or operated by any of Seller Parties, the representations set forth above in this Section 5(u) shall be deemed to apply as of the last date that any of Seller Parties owned, leased or operated the property in question.

                     (ii)       To their knowledge, Seller Parties: (i) have never sent a Hazardous Substance to a site that is contaminated by any Hazardous Substance or that, pursuant to any Environmental Law, (A) has been placed on the "National Priorities List," the "CERCLIS" list, or any other similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take "removal," "remedial," "corrective" or any other "response" action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) are in compliance with all Environmental Laws in all of their activities and operations; (iii) are not involved in any suit or proceeding and have not received any notice or request for information from any Governmental Authority or other third party with respect to a release or threatened release of any Hazardous Substance or a violation or alleged violation of any Environmental Law, and have not received notice of any claims from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Substance; and (iv) have timely filed every report required to be filed, acquired all necessary licenses, certificates, approvals and permits (all of which are listed on Schedule 5(u), and none of which shall be lost or materially modified as a result of this transaction), and generated and maintained all required data, documentation and records under all Environmental Laws.

                     (iii)       No material expense or change in the business of any of Seller Parties will be required to comply with any prospective requirement adopted or promulgated prior to the date hereof under any Environmental Law and to be applicable to the business of any of Seller Parties in the future.

                     (iv)       Schedule 5(u) identifies all environmental reports, audits or assessments, or occupational health studies, that, to the knowledge of Seller Parties, relate to properties or facilities now or formerly leased, owned or operated by any of Seller Parties undertaken by Governmental Authorities or other parties, or by any of Seller Parties, or by

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any of their lenders, agents, independent contractors or representatives. Seller Parties have heretofore delivered to Purchaser true and complete copies of each such document and each environmental license, certificate or permit.

              (v)       Employment Practices. The relations of each of the Seller Parties with their employees are reasonably satisfactory, and none of the Seller Parties has received any notice of any significant controversies with, or organizational efforts or other pending actions by, representatives of its employees. Each of the Seller Parties has materially complied with all laws relating to the employment of labor with respect to their employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker's compensation insurance and social security and similar taxes, and, except as disclosed in Schedule 5(v) hereto, no person has asserted that any of Seller Parties is liable for any arrearages of wages, worker's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

              (w)       Insider Interests. Except as reflected in Schedule 5(w), no director, officer, or employee of any of Seller Parties or any associate of any such director, officer, or employee is presently, directly or indirectly, a party to any material transaction with any of Seller Parties, including, without limitation, any agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to or from any such director, officer, employee, or associate. Except as reflected in Schedule 5(w), no director, officer, or employee of any of Seller Parties or any associate of any such director, officer, or employee owns, directly or indirectly, has any interest in, or serves as a director, officer, or employee of, any material customer, supplier, or competitor of any of Seller Parties. For purposes of this Section only, an "associate" of any director, officer, or employee means any member of the immediate family of such director, officer, or employee or any corporation, partnership, trust, or other entity in which such director, officer, or employee has a substantial ownership or beneficial interest (other than an interest in a public corporation which does not exceed three percent (3%) of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.

              (x)       Insurance and Fidelity Bonds. Seller Parties carry fire, liability and other insurance with respect to their properties and businesses in such amounts and against such risks as are customary, for companies of their size and as their management reasonably believes to be adequate for the business conducted by them. Except as disclosed in Schedule 5(x), none of the Seller Parties has forfeited or waived any claim under any insurance policy or bond insuring any of Seller Parties or their respective officers and directors and have fully complied with the material terms and conditions thereof. Schedule 5(x) sets forth all property damage and personal injury claims asserted against any of Seller Parties during the past five years, or otherwise still pending. Except as otherwise set forth on Schedule 5(x), all of such claims have been or are being defended by insurance carriers without reservation and are or will be covered by said insurance policies or bonds. None of the Seller Parties has received a notification from any insurance carrier denying or disputing any claim made by them, denying or disputing any coverage for any such claim, denying or disputing the amount of any claim, or regarding the possible termination, cancellation or amendment of or premium increases with respect to any of said insurance policies or bonds. None of the Seller Parties has any claims pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim. None of the Seller Parties has been refused any insurance by an insurance carrier during the past five (5) years because of unacceptable risk.

       Since January 1, 1997, or the date of its incorporation, if later, each of Seller Parties has continuously maintained fidelity bonds insuring them against acts of dishonesty by their employees in such amounts as are customary for banks or companies of their size. Since January 1, 1997, or the date of its incorporation, if later, there have been no claims under such bonds, except as disclosed in Schedule 5(x), and none of the Seller Parties, or any of their respective officers or directors, are aware of any facts that would form the basis of a claim under such bonds.

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              (y)       Brokerage Fees Brokerage Fees. Except as set forth on Schedule 5(y), none of the Seller Parties nor any director of any of Seller Parties has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the transactions contemplated hereby.

              (z)       Information for Shareholder Communications. The information contained in any written communication or proxy statement furnished to shareholders of Seller or Purchaser insofar as it relates to Seller Parties will comply in all respects with applicable securities laws and will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

              (aa)       Community Reinvestment Act. Each of Seller Parties is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) and all regulations promulgated thereunder, and Seller Parties have supplied Purchaser with copies of their current CRA Statement, all support papers therefor, all letters and written comments received by any of Seller Parties since January 1, 1998 pertaining thereto and any responses by Seller Parties to such comments. Each of Seller Parties has a rating of "satisfactory" as of their most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to their next CRA compliance examination or why the Federal Reserve Board or FDIC or any other Governmental Authority may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Seller Parties under the CRA.

              (bb)       Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act. Each of Seller Parties is in material compliance with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.) and all regulations promulgated thereunder, except as disclosed on Schedule 5(k). Seller Parties have not received any notices of any violation of said acts or any of the regulations promulgated thereunder, nor do any of Seller Parties have any notice of, or knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to any of Seller Parties' compliance with said acts, except as disclosed on Schedule 5(k).

              (cc)       Usury Laws and Other Consumer Compliance Laws. Except as disclosed on Schedule 5(k), all loans of each of Seller Parties have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the Board of Governors of the Federal Reserve System, the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), Title 4 of the Texas Finance Code and all statutes governing the operation of Seller Parties. Each loan on the books of any of the Seller Parties was made in the ordinary course of Seller Parties' business.

              (dd)       Bank Secrecy Act. Each of Seller Parties is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)) and all regulations promulgated thereunder, and each of Seller Parties has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, each of Seller Parties has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the Internal Revenue Service.

              (ee)       Disclosure. No representation or warranty by Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by Seller to Purchaser or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. The representations and warranties contained in this Section 5 or elsewhere in this Agreement or any documents delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that any employee, agent or representative of Purchaser should have known that any such representation or warranty is or might be inaccurate in any respect or by reason of the contents of any evaluation or analysis prepared by or on behalf of Purchaser.

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       6.       Purchaser and Acquisition Representations and Warranties. Purchaser Parties, jointly and severally, hereby represent and warrant to Seller Parties as follows:

              (a)       Organization, Standing and Qualification. The Purchaser Bank is a national banking association duly organized, validly existing and authorized to transact the business of banking under the laws of the State of Texas; Purchaser Bank is in good standing under the laws of the State of Texas; it has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties. Purchaser Bank is duly authorized and licensed under the laws of the State of Texas to conduct business at each location where Purchaser Bank is conducting business. The deposits of Purchaser Bank are insured by the Bank Insurance Fund as administered by the FDIC to the fullest extent permitted under applicable law. Purchaser Bank has delivered to Seller true and complete copies of Purchaser Bank's articles of association and all amendments thereto, certified by the OCC, and the bylaws of Purchaser Bank as presently in effect, certified by the President and Secretary of Purchaser Bank.

              Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, (ii) has full corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and the related agreements referred to herein and to carry on its business as now being conducted and to own, lease or operate its properties (subject to receipt of required regulatory approvals), (iii) is duly qualified and licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary; except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect; and (iv) is a registered bank holding company with the FRB. Purchaser has delivered to Seller true and complete copies of Purchaser's articles of incorporation and all amendments thereto, certified by the Secretary of State of Texas, and the bylaws of Purchaser as presently in effect, certified by the President and Secretary of Purchaser.

       Acquisition (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, (ii) has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties; and (iii) is duly qualified and licensed to do business and is in good standing in every other state of the United States or other jurisdictions where the character of its business or the nature of its properties makes such qualification or licensing necessary. Acquisition has delivered or will deliver prior to the Closing to Seller true and complete copies of the articles of incorporation and all amendments thereto, certified by the Secretary of the State of Maryland, and the bylaws of Acquisition as presently in effect, certified by the President and Secretary of Acquisition.

              (b)       No Conflict With Other Instruments. Neither the execution, delivery nor performance of this Agreement by Purchaser or Acquisition will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of the articles of association, articles of incorporation or bylaws of any of Purchaser Parties, or any material franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which any of them are a party or by which any of them may be bound or affected.

              (c)       Execution, Delivery and Performance of Agreement; Authority. Purchaser and Acquisition have the full power and authority to enter into this Agreement and the documents to be executed pursuant hereto and, subject to requisite regulatory approval, to carry out the transactions contemplated hereby. All proceedings required to be taken by Purchaser and Acquisition to authorize the execution and delivery of this Agreement and the agreements relating hereto and, subject to any required regulatory approval, the consummation of the transactions contemplated hereby have been properly taken, and this Agreement and the documents to be executed pursuant hereto constitute or will upon execution constitute the valid and binding obligations of Purchaser and Acquisition enforceable against Purchaser and Acquisition in accordance with their terms.

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              (d) Financial Statements. Attached hereto as Schedule 6(d) are the following financial statements (hereinafter collectively called the "Purchaser Financial Statements"), all of which are complete and correct, represent actual bona fide transactions, have been prepared from the books and records of Purchaser and its subsidiaries on a consolidated basis (except the financial statements referred to in subparagraphs (i) and (iii) below which have been prepared from the books and records of Purchaser Bank) in accordance with GAAP or, where regulatory accounting principles supersede GAAP, in conformity with such regulatory accounting principles, consistently applied and maintained throughout the periods indicated (except the financial statements referred to in subparagraph (ii) which have not been prepared in accordance with GAAP) and, accurately, completely and fairly present the financial condition of Purchaser and its subsidiaries on a consolidated basis (except the financial statements referred to in subparagraphs (i) and (iii) below which accurately and fairly reflect the financial condition of Purchaser Bank only) as of their respective dates and the results of their respective operations for the periods covered thereby:

                     (i)       audited consolidated balance sheet of Purchaser Bank and its subsidiaries as of September 30, 2001 and the related statements of earnings, changes in stockholders' equity and cash flows for the year then ended, together with the notes thereto;

                     (ii)       unaudited consolidated balance sheet of Purchaser and its subsidiaries ("Purchaser Balance Sheet") as of December 31, 2001 and the related statements of earnings, changes in stockholders' equity and cash flows for the year then ended; and

                     (iii)       Consolidated Reports of Condition and Income for Purchaser Bank as of December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000, and December 31, 2001, and together with accompanying schedules, as filed (and amended) with the appropriate governmental entities.

Such statements of earnings referred to in clauses (i) and (ii) above do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

              (e) Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against on the face of the Purchaser Balance Sheet, as of the Balance Sheet Date, the Purchaser Parties had no material debts, liabilities or obligations (whether absolute, accrued, contingent, unliquidated or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the income of Purchaser for the period prior to the close of business on the Balance Sheet Date or any other material debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable.

              (f)       Taxes. All taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding taxes, social security and unemployment taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due, payable or owed by any Purchaser Parties, and all interest and penalties thereon, whether disputed or not, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by any Purchaser Parties with respect to employees' withholding taxes have been duly made. None of Purchaser Parties has been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has any tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. Within the last ten (10) years, the federal income tax returns of Purchaser Parties have not been audited and there is not now in force any extension

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of time with respect to the date on which any tax return was or is due to be filed by or with respect to Purchaser Parties, or any waiver or agreement by any of them for the extension of time for the assessment of any tax.

              (g)       Absence of Changes or Events. Except as set forth in Schedule 6(g) annexed hereto, since the Balance Sheet Date each of Purchaser Parties has conducted their respective business only in the ordinary course and has not incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased in the ordinary course of business of Purchaser Bank, FHLB advances not exceeding $7,500,000, and current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with their prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects their respective businesses, liabilities or financial condition.

              (h)       Litigation; Legal Proceedings. Except as provided in Schedule 6(h), there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending, in effect, or, to the knowledge of Purchaser, threatened, against or relating to any of Purchaser Parties, or the officers, directors, employees, properties, assets or business of any of Purchaser Parties or the transactions contemplated by this Agreement, and Purchaser does not know or have reason to be aware of any basis for the same. Purchaser is not aware of any claims against any of Purchaser Parties which are not covered by insurance and none of the Purchaser Parties has received any notice or indication from their insurance company, any attorneys or otherwise that any of Purchaser Parties may or will be forced to incur any expenses or to pay any claims. Except as set forth on Schedule 6(h), none of the Purchaser Parties is now nor have they been in the last five (5) years subject to any memorandum of understanding, notice of determination, formal agreement, cease and desist order or other formal or informal administrative action with any Government Authority. None of the Purchaser Parties believe any such Government Authority has any present intent to place any of Purchaser Parties under any such administrative action.

              (i)       Compliance with Laws and Other Instruments. Except as set forth on Schedule 6(i), each of Purchaser Parties has materially complied with, and is in material compliance with, all laws, rules, regulations, ordinances, orders, judgments and decrees now or heretofore applicable to their business, properties or operations as presently or heretofore conducted.

              (j)       Information for Shareholder Communications. The information contained in any written communication or proxy statement furnished to shareholders of Purchaser or Seller insofar as it relates to Purchaser Parties will comply in all respects with applicable securities laws and will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

              (k)       Financial Resources. Purchaser has the financial wherewithal and has, or will have prior to the Effective Time, sufficient funds to perform its obligations under this Agreement. Purchaser and Purchaser Bank are, and will be immediately following the Merger, in material compliance with all applicable capital, debt and financial and non-financial regulations of state and federal banking agencies having jurisdiction over them.

              (l)       Community Reinvestment Act. Each of Purchaser Parties is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) and all regulations promulgated thereunder, and Purchaser Parties have supplied Seller with copies of its current CRA Statement, all support papers therefor, all letters and written comments received by any of Purchaser Parties since January 1, 1998 pertaining thereto and any responses by Purchaser Parties to such comments. Each of Purchaser Parties has a rating of "satisfactory" as of their most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to their next CRA compliance examination or why the Federal Reserve Board or FDIC or any other Governmental Authority may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Purchaser Parties under the CRA.

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       7.       Conduct of Business Prior to Closing.

              (a)       Prior to the Closing, the Seller Parties will conduct their respective businesses and affairs only in the ordinary course and consistent with their prior practice and will maintain, keep and preserve their assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, and will use their best efforts (i) to preserve the business and organization of their respective organizations intact, (ii) to keep available to Surviving Corporation the services of their respective officers, employees, agents and independent contractors, (iii) to preserve for the benefit of Surviving Corporation the goodwill of correspondent banks, suppliers, depositors, loan customers, landlords and others having business relations with them, and (iv) to cooperate with each other and use reasonable efforts to assist in obtaining the consent of any party where the consent of such party may be required by reason of the transactions contemplated hereby. Without limiting the generality of the foregoing, prior to the Closing, the Seller Parties shall not without approval of Purchaser:

                     (i)       change their articles of association, articles of incorporation or bylaws or merge or consolidate or obligate themselves to do so with or into any other entity, except as specifically required by this Agreement; and

                     (ii)       perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type (1) described in subparagraphs (i) through (xvi) of Section 5(i) of this Agreement which would have been inconsistent with the representations and warranties set forth therein had the same occurred after the Balance Sheet Date and prior to the date hereof or (2) described in Section 5(m) of this Agreement which would be required to be set forth on Schedule 5(m) hereof.

              (b)       Seller Parties and Purchaser Parties shall give each other prompt written notice of any change in any of the information contained in the representations and warranties made in Section 5, Section 6 or elsewhere in this Agreement or the schedules referred to herein which occurs prior to the Closing.

              (c)       Beginning on the date of this Agreement, Messrs. Reid Sharp and Robert Berryhill or their designees, shall be entitled to receive notice of and to attend all regular and special meetings of the board of directors and all committees of Seller Parties, including, without limitation, the officer loan committee, investment committee, the executive committee, the personnel committee, and any other committee of Seller Parties, except that such persons shall excuse themselves from any meeting or portion thereof where this Agreement or the transactions contemplated by this Agreement are being discussed.

              (d)       The Parties shall use their respective best efforts to cause the consummation of the transactions contemplated hereby in accordance with all the terms and conditions of this Agreement, the Plan of Merger, the Subsidiary Plan of Merger and the Bank Plan of Merger. Without limiting the foregoing, the Parties shall use their respective best efforts to obtain and make all consents, approvals, assurances or filings of or with third parties and any Governmental Authority necessary or, in the opinion of the Parties, advisable for the consummation of the transactions contemplated by this Agreement including, without limitation, approvals from the FRB, the FDIC, the TSLD and the OCC. Seller Parties, on the one hand, and Purchaser Parties, on the other hand, will promptly comply with all other filing requirements which federal, state or foreign law may impose on them, respectively, with respect to this Agreement, the Plan of Merger, the Subsidiary Plan of Merger and the Bank Plan of Merger.

              (e)       Each of the Parties shall deliver to the other as soon as they become available accurate and complete copies of all reports, forms, and documents filed by any of them (or their subsidiaries) with any Governmental Authority subsequent to the date hereof and prior to the Closing Date. Such reports, forms, and documents will comply in all material respects with all applicable requirements of federal and state banking and securities laws. None of such reports, forms, and documents, including without limitation any financial statements or schedules included therein, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The financial statements of each of the Parties included in such reports, forms, and documents will present fairly, in conformity

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with GAAP, or, where regulatory accounting principles supersede GAAP, in conformity with such regulatory accounting principles, applied on a consistent basis the financial position of the Parties as of the dates thereof and their results of operations for the periods then ended.

       8.       Access to Information and Documents; Confidentiality.

              (a)       Upon reasonable notice and during regular business hours, Seller Parties will give Purchaser Parties and Purchaser Parties' attorneys, accountants and other representatives full access to the personnel and all properties, documents, contracts, books and records of each of the Seller Parties and Seller Parties will furnish Purchaser Parties with copies of such documents (certified by appropriate officers if so requested) and with such information with respect to the affairs of each of the Seller Parties as Purchaser Parties may from time to time request, and Purchaser Parties will not improperly disclose the same prior to the Closing. Any such furnishing of such information to Purchaser Parties or any investigation by Purchaser Parties shall not affect Purchaser Parties' right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto.

              (b)       Upon reasonable notice and during regular business hours, Purchaser Parties will give Seller Parties and Seller Parties' attorneys, accountants and other representatives full access to the personnel and all properties, documents, contracts, books and records of each of the Purchaser Parties and will furnish Seller Parties with copies of such documents (certified by appropriate officers if so requested) and with such information with respect to the affairs of each of Purchaser Parties as Seller Parties may from time to time request, and Seller Parties will not improperly disclose the same prior to the Closing. Any such furnishing of such information to Seller Parties or any investigation by Seller Parties shall not affect Seller Parties' right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto.

              (c)       Whether or not the transactions contemplated hereby are consummated, each of the Parties hereto agrees to use its best efforts to keep confidential any and all information and data with respect to the other Party which it has received as a result of any investigation made in connection with this Agreement and which is not otherwise available to the Parties, agrees not to use any such information or data to gain any competitive advantage against the disclosing party and, upon the disclosing Party's request, agrees to return all documents and all copies thereof to the disclosing Party; provided, however, that notwithstanding the foregoing, each of the Parties hereto shall be free to disclose any such information or data (i) to the extent required by applicable law, (ii) in connection with any application, notice or any filing with any regulatory authority for approval of the transaction contemplated by this Agreement, (iii) in connection with any proxy statement, offering circular or other disclosure document in connection with this transaction, and (iv) during the course or in connection with any litigation, arbitration or other proceeding based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated. None of the Parties hereto will make any public announcement or communication to employees, customers or suppliers regarding the subject matter of the transactions contemplated by this Agreement without the prior approval of the other; provided, however, that if in the opinion of counsel for Purchaser or Seller, public disclosure of the pendency of the transactions contemplated hereby is required under the federal securities laws, the consent or approval of the other to the release of such publicity and the content thereof shall not be unreasonably withheld.

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       9.       Information for Applications and Filings; Shareholder Approvals.

              (a)       The Parties will furnish each other with all information concerning such Party and their respective directors and officers required to be included in any disclosure document, proxy statement, application or filing to be made by Purchaser Parties, or Seller Parties to, or filed by Purchaser Parties, or Seller Parties with, the shareholders of Purchaser Parties or Seller Parties or any Governmental Authority in connection with the Merger, Subsidiary Merger or Bank Merger and each of the Parties represent and warrant that such information (insofar as it relates to the Party furnishing the information) shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made not misleading.

              (b)       Seller shall call an annual or special meeting of its stockholders as soon as reasonably practicable in order that such stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger. Seller shall not require more than the minimum shareholder vote required by applicable law for approval of the Merger. Acting through its Board of Directors and subject to its fiduciary responsibilities to shareholders, Seller agrees to recommend to its shareholders that such shareholders vote in favor of the Merger.

              (c)       Purchaser, as the sole stockholder of Acquisition, shall approve the Merger and Subsidiary Merger.

       10.       Additional Agreements.

              (a)       Nonsolicitation. Seller Parties agree (i) that none of them nor any of their officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal (as defined herein) (including, without limitation, any Acquisition Proposal to its stockholders) or, except as may be required in the exercise of the fiduciary duties of the Board of Directors of the Seller to the Seller or its shareholders after receiving advice from outside counsel and in response to an unsolicited request therefor by a person who a majority of the Board of Directors of the Seller believes intends to submit a Superior Proposal (as defined below), engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; and (ii) that they will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and they will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 10; provided, however, that nothing contained in this Section 10 shall prohibit the Seller or its Board of Directors from taking and disclosing to the Seller's shareholders a position with respect to a tender offer by a third party or from making such disclosure to the Seller's shareholders which, in the judgment of the Board of Directors of the Seller after receiving advice of outside counsel, may be required under applicable law. From and after the execution of this Agreement, each of Seller Parties shall immediately advise Purchaser in writing of the receipt, directly or indirectly, of any inquiries, discussion, negotiations, or proposals, whether oral or written, relating to an Acquisition Proposal (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Purchaser within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustment to such terms as a result of negotiations or otherwise) of any such inquiry, discussion, negotiation or proposal in addition to any information provided to any third party relating thereto. In addition, each of Seller Parties shall immediately advise Purchaser, in writing, if the Board of Directors of the Seller or Seller Bank shall make any determination as to any Acquisition Proposal.

                     For purposes of this Agreement: (i) "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 25% or more of any class of equity securities of Seller or Seller Bank, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Seller or Seller Bank, any merger, consolidation, business combination, sale

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of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Seller or Seller Bank, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or which would reasonably be expected to dilute materially the benefits to Purchaser, Purchaser Bank or Acquisition of the transactions contemplated hereby; and (ii) "Superior Proposal" means an Acquisition Proposal which a majority of the disinterested directors of Seller determines in its good faith judgment (based on advice of Seller's independent financial advisor) to be more favorable to the shareholders of Seller than the Merger.

              (b)       Indemnification of Officers and Directors of Seller Parties. From and after the Effective Time through the seventh anniversary of the Effective Time, Purchaser (the "Indemnifying Party") shall indemnify and hold harmless any present or former director or officer of Seller Parties (the "Indemnified Parties"), with respect to any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, matter, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated herein), if first asserted or claimed prior to the date hereof and disclosed on the schedules to this Agreement, if first asserted or claimed between the date hereof and the Effective Time and disclosed pursuant to Section 7(b) hereof, or if first asserted or claimed after the Effective Time, to the fullest extent, permitted under the Texas Business Corporation Act; provided, however, (i) that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim, (ii) that nothing contained herein shall extend or be deemed a waiver of any applicable statute of limitations in respect of any claim or claim for indemnification, (iii) the maximum amount which Purchaser shall be required to pay pursuant to this Section 10(b) shall be $500,000, plus any directors and officers liability insurance payments actually received by the Purchaser Parties pursuant to directors and officers liability insurance purchased pursuant to Section 10(d), and (iv) nothing contained in this Section 10(b) shall be deemed a waiver or modification of the representation and warranty contained in Section 5(j) or any provision of this Agreement setting forth a remedy for breach of a representation or warranty. Without limiting the foregoing, all limitations of liability existing in favor of the Indemnified Parties in the Articles of Incorporation, Charter or Bylaws of any of Seller Parties, arising out of matters existing or occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect.

              (c)       Procedure for Indemnification. Any Indemnified Party wishing to claim indemnification under Section 10(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties, and advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest) in accordance with the obligations set forth in Section 10(b) hereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event a federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

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              (d)       Directors' and Officers' Liability Insurance. Purchaser shall use reasonable efforts to maintain Seller's existing directors' and officers' liability insurance policy (or purchase a tail insurance policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by Seller Parties for a period of six years following the Effective Time; provided, however, that in no event shall the Purchaser be required to expend on an annual basis more than the percentage set forth below of the amount paid by Seller Parties on an annual basis as of the date hereof for such insurance coverage (the "Insurance Amount") to maintain or procure such insurance coverage, and further provided that if Purchaser is unable to maintain or obtain the insurance called for hereby, Purchaser shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

Years After Effective Time	Percentage of Annual Premium
Years 1 to 3	200%
Year 4	50%
Year 5	40%
Year 6	30%

At the request of Purchaser, Seller shall use reasonable efforts to procure the insurance coverage referred to in the preceding sentence prior to the Effective Time.

              (e)       Obligation of Successors. In the event that the Purchaser or any of its respective successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 10(b), (c) and (d), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

              (f)       Pre-Closing Adjustments. At the request of Purchaser, Seller shall cause Seller Bank, immediately prior to the Effective Time and after satisfaction or waiver of the conditions precedent set forth in Section 12 hereof, to establish and take such reserves and accruals as Purchaser reasonably shall request to conform Seller Bank's loan, accrual, reserve and other accounting policies to the policies of Purchaser Bank, provided however, (i) such requested conforming adjustment shall not be taken into account in determining whether Seller has experienced a Material Adverse Effect, and (ii) Seller shall not be required to take any such action that is not consistent with GAAP. No reserves, accruals or charges taken in accordance with this Section 10(f) may be a basis to assert a violation or a breach of a representation, warranty or covenant of Seller herein or constitute a Material Adverse Effect.

              (g)       Voting Agreement. Contemporaneously with the execution of this Agreement, Seller shall deliver to Purchaser a Voting Agreement and Irrevocable Proxy in the form attached hereto as Annex 4 executed by each director and advisory director of Seller and Seller Bank pursuant to which each such director agrees to vote any Seller Stock over which they have voting control in favor of this Agreement and the Merger.

              (h)       Option Cancellation Agreement. Contemporaneously with the execution of this Agreement, Seller shall cause each person who holds an option to purchase shares of Seller Stock to execute and deliver to Purchaser an Option Cancellation Agreement in the form attached hereto as Annex 5, except that, with respect to any person who is not a director of any of Seller Parties, Seller Parties shall use their best efforts to obtain from such officers executed Option Cancellation agreements within five (5) days of the date of this Agreement.

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              (i)       Employees and Employee Benefit Plans. Purchaser Parties presently intend that, after the Merger, Purchaser Parties will not maintain or make additional contributions to the employee benefit plans that were sponsored by Seller Parties immediately prior to the Merger (other than for the time necessary to terminate the plans and distribute the proceeds pursuant to Sections 10(k) and 10(l)). Purchaser Parties agree that the employees of the Seller Parties who are retained as employees of Purchaser Parties will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Purchaser Parties in accordance with the respective terms of such plans and programs, and Purchaser Parties shall take all actions necessary or appropriate to facilitate coverage of the Seller Parties employees in such plans and programs from and after the Effective Time, subject to the following:

                     (i)       Employee Welfare Benefit Plans and Programs: Each employee of Seller Parties who is retained as an employee of Purchaser Parties immediately after the Effective Time will be entitled to credit for prior service with Seller Parties for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subparagraph (ii) below) sponsored by Purchaser Parties to the extent Seller Parties sponsored a similar type of plan which the Seller Parties employee participated in immediately prior to the Effective Time. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Seller Parties employee to the same extent as under the Seller Parties' plans immediately before the Effective Time. For purposes of determining each Seller Parties employee's benefit for the year in which the Merger occurs under the Purchaser Parties vacation program, any vacation taken by Seller Parties employee preceding the Effective Time for the year in which the Merger occurs will be deducted from the total Purchaser Parties vacation benefit available to such employee for such year. Purchaser Parties agree that for purposes of determining the number of vacation days available with respect to each Seller Parties employee for the year in which the Merger occurs, that the number of vacation days for such year shall be determined under the Seller Parties vacation policies in effect as of January 1, 2002.

                     (ii)       Employee Pension Benefit Plans: Each Seller Parties employee who is retained as an employee of Purchaser Parties shall be entitled to credit for past service with Seller Parties for the purpose of satisfying any eligibility or vesting periods applicable to the Purchaser Parties employee pension benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, the Purchaser Parties 401(k)/ESOP Plan). Notwithstanding the foregoing, Purchaser Parties shall not grant any prior years of service credit to employees of the Seller Parties with respect to any defined benefit pension plans sponsored (or contributed to) by Purchaser Parties; instead, Seller Parties employees shall be treated as newly hired employees of Purchaser Parties as of the date following the Effective Time for purposes of determining eligibility, vesting and benefit accruals thereunder.

              (j)       Hurta Employment Agreement. Seller shall have delivered to Purchaser at or prior to the Effective Time an employment agreement in the form attached hereto as Annex 6 providing for the employment of Brad M. Hurta with Purchaser Bank for a period of three years at the same salary he is currently receiving from Seller Bank. Such employment agreement will replace the employment agreement dated September 25, 2000 between Brad M. Hurta and Seller Bank. Such employment agreement will acknowledge that the transactions contemplated by this Agreement will not trigger any payments under Section 7(d) of Brad M. Hurta's existing employment agreement with Seller Bank.

              (k)       Seller ESOP.

                     (i)       Prior to the Effective Time, the Seller's employee stock ownership plan ("ESOP") may be amended to provide for (w) any provisions necessary to comply with the Economic Growth and Tax Relief Reconciliation Act of 2001, (x) cessation of further entry into the Plan, (y) full vesting of benefits by participants, and (z) elimination of the requirement for a participant to be employed on the last day of the year to receive an employer contribution, other annual additions or allocations, in each case effective as of the Effective Time. Seller shall make no other amendments to the ESOP without the prior written consent of Purchaser. Seller shall make such contributions to the ESOP as are necessary to allow the ESOP to timely satisfy any payment of principal or interest that becomes due on the ESOP indebtedness (the "ESOP

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Debt") on or before the Effective Time, but shall make no other contributions to the ESOP unless required by law. Subject to the foregoing, any cash received by the ESOP trustee in the course of the Merger with respect to unallocated shares of Seller Stock shall be applied by the trustee to the repayment of the ESOP Debt to the maximum extent that the amount of such cash will permit. If such payment is made to any of the Seller Parties, such party shall use the payment to repay any loan obtained by it to permit the ESOP to purchase shares of Seller Stock. The balance of the cash, if any, received by the ESOP trustee in the course of the Merger with respect to unallocated shares of Seller Stock shall be allocated to the accounts of all participants in the ESOP as provided therein.

                     (ii)       Prior to the allocation contemplated by the preceding sentence, the administrative and other authority previously exercised with respect to the ESOP by the Board of Directors of Seller or Seller Bank shall be exercised solely by a compensation committee of the Board of Directors of Seller and in place under the terms of the ESOP at the Effective Time (the "Committee"), which authority shall include the authority to appoint and remove trustees of the ESOP. Upon the making of all allocations in this Agreement, the ESOP shall be terminated and the account balances therein will be distributed to participants or their beneficiaries. As a condition to any distributions, Purchaser may secure a favorable determination letter for termination from the Internal Revenue Service relating to that termination and distribution. If a determination letter is secured, all distributions will be made in strict compliance therewith. Notwithstanding the foregoing: (y) Seller shall be entitled to file with the IRS an application, at any time prior to the Effective Time, for an advance determination letter relating to termination of the ESOP and/or a request for a private letter ruling concerning the use of proceeds from the sale of unallocated shares to pay the remaining ESOP Debt and/or the methodology for allocating proceeds; and (z) if at the expiration of the full transition period for continued maintenance of the ESOP there remain unallocated proceeds, then Purchaser may take any action it deems appropriate with respect to the ESOP, including (but not limited to) terminating the ESOP and making distributions therefrom or merging the ESOP into another Purchaser tax-qualified plan.

              (l)       The Seller Bank 401(k) shall be terminated at or prior to the Effective Time in accordance with applicable law and in a manner that will not result in the imposition of any liability or responsibility upon the Purchaser Parties.

              (m)       Environmental Reports. Purchaser may perform, at Purchaser's expense, as soon as reasonably practicable, but not later than thirty (30) days after the date hereof, a phase one environmental investigation and/or asbestos survey on any real property owned, leased or operated by Seller Parties currently or in the past or that currently secures any loan or extension of credit of Seller Bank as of the date hereof (but excluding property held in trust or in a fiduciary capacity) and within fifteen (15) days after being notified by any Seller Parties of the acquisition or lease of any real property acquired or leased by any Seller Parties after the date hereof (but excluding property held in trust or in a fiduciary capacity). If the results of the phase one investigation indicate, in Purchaser's reasonable opinion, that additional investigation is warranted, Purchaser may perform, at Purchaser's expense, a phase two subsurface investigation or investigations on properties deemed to warrant such additional study. Purchaser shall perform any such phase two investigation as soon as reasonably practicable after receipt of the phase one report(s) for such properties. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or (ii) recommended in such phase one or two report or reports, in the aggregate, exceed the sum of $50,000 on an after-tax basis as reasonably estimated by Purchaser's environmental firm or expert, then for a period of 5-business days after the determination of estimated remediation costs is provided to Seller, Purchaser shall have the right to terminate this Agreement pursuant to Section 13.

       11.       Conditions Precedent to Purchaser Parties' Obligations. All obligations of Purchaser Parties hereunder are subject, at the option of Purchaser Parties to the fulfillment of each of the following conditions at or prior to the Closing:

              (a)       All representations and warranties of any of Seller Parties contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects, except for changes in the

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ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein. Notwithstanding the preceding sentence, except for the representations and warranties contained in Section 5(e) and in Section 5(z), any inaccuracies in the representations and warranties of any of Seller Parties shall not prevent the satisfaction of the condition contained in this Section 11(a) unless the cumulative effect of all such inaccuracies, taken in the aggregate, represent a Material Adverse Effect on Seller. In applying the preceding sentence, the determination of whether a representation and warranty of any of Seller Parties is inaccurate shall be made without regard to any language which would otherwise qualify such representation and warranty individually by reference to materiality or a Material Adverse Effect.

              (b)       All covenants, agreements and obligations required by the terms of this Agreement to be performed by any of Seller Parties at or before the Closing shall have been duly and properly performed in all material respects.

              (c)       Since the date of this Agreement there shall not have occurred any material adverse change in the condition (financial or otherwise), business, properties or assets of any of the Seller Parties, taken as a whole.

              (d)       There shall be delivered to Purchaser Parties certificates executed by the President and Secretary of Seller and Seller Bank dated the date of the Closing, certifying that the conditions set forth in paragraphs (a), (b) and (c) of this Section 11 have been fulfilled.

              (e)       All documents required to be delivered to any of Purchaser Parties at or prior to the Closing shall have been so delivered.

              (f)       All consents, approvals, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authority) required to be obtained by or on the part of the Parties hereto or otherwise necessary for the consummation of the transactions contemplated hereby shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing; provided, however, no consent, approval, authorization or waiver shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Purchaser that had such condition or requirement been known, Purchaser, in its reasonable judgment, would not have entered into this Agreement. All applicable waiting periods to consummation of the transactions contemplated hereby as required by law shall have expired.

              (g)       The requisite approval of the Plan of Merger shall have been given by the shareholders of Seller and shareholders owning no more than 10% of the outstanding shares of Seller shall have exercised a right to dissent from the Merger.

              (h)       The Directors of Seller Parties shall tender their written resignations from all positions with any of Seller Parties effective as of the Effective Time.

              (i)       Purchaser shall have received Option Cancellation Agreements in the form attached hereto as Annex 5 from each holder of an outstanding option to purchase Seller Stock.

       12.       Conditions Precedent to Obligations of Seller Parties. All obligations of Seller Parties at the Closing are subject, at the option of Seller Parties, to the fulfillment of each of the following conditions at or prior to the Closing:

              (a)       All representations and warranties of any of Purchaser Parties contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects, except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained

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herein. Notwithstanding the preceding sentence, any inaccuracies in the representations and warranties of Purchaser shall not prevent the satisfaction of the condition contained in this Section 12(a) unless the cumulative effect of all such inaccuracies, taken in the aggregate, represent a Material Adverse Effect on Purchaser. In applying the preceding sentence, the determination of whether a representation and warranty of Purchaser is inaccurate shall be made without regard to any language which would otherwise qualify such representation and warranty individually by reference to materiality or a Material Adverse Effect.

              (b)       All covenants, agreements and obligations required by the terms of this Agreement to be performed by any of Purchaser Parties at or before the Closing shall have been duly and properly performed in all material respects.

              (c)       There shall be delivered to Seller Parties certificates executed by the President and Secretary of Purchaser and Purchaser Bank dated the date of the Closing certifying that the conditions set forth in paragraphs (a), (b) and (c) of this Section 11 have been fulfilled.

              (d)       All documents required to be delivered to any of Seller Parties at or prior to the Closing shall have been so delivered.

              (e)       All consents, approvals, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authority) required to be obtained by or on the part of the parties hereto or otherwise necessary for the consummation of the transactions contemplated hereby shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing. All applicable waiting periods to consummation of the transactions contemplated hereby as required by law shall have expired.

              (f)       The approval of the Plan of Merger shall have been given by the holders of a majority of the outstanding shares Seller.

       13.       Termination. This Agreement may be terminated:

              (a)       at any time on or prior to the Effective Time, by the mutual consent in writing of the Boards of Directors of the Parties;

              (b)       at any time on or prior to the Effective Time, by Purchaser in writing if Seller has, or by Seller in writing if Purchaser has, in any material respect, breached any material covenant or undertaking contained herein or any representation or warranty contained herein, in any case if such breach would have a Material Adverse Effect on the Party and has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the Party committing such breach or the Effective Time;

              (c)       by Purchaser in writing if any of the conditions to the obligations of Purchaser Parties, or by Seller in writing if any of the conditions to the obligations of Seller Parties, shall not have been satisfied or occurred on or before the Closing Date (or such earlier date as may be specifically set forth in this Agreement);

              (d)       by Purchaser or Seller in writing if there shall be any actual or threatened action or proceeding by or before any court or any other Governmental Authority which shall seek to restrain, prohibit or invalidate the Merger, Subsidiary Merger or Bank Merger and which, in the judgment of such terminating party, made in good faith, after consulting with counsel, make it inadvisable to proceed with the Merger, Subsidiary Merger or Bank Merger;

              (e)       at any time, by either Purchaser or Seller in writing, (i) if any application for prior approval of a Governmental Authority which is necessary to consummate the Merger or the other transactions contemplated hereby is denied or withdrawn at the request or recommendation of the Governmental Authority which must grant such approval, unless within the 25-day period following such denial or withdrawal a petition for rehearing or an amended application has

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been filed with the applicable Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 13(e)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement;

              (f)       by either Purchaser or Seller in writing if the Effective Time has not occurred by the close of business on September 30, 2002, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in breach of such party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

              (g)       by Seller if, prior to the Effective Time, (x) any person has made a bona fide proposal relating to an Acquisition Proposal, or has commenced a tender or exchange offer for the Seller Stock, (y) the Board of Directors of Seller determines in good faith (i) after consultation with its financial advisors, that such transaction constitutes a Superior Proposal and (ii) after having received the advice of outside legal counsel to Seller, that the failure to engage in such negotiations or discussions or provide such information would result in a breach of the fiduciary duties of the Board of Directors of Seller under applicable law;

              (h)       by Purchaser, if the Board of Directors of Seller (i) shall have failed to recommend to the holders of the Seller Stock that they approve and adopt this Agreement (the "Stockholder Acceptance"), (ii) shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger, (iii) shall have approved or recommended an Acquisition Proposal, (iv) shall have resolved to effect any of the foregoing, or (v) shall have otherwise taken steps to impede the Stockholder Acceptance; and

              (i)       at any time, by either Purchaser or Seller, if the holders of a majority of the outstanding shares of Seller do not approve this Agreement.

              For purposes of this Section 13, termination by Purchaser also shall be deemed to be termination on behalf of the other Purchaser Parties.

       14.       Effect of Termination. In the event that this Agreement is terminated pursuant to Section 13 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 8(c) and expenses and the termination fees set forth in Section 15, and this Section 14, shall survive any such termination and (ii) a termination pursuant to Section 13(b), (c), (d) or (e) shall not relieve the breaching party, if any, from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

       15.       Expenses.

              (a)       Except in the event of a breach of this Agreement or in the event a termination fee is payable as set forth below, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

              (b)       In the event that (i) this Agreement is terminated pursuant to Sections 13(g), (h) or (i), and (ii) in the case of a termination pursuant to Section 13(i), any person (other than a Purchaser Party), shall have made or proposed, communicated or disclosed in any manner which is or otherwise becomes public an Acquisition Proposal prior to any meeting at which the shareholders of Seller are to vote on this Agreement, then the Seller shall pay to Purchaser a termination fee of $400,000, plus reimbursement of Purchaser's actual out-of-pocket expenses not to exceed $100,000. Such termination fee and out-of-pocket expenses shall be paid by wire transfer within seven days of Purchaser's bona fide request for payment.

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       16.       Restatement. The consummation of the Merger in accordance with the provisions hereof shall by virtue of such consummation alone constitute a restatement of the representations and warranties contained herein or in any document delivered pursuant hereto, and further shall constitute a representation and warranty at the time of said delivery that Seller Parties have fully performed and complied with Section 5 hereof and that Purchaser Parties have fully performed and complied with Section 6 hereof.

       17.       Nature and Survival of Representations and Warranties. Except as provided below, the representations and warranties made by Seller Parties and Purchaser Parties in this Agreement shall expire with, and be terminated and extinguished at the Effective Time, and no claim or cause of action shall exist after the Effective Time based on a breach of such representation or warranty which expires on the Effective Time. This section shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

       18.       Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or by telefacsimile, receipt confirmed, or mailed by first class registered mail, return receipt requested, addressed to the parties at the addresses set forth below (or at such other address as any Party may specify by notice to all other Parties given as aforesaid).

       To Purchaser Parties:
              Bastrop Bancshares, Inc.
              Drawer F
              Bastrop TX 78602
              Attention: Reid Sharp, President
              Telefacsimile (512) 321-1577

       With a copy (which shall not constitute notice) to:
              Richard E. Brophy, Jr.
              Naman, Howell, Smith & Lee
              P.O. Box 1470
              Waco, Texas 76703-1470
              Telefacsimile (254) 754-6331

       To Seller Parties:
              CBCT Bancshares, Inc.
              P.O. Box 569
              Smithville, Texas 78957
              Attn: Brad Hurta, President
              Telefacsimile (512) 237-2484

       With a copy (which shall not constitute notice) to:
              Martin L. Meyrowitz
              Silver, Freedman & Taff, L.L.P.
              1700 Wisconsin Avenue, N.W.
              Washington, D.C. 20007
              Telefacsimile (202) 337-5502

       19. Miscellaneous.

              (a)       This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto. Except as otherwise expressly provided in this Agreement, neither this

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Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

              (b)       No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

              (c)       This Agreement shall be binding upon and inure to the benefit of each corporate Party hereto, its successors and assigns, and each individual Party hereto and his heirs, personal representatives, successors and permitted assigns.

              (d)       The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

              (e)       Each Party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other Party in order to carry out the provisions and purposes of this Agreement.

              (f)       This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

              (g)       This Agreement and all amendments thereof shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed therein and applicable federal law.

              (h)       If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BASTROP BANCSHARES, INC.

By:	/s/ Reid Sharp
	Name:	Reid Sharp
	Title:	President

BASTROP ACQUISITION, INC.

By:	/s/ Reid Sharp
	Name:	Reid Sharp
	Title:	President

FIRST NATIONAL BANK OF BASTROP

By:	/s/ Reid Sharp
	Name:	Reid Sharp
	Title:	President

CBCT BANCSHARES, INC.

By:	/s/ Brad M. Hurta
	Name:	Brad M. Hurta
	Title:	President and Chief Executive Officer

COMMUNITY BANK OF
CENTRAL TEXAS, ssb

By:	/s/ Brad M. Hurta
	Name:	Brad M. Hurta
	Title:	President and Chief Executive Officer

Appendix B

April 4, 2002

Board of Directors
CBCT Bancshares, Inc.
312 Main Street
Smithville, TX 78957

Dear Gentlemen:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of CBCT Bancshares, Inc. ("CBCB"), of the consideration to be received by such stockholders in the merger (the "Merger") between CBCB and Bastrop Bancshares, Inc. ("BASTROP"). We have not been requested to opine as to, and our opinion does not in any manner address, CBCB's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated April 4, 2002, between CBCB and BASTROP and a wholly owned subsidiary thereof (the "Agreement"), at the effective time of the Merger, BASTROP will acquire all of CBCB's outstanding shares of common stock including all allocated and unallocated shares of common stock under the ESOP and all vested and unvested shares underlying awards under CBCB's recognition and retention plan. The holders of CBCB common stock will receive $25.01 per share, in cash, upon surrender of stock certificates of CBCB representing the shares following the effective date of the merger. In addition, all options to purchase shares outstanding on the effective date of the Merger would be cancelled in exchange for the purchase thereof by BASTROP in cash for an amount equal to the excess of the per share merger price over the per share exercise price, multiplied by the number of shares covered by the option in question. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by CBCB: Annual Reports for the years ended December 31, 2000, and 2001; Proxy Statements dated October 15, 2001 and April 25, 2001; and other information we deemed relevant. We discussed with senior management and the board of directors of CBCB the current position and prospective outlook for CBCB. We reviewed financial and stock market data of other savings institutions, particularly in the CBCB region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For BASTROP, we reviewed the financial statements for the fiscal years ended December 31, 1998, 1999, and 2000; financial statements (unaudited) for the nine months ended September 30, 2001; and certain other information we deemed relevant.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by CBCB and BASTROP and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including asset valuations we received from CBCB, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of CBCB management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of CBCB and BASTROP. We have further relied on the assurances of management of CBCB and BASTROP that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to CBCB or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to CBCB in connection with the Merger and will receive a fee for such services, a portion of which is contingent upon the consummation of the Merger. In addition, CBCB has agreed to indemnify us for certain liabilities arising out of our engagement by CBCB in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the stockholders of CBCB in the Merger under the terms of the Agreement is fair, from a financial point of view, to the stockholders of CBCB.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion and any update thereof may be included in its entirety in the proxy statement of CBCB used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of CBCB in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

/s/ Keefe, Bruyette, & Woods, Inc.

Appendix C

Maryland General Corporation Law
Sections 3-202 through 3-213

§ 3-202. Right to fair value of stock.

       The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

       (a)       Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

       (1)       The corporation consolidates or merges with another corporation;

       (2)       The stockholder's stock is to be acquired in a share exchange;

       (3)       The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

       (4)       The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

       (5)       The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title.

(b) (1) Fair value is determined as of the close of business:

       (i)       With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or

       (ii)        With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

       (2)       Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

       (3)        In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

       (c)       Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if:

       (1)       The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

       (i)       With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106; or

       (ii)        With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

       (i)       The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

       (ii)       The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

       (3)       The stock is not entitled to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

       (4)       The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

       (5)        The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

§ 3-203. Procedure by stockholder.
(a) A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:
(1) Shall file with the corporation a written objection to the proposed transaction:

       (i)       With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or

       (ii)       With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

       (2)       May not vote in favor of the transaction; and

       (3)       Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder's stock, stating the number and class of shares for which the stockholder demands payment.

(b) A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.
§ 3-204. Effect of demand on dividend and other rights. A stockholder who demands payment for his stock under this subtitle:

       (1)        Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

       (2)       Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Withdrawal of demand. A demand for payment may be withdrawn only with the consent of the successor. § 3-206. Restoration of dividend and other rights.
(a) The rights of a stockholder who demands payment are restored in full, if:

       (1)       The demand for payment is withdrawn;

       (2)       A petition for an appraisal is not filed within the time required by this subtitle;

       (3)       A court determines that the stockholder is not entitled to relief; or

       (4)       The transaction objected to is abandoned or rescinded.

       (b)       The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Notice and offer to stockholder.

       (a)       (1)       The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

                  (2)       The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

       (i)       A balance sheet as of a date not more than six months before the date of the offer;

       (ii)       A profit and loss statement for the 12 months ending on the date of the balance sheet; and

       (iii)       Any other information the successor considers pertinent.

       (b)       The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors.

       (a)       Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

       (b)        (1)       If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

                    (2)       Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Notation on stock certificate.

       (a)       At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

       (b)       If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Appraisal of fair value.

       (a)       If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

       (b)       Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

       (c)       The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d) (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.
(2) Within 15 days after the report is filed, any party may object to it and request a hearing.
§ 3-211. Action by court on appraiser's rights.
(a) The court shall consider the report and, on motion of any party to the proceeding, enter an order which:
(1) Confirms, modifies, or rejects it; and (2) If appropriate, sets the time for payment to the stockholder.

       (b)       (1)       If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers' report is rejected, the court may:
(i) Determine the fair value of the stock and enter judgment for the stockholder; or (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

       (c)       (1)       Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

       (2)        The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock; (ii) The financial statements and other information furnished to the stockholder; and (iii) Any other circumstances it considers relevant.

       (d)       (1)       The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock; (ii) The financial statements and other information furnished to the stockholder; and (iii) Any other circumstances it considers relevant.
(2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

       (i)        The successor did not make an offer for the stock under § 3-207 of this subtitle; or

       (ii)       The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

       (e)       The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock.

       (1)       The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

       (2)       Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Right of successor with respect to stock.

       (a)       A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

       (b)       After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

       (c)       Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

Appendix D

                          Independent Auditors' Report

To the Board of Directors
CBCT Bancshares, Inc.
Smithville, Texas

We have audited the accompanying consolidated balance sheets of CBCT Bancshares,
Inc. as of December 31, 2001 and 2000, and the consolidated statements of income, changes in stockholders' equity, and cash flows for the three years ended December 31, 2001, 2000, and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBCT Bancshares,
Inc. as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the three years ended December 31, 2001, 2000, and 1999, in conformity with accounting principles generally accepted in the United States of
America.

/s/ Padgett, Stratemann & Co., LLP

Certified Public Accountants
February 22, 2002
San Antonio, Texas

                              CBCT Bancshares, Inc.
                           Consolidated Balance Sheets
                           December 31, 2001 and 2000
                             (Dollars in Thousands)

                                        Assets
                                                                                  2001           2000
                                                                                 --------    -----------
Cash and cash equivalents:
  Cash and noninterest-bearing due from banks                                    $    224       $    213
  Interest-bearing due from banks                                                   1,609          2,146
                                                                                 --------       --------

        Total cash and cash equivalents                                             1,833          2,359

Securities available for sale                                                      10,461          6,087
Securities to be held to maturity (fair value of $3,063
  and $5,687 in 2001 and 2000, respectively)                                        3,005          5,647
Federal Home Loan Bank stock - at cost                                                508            513
Loans held for sale                                                                    --            121
Loans - net of allowance for loan losses of $257 ($228 in 2000)                    20,012         22,180
Bank premises and equipment - net                                                   1,288          1,271
Accrued interest receivable                                                           247            291
Prepaid expenses and other assets                                                      33            329
                                                                                 --------       --------

                                                                                 $ 37,387       $ 38,798
                                                                                 ========       ========

                         Liabilities and Stockholders' Equity

Liabilities
Deposits:
  Noninterest-bearing                                                            $  1,640       $    707
  Interest-bearing                                                                 25,915         26,878
                                                                                 --------       --------

        Total deposits                                                             27,555         27,585

Advances from Federal Home Loan Bank                                                3,731          5,438
Accrued interest payable and other liabilities                                        388            416
                                                                                 --------       --------

        Total liabilities                                                          31,674         33,439
                                                                                 --------       --------

Stockholders' Equity
Preferred stock - $.01 par value; 1,000,000 shares authorized;
  none issued or outstanding in 2001 or 2000                                           --             --
Common stock - $.01 par value; 4,000,000 shares authorized;
  291,223 issued and outstanding in 2001; 281,031 shares
  issued and outstanding in 2000                                                        3              3
Surplus                                                                             2,525          2,383
Retained earnings                                                                   3,182          2,868
Unallocated ESOP shares                                                              (182)          (199)
Unallocated RRP shares                                                                (95)            --
Accumulated other comprehensive income                                                280            304
                                                                                 --------       --------

        Total stockholders' equity                                                  5,713          5,359
                                                                                 --------       --------

                                                                                 $ 37,387       $ 38,798
                                                                                 ========       ========

                              CBCT Bancshares, Inc.

                        Consolidated Statements of Income
                  Years Ended December 31, 2001, 2000, and 1999
                  (Dollars in Thousands, Except Per Share Data)

                                                                               2001            2000           1999
                                                                            ----------      ----------     ----------
Interest and dividend income:
  Interest and fees on loans                                                $    1,851     $    2,008      $    1,878
  Debt securities:
    Taxable                                                                        745            712           1,002
    Tax-exempt                                                                       1              7               9
  Interest on deposits in banks                                                     70            205             131
  Dividends                                                                         22             43              30
                                                                            ----------      ----------     ----------

        Total interest and dividend income                                       2,689          2,975           3,050
                                                                            ----------      ----------     ----------

Interest expense:
  Deposits                                                                       1,124          1,297           1,542
  Federal Home Loan Bank advances                                                  216            329             360
                                                                            ----------      ----------     ----------

        Total interest expense                                                   1,340          1,626           1,902
                                                                            ----------      ----------     ----------

        Net interest income                                                      1,349          1,349           1,148

Provision for loan losses                                                           36             34              --
                                                                            ----------      ----------     ----------

        Net interest income after provision for loan losses                      1,313          1,315           1,148
                                                                            ----------      ----------     ----------

Noninterest income (loss):
  Service charges and other income                                                 218            177             113
  Net gains on sales of loans                                                       --             18              51
  Net gains (losses) on sales of securities                                        105           (864)             76
                                                                            ----------      ----------     ----------

        Total noninterest income (loss)                                            323           (669)            240
                                                                            ----------      ----------     ----------

Noninterest expenses:
  Salaries and employee benefits                                                   606            553             454
  Occupancy and equipment expenses                                                 136            149             183
  Other operating expenses                                                         434            536             512
                                                                            ----------      ----------     ----------

        Total noninterest expenses                                               1,176          1,238           1,149
                                                                            ----------      ----------     ----------

        Income (loss) before income taxes                                          460           (592)            239

Income tax expense (benefit)                                                       146           (246)             71
                                                                            ----------      ----------     ----------

        Net income (loss)                                                   $      314     $     (346)     $      168
                                                                            ==========      ==========     ==========

Basic and diluted earnings (loss) per share                                 $     1.20     $    (1.34)     $      N/A
                                                                            ==========      ==========     ==========

                              CBCT Bancshares, Inc.

           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 2001, 2000, and 1999
                                 (In Thousands)

                                                                                                            Accumulated
                                                                                  Unallocated  Unallocated     Other
                                                   Common               Retained      ESOP        RRP       Comprehensive
                                                    Stock     Surplus   Earnings     Shares      Shares     Income (Loss)   Total
                                                   -------    -------   -------      -------     -------    -------------  -------

Balance at December 31, 1998                       $    --      $  --   $ 3,046      $    --       $  --       $   297     $ 3,343

Comprehensive income (loss):
Net income - year ended December 31, 1999               --         --       168           --          --            --         168
Change in net unrealized loss on securities
  available for sale, net of reclassification
  adjustment and tax effect                             --         --        --           --          --          (512)       (512)
                                                                                                                           -------

Total comprehensive loss                                                                                                     (344)
                                                   -------    -------   -------      -------     -------       -------     -------

Balance at December 31, 1999                            --         --     3,214           --          --          (215)      2,999

Sale of stock - net of expenses                          3      2,383        --         (225)         --            --       2,161

ESOP shares released                                    --         --        --           26          --            --          26

Comprehensive income:
Net loss - year ended December 31, 2000                 --         --      (346)          --          --            --        (346)
Change in net unrealized loss on securities
  available for sale, net of reclassification
    adjustment and tax effect                           --         --        --           --          --           519         519
                                                                                                                           -------

Total comprehensive income                                                                                                     173
                                                   -------    -------   -------      -------     -------       -------     -------

Balance at December 31, 2000                             3      2,383     2,868         (199)         --           304       5,359

RRP shares awarded                                      --        142        --           --         (95)           --          47

ESOP shares released                                    --         --        --           17          --            --          17

Comprehensive income:
Net income - year ended December 31, 2001               --         --       314           --          --            --         314
Change in net unrealized loss on securities
  available for sale, net of reclassification
  adjustment and tax effect                             --         --        --           --          --           (24)        (24)
                                                                                                                           -------

Total comprehensive income                                                                                                     290
                                                   -------    -------   -------      -------     -------       -------     -------

Balance at December 31, 2001                       $     3    $ 2,525   $ 3,182      $  (182)    $   (95)      $   280     $ 5,713
                                                   =======    =======   =======      =======     =======       =======     =======

                                                                     2001         2000        1999
                                                                  ---------    ---------    ---------

Cash Flows From Operating Activities
Net income (loss)                                                 $     314    $    (346)   $     168
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
     Depreciation and amortization                                      122           26          107
     Net (gains) losses on sales of securities                         (105)         864          (76)
     Provision for loan losses                                           36           34           --
     Deferred income taxes                                               53          (87)          12
     Federal Home Loan Bank stock dividends                             (20)         (40)         (26)
     Net change in:
       Loans held for sale                                              121          242          (14)
       Accrued interest receivable, prepaid expenses,
         and other assets                                               357         (137)         (80)
       Accrued interest payable and other liabilities                   (72)          51          (35)
       Other - net                                                       --           38            2
                                                                  ---------    ---------    ---------

            Net cash provided by operating activities                   806          645           58
                                                                  ---------    ---------    ---------

Cash Flows From Investing Activities
Activities in securities available for sale:
   Sales                                                              3,451       15,224        1,868
   Maturities and prepayments                                         1,565          482        2,218
   Purchases                                                         (9,311)      (5,553)      (4,227)
Activities in securities to be held to maturity:
   Maturities and prepayments                                         2,657          507        1,465
   Purchases                                                             --       (6,140)      (4,854)
Loan originations and collections - net                               2,132         (521)        (785)
Capital expenditures                                                    (91)         (30)         (48)
Proceeds from sale of assets                                              2           29           --
                                                                  ---------    ---------    ---------

            Net cash provided by (used in) investing activities         405        3,998       (4,363)
                                                                  ---------    ---------    ---------

                            CBCT Bancshares, Inc.

                  Notes to Consolidated Financial Statements

                                                                     2001         2000        1999
                                                                  ---------    ---------    ---------

Cash Flows From Financing Activities
Net change in deposits                                            $     (30)   $  (4,769)   $     216
Proceeds of Federal Home Loan Bank advances                           1,800          500        4,000
Repayment of Federal Home Loan Bank advances                         (3,507)      (2,454)        (608)
Sale of stock                                                            --        2,611           --
Costs of stock issuance                                                  --         (425)          --
                                                                  ---------    ---------    ---------

            Net cash provided by (used in) financing activities      (1,737)      (4,537)       3,608
                                                                  ---------    ---------    ---------

            Net increase (decrease) in cash
              and cash equivalents                                     (526)         106         (697)

Cash and cash equivalents at beginning of year                        2,359        2,253        2,950
                                                                  ---------    ---------    ---------

Cash and cash equivalents at end of year                          $   1,833    $   2,359    $   2,253
                                                                  =========    =========    =========

                    Schedules of Other Cash Flow Information

Interest paid on deposits and borrowed funds                      $   1,293    $   1,616    $   1,882
                                                                  =========    =========    =========

Income taxes paid (refunded)                                      $      85    $     (69)   $     119
                                                                  =========    =========    =========

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies

Change in Reporting Entity

In December 1999, the Board of Directors of Community Bank of Central Texas (the
"Bank") adopted a Plan of Conversion to convert from a mutual state savings bank to a capital stock state savings bank. The conversion was accomplished through the formation of CBCT Bancshares, Inc. (the "Company") and the sale of the
Company's common stock to the public on September 25, 2000. The conversion was accounted for similar to a pooling of interests, whereby the assets, liabilities, and equity of the Bank were transferred to the new entity at book value.

The offering of the Company's common stock was conducted whereby the shares were offered to eligible accountholders of the Bank, the CBCT Bancshares, Inc.
Employee Stock Ownership Plan ("ESOP"), supplemental eligible accountholders, and other members of the Bank.

The Company issued 281,031 shares on September 25, 2000 at the offering price of
$10 per share of gross proceeds of approximately $2.8 million. The Company received approximately $2.5 million in cash proceeds and a $224,820 note receivable from the ESOP for the purchase of the shares. Expenses of the stock offering were deducted from the gross proceeds.

General

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned and deferred tax assets.

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies (continued)

Following is a summary of the Company's more significant accounting and reporting policies:

Consolidation

The consolidated financial statements include the accounts of the Company and
Bank and its wholly-owned subsidiary, Central State Service Corporation. Central
State Service Corporation was formed to engage in securities brokerage activities through a third party. Effective in December 1998, these activities were transferred to the Bank's accounts and the subsidiary became inactive. All significant intercompany balances and transactions have been eliminated in consolidation.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141")
and Statement of Financial Accounting Standards No. 142, Goodwill and Other
Intangible Assets ("SFAS 142"). SFAS 141 requires all business combinations to be accounted for using the purchase method of accounting and is effective for all business combinations initiated after June 30, 2001. SFAS 142 requires goodwill to be tested for impairment under certain circumstances, and be written off when impaired, rather than being amortized as previous standards required.
SFAS 142 is effective for fiscal years beginning after December 31, 2001. The adoption of SFAS 141 did not have a material effect on the Company's financial condition or results of operations. It is anticipated that the adoption of SFAS
142 will not have a material effect on the Company's financial condition or results of operations.

Business

The Company, through the Bank, provides a variety of financial services to individuals and small businesses through its office in Smithville, Texas. Its primary deposit products are savings and term certificate accounts, and its primary lending products are residential mortgage loans, commercial real estate loans, and consumer installment loans.

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies (continued)

Significant Group Concentrations of Credit Risk

Most of the Bank's activities are with customers located in Bastrop County,
Texas and surrounding counties. Note 2 discusses the types of securities in which the Bank invests. Note 3 discusses the types of lending in which the Bank engages. The Bank does not have any significant concentrations to any one industry or customer.

Securities

The Bank's investments in securities are classified in three categories and accounted for as follows:

Trading Securities. Government bonds held principally for resale in the near term and mortgage-backed securities held for sale in conjunction with the Bank's mortgage banking activities are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income. The Bank did not have any securities classified as trading during 2001 or 2000.

Securities to Be Held to Maturity. Bonds, notes, and debentures for which the
Bank has the positive intent and ability to hold to maturity are reported at cost adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method over the period to maturity.

Securities Available for Sale. Securities available for sale are recorded at fair value and consist of bonds, notes, and debentures not classified as trading securities nor as securities to be held to maturity. Unrealized holding gains and losses on securities available for sale are excluded from earnings and reported in accumulated other comprehensive income, net of tax effect. Gains and losses on the sale of securities available for sale are determined using the specific-identification method and are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Declines in the fair value of individual securities to be held to maturity and available for sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-
downs are included in earnings as realized losses.

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies (continued)

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Consumer loans are typically charged off no later than
120 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies (continued)

Allowance for Loan Losses (continued)

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.
Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies (continued)

Servicing (continued)

assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Bank Premises and Equipment

Land is carried at cost. Bank premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is recognized on straight-line and accelerated methods over the estimated useful lives of the assets. The estimated useful lives range from 3 to 30 years.

Pension Costs and Postretirement Benefits

Pension costs under the Bank's 401(k) plan are charged to salaries and employee benefits expense and are funded as accrued.

The Bank does not have any postretirement benefit obligations.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability
(or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Cash and Cash Equivalents

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash and noninterest- and interest-bearing due from banks.

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies (continued)

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit under mortgage, construction, and consumer line of credit loans. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Derivative Financial Instruments

The Company nor the Bank does not utilize derivative financial instruments as part of its asset/liability management.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3)
the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Upon completion of a transfer of financial assets, the Bank continues to carry on its balance sheet any retained interests in the transferred asset, including servicing assets. Allocation of carrying amount between the assets sold and retained is based on their fair values at the date of transfer.

Transfers recorded as sales result in the asset being derecognized from the balance sheet. Gain or loss on the sale is recognized in current earnings based on the proceeds of the sale, which can include cash and other assets measured at their fair values at the date of receipt.

Reclassifications

Certain amounts have been reclassified from prior presentations at December 31,
2000 and 1999 to conform to classifications at December 31, 2001. There is no effect on previously-reported net income (loss) or equity.

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

2.   Investment Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, follow (dollars in thousands):

                                                December 31, 2001
                                  ----------------------------------------------
                                                Gross       Gross    Approximate
                                  Amortized   Unrealized  Unrealized    Fair
                                     Cost       Gains       Losses      Value
                                  ---------   ---------   ---------   ---------

Securities Available for Sale

Debt securities:
  U.S. Agency                     $     510   $       9   $      --   $     519
  State and municipal                    78          --          --          78
  Mortgage-backed                     9,443         118          19       9,542
                                  ---------   ---------   ---------   ---------

    Total debt securities            10,031         127          19      10,139

Marketable equity securities              5         317          --         322
                                  ---------   ---------   ---------   ---------

                                  $  10,036   $     444   $      19   $  10,461
                                  =========   =========   =========   =========

                                                December 31, 2000
                                  ----------------------------------------------
                                                Gross       Gross    Approximate
                                  Amortized   Unrealized  Unrealized    Fair
                                     Cost       Gains       Losses      Value
                                  ---------   ---------   ---------   ---------

Securities Available for Sale

Debt securities:
  U.S. Agency                     $   3,277   $      79   $      --   $   3,356
  State and municipal                   110           4          --         114
  Mortgage-backed                     2,235          44          --       2,279
                                  ---------   ---------   ---------   ---------

    Total debt securities             5,622         127          --       5,749

Marketable equity securities              4         334          --         338
                                  ---------   ---------   ---------   ---------

                                  $   5,626   $     461   $      --   $   6,087
                                  =========   =========   =========   =========

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

2.   Investment Securities (continued)

                                                December 31, 2001
                                  ----------------------------------------------
                                                Gross       Gross    Approximate
                                  Amortized   Unrealized  Unrealized    Fair
                                     Cost       Gains       Losses      Value
                                  ---------   ---------   ---------   ---------

Securities to Be Held to Maturity

Debt securities:
  U.S. Agency                     $   1,996   $      48   $      --   $   2,044
  Mortgage-backed                     1,009          10          --       1,019
                                  ---------   ---------   ---------   ---------

                                  $   3,005   $      58   $      --   $   3,063
                                  =========   =========   =========   =========

                                                December 31, 2000
                                  ----------------------------------------------
                                                Gross       Gross    Approximate
                                  Amortized   Unrealized  Unrealized    Fair
                                     Cost       Gains       Losses      Value
                                  ---------   ---------   ---------   ---------

Securities to Be Held to Maturity

Debt securities:
  U.S. Agency                     $   2,991   $      26   $      --   $   3,017
  Mortgage-backed                     2,656          14          --       2,670
                                  ---------   ---------   ---------   ---------

                                  $   5,647   $      40   $      --   $   5,687
                                  =========   =========   =========   =========

                            CBCT Bancshares, Inc.

                  Notes to Consolidated Financial Statements

 2.   Investment Securities (continued)

The amortized cost and fair value of debt securities by contractual maturity at
December 31, 2001 follow (dollars in thousands):

                                       Available for Sale       Held to Maturity
                                     ---------------------   ---------------------

                                     Amortized      Fair     Amortized     Fair
                                        Cost       Value        Cost       Value
                                     ---------   ---------   ---------   ---------

Within one year                      $      35   $      36   $   1,996   $   2,044
Over one year through five years           553         561          --          --
After five years through ten years          --          --          --          --
                                     ---------   ---------   ---------   ---------

                                           588         597       1,996       2,044
Mortgage-backed securities               9,443       9,542       1,009       1,019
                                     ---------   ---------   ---------   ---------

                                     $  10,031   $  10,139   $   3,005   $   3,063
                                     =========   =========   =========   =========

None of the Bank's investment securities were pledged at December 31, 2001 or
2000.

For the years ended December 31, 2001, 2000, and 1999, proceeds from sales of securities available for sale amounted to $3,451,000, $15,224,000, and
$1,868,000, respectively. Gross realized gains amounted to $105,000, $0, and
$126,000, respectively. Gross realized losses amounted to $0, $864,000, and
$50,000, respectively. The tax provision (benefit) applicable to these net realized gains and losses amounted to $0, $(294,000), and $26,000, respectively.

                            CBCT Bancshares, Inc.

                  Notes to Consolidated Financial Statements

 3.   Loans and Allowance for Loan Losses

A summary of the balances of loans follows (dollars in thousands):

                                     December 31,
                                    2001     2000
                                 --------- ---------
Mortgage loans on real estate:
  Residential 1-4 family         $  12,756 $  14,785
  Commercial                         2,331     1,909
  Construction                       2,135     1,761
                                 --------- ---------

                                    17,222    18,455
Commercial loans                       280       409
Consumer loans                       3,970     4,032
                                 --------- ---------

                                    21,472    22,896
Less:
  Allowance for loan losses            257       228
  Unadvanced loan funds              1,165       446
  Net deferred loan fees                38        42
                                 --------- ---------

                                 $  20,012 $  22,180
                                 ========= =========

At December 31, 2001 and 2000, the Bank's loans secured by 1-4 family residences were pledged as collateral for advances received from the Federal Home Loan Bank
(see note 8).

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

3.   Loans and Allowance for Loan Losses (continued)

An analysis of the allowance for loan losses follows (dollars in thousands):

                                                 Years Ended December 31,
                                                2001       2000       1999
                                             --------------------------------

Balance at beginning of year                 $    228    $    199    $    181
Provision for loan losses                          36          34          --
Loans charged off                                  (9)         (5)        (12)
Recoveries of loans previously charged off          2          --          30
                                             --------    --------    --------

Balance at end of year                       $    257    $    228    $    199
                                             ========    ========    ========

Impairment of loans having an aggregate recorded investment of $7,350 at
December 31, 2001 and $0 at December 31, 2000 has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during 2001 and 2000 was $3,675 and $0, respectively. The total allowance for loan losses related to those loans was $0 at December 31, 2001 and 2000, respectively. No interest income on impaired loans was recognized during the years ended December 31, 2001 and 2000, respectively.

No additional funds are committed to be advanced in connection with impaired loans.

4.   Servicing

During the year ended December 31, 2000, the Bank sold its portfolio of servicing assets to an unrelated financial institution.

There were no capitalized servicing rights for the year ended December 31, 2000.

                            CBCT Bancshares, Inc.

                  Notes to Consolidated Financial Statements

 5.   Bank Premises and Equipment

Components of bank premises and equipment included in the consolidated balance sheets were as follows (dollars in thousands):

                                     December 31,
                                   2001       2000
                                ---------------------

Land                            $     307   $     307
Buildings                           1,079       1,079
Equipment and furniture               368         279
                                ---------   ---------

                                    1,754       1,665
Less accumulated depreciation         466         394
                                ---------   ---------

                                $   1,288   $   1,271
                                =========   =========

Depreciation expense for the years ended December 31, 2001, 2000, and 1999 amounted to $72,000, $58,000, and $65,000, respectively.

The Bank did not have any significant long-term lease obligations at December
31, 2001 or 2000.

6.   Foreclosed Assets

The Bank had no other real estate or other foreclosed assets at December 31,
2001. The Bank had no other real estate and $3,000 of other foreclosed assets at
December 31, 2000.

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

7.   Deposits

The aggregate amount of certificates of deposit ("CDs"), each with a minimum denomination of $100,000, was $2,528,000 at December 31, 2001 ($2,088,000 in
2000).

At December 31, 2001, the scheduled maturities of CDs are as follows (dollars in thousands):

Year ending December 31,
     2002                       $   15,357
     2003-2004                       3,587
     2005-2006                         377
                                ----------

                                $   19,321
                                ==========

 8.   Advances From Federal Home Loan Bank

Advances received from the Federal Home Loan Bank are at fixed interest rates that range from 5.03% to 5.05%. Advances are received pursuant to a collateral pledge and security agreements giving the Federal Home Loan Bank a security interest in the Bank's loans secured by 1-4 family residences.

At December 31, 2001, the scheduled repayments of principal due on outstanding advances are as follows (dollars in thousands):

Year ending December 31,
        2002                     $    3,363
        2003                            368
                                 ----------

                                 $    3,731
                                 ==========

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

9.   Federal Income Tax

The provision for federal income tax expense (benefit) consisted of the following (dollars in thousands):

                                         Years Ended December 31,
                                          2001     2000     1999
                                         ------------------------

Currently paid or payable (receivable)   $  93    $(159)   $  59
Deferred tax expense (benefit)              53      (87)      12
                                         -----    -----    -----

                                         $ 146    $(246)   $  71
                                         =====    =====    =====

The provision for federal income tax expense (benefit) is less than that computed by applying the federal statutory rate of 34% as indicated in the following analysis (dollars in thousands):

                                                Years Ended December 31,
                                                 2001     2000     1999
                                                ------------------------

Tax expense (benefit) based on statutory rate   $ 156    $(201)   $  81
Effect of tax-exempt income                       (11)     (12)     (13)
Interest and other nondeductible expenses           2        1        2
Other - net                                        (1)     (34)       1
                                                -----    -----    -----

                                                $ 146    $(246)   $  71
                                                =====    =====    =====

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

9.   Federal Income Tax (continued)

The components of the deferred income tax liability included in other liabilities were as follows (dollars in thousands):

                                                      December 31,
                                                  2001          2000
                                                  -------------------

Deferred tax assets related to:
  Allowance for loan losses                       $ 114         $ 102
  Loan origination fees and costs                    13            14
                                                  -----         -----

                                                    127           116
Less valuation allowance                             89            89
                                                  -----         -----

     Total deferred tax assets                       38            27
                                                  -----         -----

Deferred tax liabilities related to:
  Depreciation                                      (16)          (27)
  Cash method of accounting for tax purposes        (54)          (95)
  Net unrealized appreciation on securities
  available for sale                               (141)         (157)
  Other                                             (41)          (31)
                                                  -----         -----

     Total deferred tax liabilities                (252)         (310)
                                                  -----         -----

        Net deferred tax liability                $(214)        $(283)
                                                  =====         =====

The deferred tax asset related to the allowance for loan losses has been reduced by a valuation allowance as it has been determined it is more likely than not that a significant portion of this deferred tax asset will not be realized. This determination was made based on an analysis of the temporary differences relating to the allowance for loan losses and their expected reversal in future years.

For the year ended December 31, 2000, the Company generated a net operating loss carryover for tax purposes, which was completely absorbed during the year ended
December 31, 2001.

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

10.  Off-Balance Sheet Activities

The Bank is a party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit under mortgage and construction loan agreements and consumer lines of credit.
Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

The following commitments to extend credit were outstanding (dollars in thousands):

                                                      December 31,
                                                  2001          2000
                                                  -------------------

Real estate                                      $2,034        $1,222
Consumer                                             89            31
                                                 ------        ------

                                                 $2,123        $1,253
                                                 ======        ======

Amounts expected to be sold in the
  secondary mortgage market                      $1,084        $  713
                                                 ======        ======

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held is usually first-lien residential mortgage property.

The Bank did not have any letters of credit outstanding at December 31, 2001 and
2000.

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

11.  Related Party Transactions

In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates (related parties) amounting to
$791,000 at December 31, 2001 and $327,000 at December 31, 2000. During the year ended December 31, 2001, new loans were $556,000 ($12,000 in 2000) and net principal payments were $92,000 ($6,000 in 2000).

Deposits from related parties held by the Bank at December 31, 2001 amounted to
$309,000 ($357,000 at December 31, 2000).

Amounts paid to related parties for products and services were $9,000, $8,000, and $19,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

12.  Employee Benefits

The Bank has a 401(k) plan for the benefit of substantially all employees. The
Bank's contribution is determined annually by the Board of Directors. The Bank contributed $8,000, $13,000, and $5,000 to the plan for the years ended December
31, 2001, 2000, and 1999, respectively.

The ESOP is a noncontributory retirement plan adopted by the Company effective
September 25, 2000 which includes all employees who meet minimum eligibility requirements. The ESOP acquired 22,482 shares of the Company's common stock in the conversion at a price of $10 per share with proceeds of a loan from the
Company in the amount of $224,820. The Bank intends to make annual cash contributions to the ESOP in an amount sufficient for the ESOP to make the scheduled payments under the note payable to the Company.

The note payable has a term of ten years, bears interest at 6%, and requires a level annual payment of principal and interest of approximately $35,000. The note is secured by the shares of common stock held by the ESOP.

As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released from collateral are then allocated to participants based upon compensation. The Bank recognized $29,000 in compensation expense for the years ended December 31, 2001 and 2000 related to the ESOP.

                            CBCT Bancshares, Inc.

                  Notes to Consolidated Financial Statements

12.   Employee Benefits (continued)

Since the ESOP borrowed directly from the Company, the note is not shown as an asset, but rather the cost of the unallocated shares is shown as a reduction in equity. Unallocated shares are considered neither outstanding shares for computation of basic earnings per share nor potentially-dilutive securities for computation of diluted earnings per share. Any dividends that will be paid on unallocated ESOP shares will be reflected as a reduction of the note payable.

Shares released during the years ended December 31, 2001 and 2000 totaled 2,248 in each year. Unallocated shares at December 31, 2001 totaled 17,986, with a market value of approximately $250,000.

Stock Option and Incentive Plan

The Company adopted the 2001 Stock Option and Incentive Plan ("Stock Option
Plan"), which was approved by stockholders in November 2001, for officers, key employees, and directors. The Stock Option Plan is authorized to grant options to purchase up to 28,103 shares. As of December 31, 2001, 25,293 options have been granted with an exercise price of $14.03, representing the fair market value on the date the options were granted. Stock options are generally exercisable by the individual within ten years of the grant date.

Recognition and Retention Plan

The Company adopted the 2001 Recognition and Retention Plan ("RRP"), which was approved by stockholders in November 2001, for officers, key employees, and directors. The RRP is authorized to issue up to 11,241 shares of stock subject to certain vesting requirements. As of December 31, 2001, 10,192 shares have been awarded, of which one-third of the shares is fully vested, and the remaining two-thirds vests over the next two years. For the year ended December
31, 2001, the Company recognized compensation expense of $48,000, representing the fair market value of the vested shares.

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

13.  Earnings Per Shares

Basic earnings per share is computed by dividing net income by the average number of shares of common stock outstanding during the period presented.
Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted-average common shares outstanding is increased to include the number of common shares that would have been outstanding if contracts to issue stock for stock options and stock awards were exercised during the period using the treasury stock method. ESOP shares committed to be released are considered outstanding while unallocated common shares held by the ESOP are not included in the weighted- average number of common shares outstanding for either the basic or diluted earnings per share calculations.

For the year ended December 31, 2001, the Company has 261,194 weighted-average shares outstanding for the basic earnings per share calculation and 261,976 weighted-average shares outstanding for the diluted earnings per share calculation. For the year ended December 31, 2000, 258,562 weighted-average shares were outstanding for both the basic and diluted earnings per share calculations. For the 2000 earnings per share calculation, shares issued in connection with the conversion and stock offering have been assumed to be outstanding at January 1, 2000. For the year ended December 31, 1999, earnings per share is not presented, as no shares were outstanding during this period prior to the Company's conversion to a stock company.

14.  Minimum Regulatory Capital Requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

14.  Minimum Regulatory Capital Requirements (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following tables) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31,
2001 and 2000, that the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Company's and Bank's actual capital amounts and ratios as of
December 31, 2001 and 2000 are also presented in the tables (dollars in thousands).

                                                                             Minimum
                                                                            to Be Well
                                                         Minimum         Capitalized Under
                                                         Capital         Prompt Corrective
                                      Actual           Requirement       Action Provisions
                                 ---------------     --------------      -----------------
                                 Amount    Ratio     Amount    Ratio     Amount     Ratio
                                 ------    -----     ------    -----     ------     -----

December 31, 2001
Total Capital to Risk-
  Weighted Assets:
    Consolidated                 $6,086    32.7%     $1,491     8.0%     $1,863     10.0%
    Bank                         $4,636    25.1%     $1,477     8.0%     $1,847     10.0%

Tier 1 Capital to Risk-
  Weighted Assets:
    Consolidated                 $5,710    30.6%     $  745     4.0%     $1,118      6.0%
    Bank                         $4,263    23.1%     $  739     4.0%     $1,108      6.0%

Tier 1 Capital to Average
  Assets:
    Consolidated                 $5,710    15.0%     $1,523     4.0%     $1,904      5.0%
    Bank                         $4,263    11.9%     $1,431     4.0%     $1,788      5.0%

                            CBCT Bancshares, Inc.

                  Notes to Consolidated Financial Statements

14.   Minimum Regulatory Capital Requirements (continued)

                                                                             Minimum
                                                                             to Be Well
                                                       Minimum           Capitalized Under
                                                       Capital           Prompt Corrective
                                      Actual           Requirement       Action Provisions
                                 ---------------     --------------      -----------------
                                 Amount    Ratio     Amount    Ratio     Amount     Ratio
                                 ------    -----     ------    -----     ------     -----

December 31, 2000
Total Capital to Risk-
  Weighted Assets:
    Consolidated                 $5,433    28.3%     $1,537     8.0%     $1,922     10.0%
    Bank                         $4,326    22.8%     $1,520     8.0%     $1,900     10.0%

Tier 1 Capital to Risk-
  Weighted Assets:
    Consolidated                 $5,055    26.3%     $  769     4.0%     $1,153      6.0%
    Bank                         $3,948    20.8%     $  760     4.0%     $1,140      6.0%

Tier 1 Capital to Average
  Assets:
    Consolidated                 $5,055    12.5%     $1,617     4.0%     $2,021      5.0%
    Bank                         $3,948    10.0%     $1,573     4.0%     $1,966      5.0%

                            CBCT Bancshares, Inc.

                  Notes to Consolidated Financial Statements

15.   Parent Company Only Condensed Financial Statements

Condensed balance sheet information of CBCT Bancshares, Inc. as of December 31,
2001 and 2000 and the related statements of income and cash flows for the periods then ended are as follows. CBCT Bancshares, Inc. did not have operations prior to its initial stock offering on September 25, 2000 (dollars in thousands):

                              CBCT Bancshares, Inc.
                                 Balance Sheets
                           December 31, 2001 and 2000

                                     Assets

                                                  2001          2000
                                                 ------        ------
Cash                                             $  385        $1,107
Investment in subsidiary bank                     1,423         1,108
Securities available for sale                       791            --
Accrued interest receivable                           4            --
                                                 ------        ------

                                                 $2,603        $2,215
                                                 ======        ======

                      Liabilities and Stockholders' Equity

Liabilities                                      $    4        $   --
                                                 ------        ------

Stockholders' Equity
Preferred stock                                      --            --
Common stock                                          3             3
Surplus                                           2,525         2,383
Retained earnings                                   342            28
Unallocated ESOP shares                            (182)         (199)
Unallocated RRP shares                              (95)           --
Accumulated other comprehensive income                6            --
                                                 ------        ------

        Total stockholders' equity                2,599         2,215
                                                 ------        ------

                                                 $2,603        $2,215
                                                 ======        ======

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

15.  Parent Company Only Condensed Financial Statements (continued)

                              CBCT Bancshares, Inc.
                              Statements of Income
                For the Periods Ended December 31, 2001 and 2000

                                                   2001          2000
                                                  -----         -----

Income:
  Equity in undistributed earnings of subsidiary  $ 315         $   8
  Interest and other income                          67            36
                                                  -----         -----

                                                    382            44

Expenses                                             68            16
                                                  -----         -----

  Net income                                      $ 314         $  28
                                                  =====         =====

                                       65

                              CBCT Bancshares, Inc.

                   Notes to Consolidated Financial Statements

15.  Parent Company Only Condensed Financial Statements (continued)

                            CBCT Bancshares, Inc.
                           Statements of Cash Flows
               For the Periods Ended December 31, 2001 and 2000

                         Increase (Decrease) in Cash

                                                       2001           2000
                                                      ------         ------

Cash Flows From Operating Activities
Net income                                            $ 314          $  28
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
    Equity in undistributed earnings of subsidiary     (315)            (8)
    Net accretion of securities                          (3)            --
    Net change in accrued interest receivable            (4)            --
    Net change in other liabilities                       4             --
                                                      ------         ------

        Net cash provided by (used in)
          operating activities                           (4)            20
                                                      ------         ------

Cash Flows From Investing Activities
Purchases of securities available for sale             (933)            --
Prepayments of securities available for sale            145             --
Capital contribution to subsidiary                       --          (1,100)
                                                      ------         ------

        Net cash used in investing activities          (788)         (1,100)
                                                      ------         ------

Cash Flows From Financing Activities
Sale of stock                                            70             --
Issuance of common stock                                 --          2,612
Expenses of stock offering                               --           (425)
                                                      ------         ------

        Net cash provided by financing activities        70          2,187
                                                      ------         ------

        Net increase (decrease) in cash                (722)         1,107

Cash at beginning of year                             1,107             --
                                                      ------         ------

Cash at end of year                                   $ 385          $1,107
                                                      ======         ======

Management's Discussion and Analysis of Financial Condition and Results of Operation

General

       The following discussion is intended to assist in understanding the financial condition and results of operations of CBCT Bancshares, Inc. The information contained in this section should be read in conjunction with the consolidated financial statements and the accompanying notes to consolidated financial statements and the other sections contained in the prospectus.

       CBCT Bancshares' results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans and mortgage-backed and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. Community Bank's results of operations also are affected by the level of its noninterest income and expenses and income tax expense.

       On September 29, 2000 Community Bank of Central Texas completed its conversion from the mutual to the stock form of organization. In connection with the conversion, CBCT Bancshares issued 281,031 shares to the public for total gross proceeds of $2.81 million and became the holding company for Community Bank.

Changes in Financial Condition from December 31, 2000 to December 31, 20001

       General. Our total assets decreased by $1.4 million or 3.61% to $37.4 million at December 31, 2001 as compared to $38.8 million at December 31, 2000. The decrease was primarily due to a $2.1 million or 9.61% decrease in loans. Our total liabilities decreased by $1.7 million, or 5.2%, to $31.7 million at December 31, 2001 compared to $33.4 million at December 31, 2000. This decrease was primarily due to a $1.7 million or 5.09% decrease in Federal Home Loan Bank borrowings. This decrease was partially offset by a $354,000 increase in equity, due to net income for 2001.

       Loans. Our net loan portfolio decreased from $22.2 million at December 31, 2000 to $20.0 million at December 31, 2001. The decrease in the loan portfolio over this time period was due to a decrease in new loan demand in our market area and the refinancing of existing adjustable-rate mortgages with other lenders in the secondary market to obtain the benefit of lower rate, fixed rate loans, as a result of a decrease in market rates of interest.

       Securities. Our total securities portfolio increased from $11.7 million at December 31, 2000 to $13.5 million at December 31, 2001. The increase was primarily due to the purchase of additional securities utilizing the proceeds from the pay down of our loan portfolio.

       Liabilities. Our total liabilities decreased $1.7 million or 5.09% to $31.7 million at December 31, 2001 compared to $33.4 million at December 31, 2000. This decrease was primarily due to a $1.7 million decrease in Federal Home Loan Bank advances, which we were able to do as a result of the decrease in assets.

       Equity. Total equity increased $354,000 or 6.72% from $5.4 million at December 31, 2000 to $5.7 million at December 31, 2001. The increase was due to the net income for 2001 and an increase in our unrealized gain on our investment portfolio.

       Average Balances, Net Interest Income, Yields Earned and Rates Paid

       The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Years Ended December 31,
	2001			2000			1999
	Average Balance	Interest Earned/ Paid	Yield/ Rate	Average Balance	Interest Earned/ Paid	Yield/ Rate	Average Balance	Interest Earned/ Paid	Yield/ Rate
	(Dollars in Thousands)
Interest-Earning Assets:
Deposits in banks	$ 2,564	$ 70	2.73%	$ 3,224	$ 205	6.36%	$ 2,633	$ 131	4.98%
Investment securities	11,780	748	6.35	10,401	722	6.94	16,505	1,011	6.13
Loans	20,753	1,851	8.92	23,854	2,008	8.42	21,500	1,878	8.73
Other interest-earning assets	505	20	3.96	510	40	7.84	544	30	5.51

Total interest-earning assets	35,602	2,689	7.55	37,989	2,975	7.83	41,182	3,050	7.41

Noninterest-earning assets	1,567			1,964			2,130

Total assets	$37,169			$39,953			$43,312

Interest-Bearing Liabilities:
Passbook savings accounts	$ 1,678	37	2.21	$ 1,648	$ 45	2.73	$ 1,520	$ 41	2.70
NOW and money market accounts	4,707	97	2.06	4,745	124	2.61	5,015	133	2.65
Time deposit accounts	19,770	990	4.01	22,394	1,128	5.04	26,305	1,368	5.20
Federal Home Loan Bank advances	3,959	216	5.46	6,314	329	5.21	6,716	360	5.36

Total interest-bearing liabilities	30,114	1,340	4.45	35,101	1,626	4.63	39,556	1,902	4.81

Noninterest-bearing liabilities and equity	7,055			4,852			3,756

Total liabilities and equity	$37,169			$39,953			$43,312

Net interest income		$1,349			$1,349			$1,148

Net interest spread(1)			3.10%			3.20%			2.60%

Net interest margin(2)			3.79%			3.55%			2.79%

_____________________

(1) The net interest spread is the difference between the average rate on interest-earning assets and interest-bearing liabilities.
(2) The net interest margin is net interest income divided by average earning assets.

Rate/Volume Analysis

       The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in volume multiplied by the old rate, and (2) changes in rate, which are changes in rate multiplied by the old volume. Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended December 31, 2001 vs. 2000			Year Ended December 31, 2000 vs. 1999
	Increase (decrease) due to			Increase (decrease) due to
	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)
	(Dollars in Thousands)
Interest income:
Deposits in banks	$ (42)	$ (93)	$(135)	$ 29	$ 45	$ 74
Investment securities	96	(70)	26	(374)	85	(289)
Loans	(261)	104	(157)	205	(75)	130
Other earning assets	--	(20)	(20)	(2)	12	10

Total interest income	(207)	(79)	(286)	(142)	67	(75)

Interest expense:
Savings accounts	1	(9)	(8)	3	1	4
NOW and money market accounts	(1)	(26)	(27)	(7)	(2)	(9)
Time deposit accounts	(132)	(6)	(138)	(203)	(37)	(240)
Federal Home Loan Bank advances	(123)	10	(113)	(22)	(9)	(31)

Total interest expense	(255)	(31)	(286)	(229)	(47)	(276)

Net interest income	$ 48	$ (48)	$ --	$ 87	$ 114	$ 201

       The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings and borrowings and the resultant interest rate spreads at December 31, 2001.

At December 31, 2001 (Dollars in Thousands)

Weighted average yield on:
Deposits in banks	1.99%
Investment securities	5.67
Loans	8.17
FHLB stock	3.02

Combined weighted average yield on interest-earning assets	6.88

Weighted average rate paid on:
Savings accounts	1.05
NOW and money market accounts	0.80
Time deposit accounts	4.15
Federal Home Loan Bank advances	4.14

Combined weighted average rate paid on interest-bearing liabilities	3.42

Spread	3.46%

Comparison of Results of Operations for the Years Ended December 31, 2000 and 2001

       General. We reported net income of $314,000 for the year ended December 31, 2001 compared to a net loss of $346,000 for the year ended December 31, 2000.

       Net Interest Income. Net interest income was $1.3 million at December 31, 2001 compared to $1.3 million at December 31, 2000. Total interest income and total interest expense were both down $286,000 in 2001 from 2000. The decrease was primarily due to lower rates of interest offered on assets and liabilities. Our interest rate spread decreased to 3.10% for 2001 compared to 3.20% for 2000. This was offset, however, by the ratio of average interest-earning assets to average interest-bearing liabilities increasing to 121% for 2001 compared to 108% for 2000.

       Interest income. The decrease in interest income was primarily due to the decrease in the average balance of loans during the year and the rates earned on interest-earning assets due to the drastic decline in the rate environment during 2001. Interest income on loans decreased by $157,000 from $2.01 million for 2000 to $1.85 million in 2001. Interest income on deposits in banks decreased $135,000 from $205,000 in 2000 to $70,000 in 2001. The average yield earned on our interest-earning assets decreased from 7.83% in 2000 to 7.55% in 2001. Increased refinancing activity during 2001 resulted in a portion of our one- to four-family residential loans being paid off. The remainder of our loan portfolio includes commercial real estate loans, consumer loans and three and five year residential loans with higher rates of interest that did not refinance or reprice during the year. This combination caused the average rate earned on our loan portfolio to increase from 8.42% in 2000 to 8.92% in 2001.

       Interest Expense. The $286,000 decrease in interest expense during the year ended December 31, 2001 was primarily due to the decrease in average interest-bearing liabilities by $5.0 million, from $35.1 million during 2000 to $30.1 million during 2001. The average rate paid on interest-bearing liabilities decreased from 4.63% in 2000 to 4.45% in 2001.

       Provision for loan losses. The provision for loan losses for the year 2001 was $36,000 compared to $34,000 in 2000. At December 31, 2001, the ratio of our allowance for loan losses to total loans was 1.26% compared to 1.02% in 2000, and the ratio of our allowance for loan losses to non-performing loans was 276% in 2001 compared to 1900% in 2000. The amount of provision is influenced by current economic conditions, actual loss experience, industry trends and other factors.

       Noninterest Income. Noninterest income, net of securities gains and losses, increased from $195,000 in 2000 to $218,000 in 2001. The increase was primarily attributed to an increase in fees and service charges on deposit accounts resulting from an increase in the number of demand deposit accounts from 903 accounts in 2000 to 993 accounts in 2001. A loss on sale of securities of $864,000 was reported for 2000 while a gain on the sale/call of securities of $105,000 was reported for 2001. The loss for 2000 was attributed to the liquidation of the entire securities portfolio in March of 2000.

       Noninterest Expense. Noninterest expenses decreased $62,000 or 5.0% to $1.18 million for the year ended December 31, 2001compared to $1.24 million for the year ended December 31, 2000. This decrease was primarily attributed to a $102,000 or 19.0% decrease in other operating expenses. This decrease is attributed to a one-time write down of fixed assets, including obsolete computer equipment and other assets during 2000, a one-time deconversion fee associated with a data processing conversion during 2000, along with corporate expenses associated with our conversion to a stock-based company in 2000. In addition, the data processing expenses decreased from 2000 to 2001 as a result of the data processing conversion. There was also a decrease in occupancy and equipment expense of $13,000 or 8.7% and an increase in compensation and benefits of $53,000 or 9.6% of which $52,000 is attributed to the implementation of the RRP.

        Comparison of Results of Operations for the Years Ended December 31, 1999 and 2000

       General. We reported a net loss of $346,000 for the year ended December 31, 2000 and $168,000 for the year ended December 31, 1999.

       Net Interest Income. Net interest income increased $201,000 or 17.5% to $1.3 million at December 31, 2000 compared to $1.1 million at December 31, 1999. The net increase was primarily due to a large decrease in interest expense which more than offset a slight decrease in interest income from 1999 to 2000. Our interest rate spread increased to 3.20% for 2000 compared to 2.60% for 1999. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities increased to 108% for 2000 compared to 104% for 1999.

       Interest Income. The slight decrease in interest income was primarily due to a decrease in average interest-earning assets. The sale of our securities, and the use of proceeds from these sales to fund the planned reduction in certificates of deposit and to pay down Federal Home Loan Bank advances was the primary reason for the decrease. Interest income on securities decreased by $292,000 from $1.0 million for 1999 to $719,000 for 2000. The average yield earned on our interest-earning assets increased from 7.41% in 1999 to 7.83% in 2000.

        Interest Expense. The decrease in interest expense during the year ended December 31, 2000 was primarily due to the decrease of $4.9 million or 19% in certificates of deposit and the decrease of $2.0 million or 26.4% in Federal Home Loan Bank borrowings. In addition, the average rate paid on interest-bearing liabilities decreased from 4.81% in 1999 to 4.62% in 2000 due to a decrease in market rates of interest and as part of management's strategy to reduce higher paying certificates of deposit.

       Provision for loan losses. The provision for loan losses for the year 2000 was $34,000. There was no provision for loan losses in the year 1999. At December 31, 2000, the ratio of our allowance for loan losses to total loans was 1.02% and the ratio of our allowance for loan losses to non-performing loans was 1900%. The amount of the provision is influenced by current economic conditions, actual loss experience, industry trends and other factors.

       Noninterest Income. Noninterest income, net of securities gains and losses, increased from $164,000 in 1999 to $195,000 in 2000. The increase was primarily attributed to an increase in fees and service charges on deposit accounts resulting from an increase in the number of demand deposit accounts from 711 accounts in 1999 to 903 accounts in 2000 and an increase in fees charged on such accounts. A loss on sale of securities of $864,000 was reported for 2000 while a gain on sale of securities of $76,000 was reported for 1999. The loss for 2000 was attributed to the liquidation of the entire securities portfolio in March of 2000.

       Noninterest Expenses. Noninterest expenses increased $89,000 or 7.8% to $1.2 million for the year ended December 31, 2000 compared to $1.1 million for the year ended December 31, 1999. This increase was primarily attributed to a $99,000 or 21.8% increase in compensation and benefits and a $24,000 or 4.70% increase in other expenses. This was partially offset by a decrease in occupancy and equipment expense of $34,000 or 18.6%.

Liquidity and Commitments

       We are required to maintain minimum levels of investments that qualify as liquid assets under government regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets at levels above the minimum requirements and above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. At December 31, 2001, our regulatory liquidity ratio, which is our liquid assets as a percentage of deposits and current borrowings, was 51.65%.

       CBCT Bancshares' liquidity, represented by cash and cash equivalents and investment securities, is a product of its operating, investing and financing activities. Our primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities and sales of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. We also generate cash through borrowings. We utilize Federal Home Loan Bank advances to leverage our capital base and provide funds for our lending and investment activities, and to enhance our interest rate risk management.

       Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. Agency securities. On a longer term basis, we maintain a strategy of investing in our various lending products. We use our sources of funds primarily to meet ongoing commitments, to pay maturing time deposits and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-backed securities and investment securities. At December 31, 2001, the total approved loan origination commitments outstanding amounted to $1.1 million. At the same date, the unadvanced portion of construction loans was $1.1 million. There were no outstanding letters of credit at December 31, 2001. Time deposits scheduled to mature in one year or less at December 31, 2001, totaled $15.4 million. Investment and mortgage-backed securities scheduled to mature in less than one year at December 31, 2001 totaled $2.0 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with Community Bank. Community Bank anticipates that we will continue to have sufficient funds, through deposits and borrowings, to meet its current commitments.

Capital

       Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity was $5.7 million at December 31, 2001, or 15.27% of total assets on that date. As of December 31, 2001, we exceeded all capital requirements of the FDIC and the Texas Savings and Loan Department. Our regulatory capital ratios at December 31, 2001 were as follows: core capital 14.34%; Tier I risk-based capital, 28.28%; and total risk-based capital, 30.53%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively.

Impact of Inflation

       The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

       Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

       The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Appendix E

CBCT Bancshares, Inc.
Consolidated Balance Sheets
  (Unaudited)
  (dollars in thousands)
	At	At
	March 31,	December 31,
	2002	2001
ASSETS

Cash	$ 129	$ 224
Interest bearing due from banks	1,739	1,609
Total cash and cash equivalents	1,868	1,833
Investment securities to be held to maturity	1,445	3,005
Investment securities available for sale	9,445	10,461
Federal Home Loan Bank stock	508	508
Loans - net of allowance for loan losses	20,493	20,012
Bank premises and equipment - net	1,268	1,288
Accrued interest receivable	235	247
Prepaid expenses and other assets	17	33
	$35,279	$37,387
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest bearing	$ 1,614	$ 1,640
Interest bearing	25,265	25,915
Total deposits	26,879	27,555
Advances from Federal Home Loan Bank	2,170	3,731
Accrued interest payable and other liabilities	479	388
Total liabilites	29,528	31,674
Stockholders' Equity:
Preferred Stock, par value $0.01 per share;
1,000,000 shares authorized; none issued
and outstanding	-	-
Common Stock, par value $0.01 per share;
4,000,000 shares authorized; 291,223
shares issued and outstanding	3	3
Surplus	2,525	2,525
Retained earnings	3,238	3,182
Unallocated ESOP shares	(182)	(182)
Unallocated RRP shares	(95)	(95)
Accumulated other comprehensive income	262	280
Total equity	5,751	5,713
	$35,279	$37,387

See Notes to Unaudited Consolidated Financial Statements.

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CBCT Bancshares, Inc.
Consolidated Statements of Income
  (Unaudited)
  (dollars in thousands, except per share data)
	Three months ended March 31,
	2002	2001
Interest and dividend income:
Loans	$ 435	$ 522
Debt securities	145	164
Deposits in banks	15	40
Dividends	8	7
Total interest and dividend income	603	733
Interest expense:
Deposits	192	309
Federal Home Loan Bank advances	34	63
Total interest expense	226	372
Net interest income	377	361
Provision for loan losses	-	9
Net interest income after loan losses	377	352
Other operating income
Service charges and fees	49	32
Net securities gains	-	19
Total other operating income	49	51
Operating expenses:
Compensation and benefits	162	145
Occupancy and equipment expense	36	41
Other operating expenses	148	83
Total other operating expenses	346	269
Income before income taxes	80	134
Income tax expense	24	42
Net income	$ 56	$ 92
Basic and diluted earnings per share	$ 0.21	$ 0.35
Weighted average shares outstanding	266,442	261,123
Diluted weighted average shares outstanding	273,237	261,123

See Notes to Unaudited Consolidated Financial Statements.

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CBCT Bancshares, Inc.
Consolidated Statements of Changes in Equity
  (Unaudited)
  (dollars in thousands)
				Unallocated	Unallocated	Accumulated
	Common		Retained	ESOP	RRP	Other Comp.
	Stock	Surplus	Earnings	Shares	Shares	Income	Total
Three Months Ended March 31, 2002
Balance, beginning of period	$3	$2,525	$3,182	$(182)	$(95)	$280	$5,713
Comprehensive income:
Net income	-	-	56	-	-	-	56
Change in net unrealized gain on securities available for sale, net of reclassification adjustment and tax effect	-	-	-	-	-	(18)	(18)
Total comprehensive income	-	-	-	-	-	-	38
Balance, end of period	$3	$2,525	$3,238	$(182)	$(95)	$262	$5,751
Three Months Ended March 31, 2001
Balance, beginning of period	$3	$2,383	$2,868	$(199)	$ -	$304	$5,359
Comprehensive income:
Net income (loss)	-	-	92	-	-	-	92
Change in net unrealized gain on securities available for sale, net of reclassification adjustment and tax effect	-	-	-	-	-	6	6
Total comprehensive income	-	-	-	-	-	-	98
Balance, end of period	$3	$2,383	$2,960	$(199)	$-	$310	$5,457

See notes to unaudited consolidated financial statements.

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CBCT Bancshares, Inc.
Consolidated Statements of Cash Flows
  (Unaudited)
  (dollars in thousands)

	Three months ended March 31,
	2002	2001
Cash Flows From Operating Activities
Net income (loss)	$ 56	$ 92
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36	16
Net securities losses (gains)	-	(19)
Provision for loan losses	-	9
Deferred income taxes	5	5
Stock dividend income	-	(7)
Net change in:
Loans held for sale	-	121
Accrued interest receivable and other assets	28	176
Accrued interest payable and other liabilities	95	27
Net cash provided by operating activities	220	420
Cash Flows From Investing Activities
Activity in available-for-sale securities:
Sales	-	1,308
Maturities and prepayments	989	68
Purchases	-	(1,869)
Activity in held-to-maturity securities:
Maturities and prepayments	1,560	1,291
Loan originations and collections - net	(481)	1,243
Capital expenditures	(16)	(3)
Net cash provided by (used in) investing activities	2,052	2,038
Cash Flows From Financing Activities
Net change in deposits	(676)	(540)
Repayment of Federal Home Loan Bank advances	(1,561)	(1,247)
Net cash provided by financing activities	(2,237)	(1,787)
Net increase in cash and cash equivalents	35	671
Cash and cash equivalents - beginning of period	1,833	2,359
Cash and cash equivalents - end of period	$1,868	$3,030

See Notes to Unaudited Consolidated Financial Statements.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.       General

CBCT Bancshares, Inc. (the Company) was organized in March 2000 at the direction of Community Bank of Central Texas, Inc. (the Bank) to acquire all of the capital stock that the Bank would issue upon its conversion from the mutual to stock form of ownership. The conversion was completed on September 25, 2000 through the sale and issuance of 281,031 shares of common stock by the Company at a price of $10.00 per share. Information set forth in this report relating to periods prior to the Conversion, including consolidated financial statements and related data, relates to Community Bank of Central Texas, Inc. and its wholly-owned (inactive) subsidiary, Central State Service Corporation.

The accompanying consolidated financial statements of the Company have been prepared in accordance with instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the year ending December 31, 2002. The consolidated financial statements and notes thereto should be read in conjunction with the Bank's audited financial statements and notes thereto for the year ended December 31, 2001.

On April 4, 2002, the Board of Directors approved a definitive agreement that provides for the acquisition of CBCT Bancshares, Inc. by Bastrop Bancshares, Inc. Under the terms of the agreement, shareholders will receive $25.01 per share for each share owned. The transaction is expected to close in the third quarter of 2002.

2.       Investment Securities

The amortized cost and approximate fair values of investment securities to be held to maturity and available for sale at March 31, 2002 and December 31, 2001 are as follows:

(dollars in thousands):

Investment securities to be held to maturity:

	March 31, 2002
	Amortized	Unrealized	Approximate
	Cost	Gain (Loss)	Fair Value
Debt securities:
Government agencies	$997	$27	$1,024
Collateralized mortgage obligations	448	8	456
	$1,445	$35	$1,480

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

	December 31, 2001
	Amortized	Unrealized	Approximate
	Cost	Gain (Loss)	Fair Value
Debt securities:
Government agencies	$1,996	$48	$2,044
Collateralized mortgage obligations	1,009	10	1,019
	$3,005	$58	$3,063
Investment securities available for sale:
	March 31, 2002
	Amortized	Unrealized	Approximate
	Cost	Gain (Loss)	Fair Value
Debt securities:
Government agencies	$ 507	$ 6	$ 513
State and municipal	75	3	78
Mortgage-backed	5,099	93	5,192
Collateralized mortgage obligations	3,356	(6)	3,350
Marketable equity securities	5	307	312
	$9,042	$403	$9,445
	December 31, 2001
	Amortized	Unrealized	Approximate
	Cost	Gain (Loss)	Fair Value
Debt securities:
Government agencies	$ 510	$ 9	$ 519
State and municipal	78	-	78
Mortgage-backed	9,443	99	9,542
Marketable equity securities	5	317	322
	$10,036	$425	$10,461

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

3.       Other Cash Flow Information

Other cash flow information for the three months ended March 31, 2002 and 2001 is as follows (dollars in thousands):

	2002	2001
Interest paid in cash	$239	$335
Income taxes paid in cash	$ 22	-

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CBCT BANCSHARES, INC.

Management's Discussion and Analysis of Financial
Condition and Results of Operation

General

The following discussion is intended to assist in understanding the financial condition and results of operations of CBCT Bancshares, Inc. The information contained in this section should be read in conjunction with the consolidated financial statements and the accompanying notes to consolidated financial statements contained in this Form 10-QSB.

CBCT Bancshares, Inc.'s results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consists of loans and mortgage-backed and investment securities, and interest expense on interest bearing liabilities, which principally consists of deposits and borrowings. CBCT Bancshares, Inc.'s results of operations also are affected by the level of its non-interest income and expenses and income tax expense.

Forward-Looking Statements

When used in this Form 10-QSB and in future filings by us with the Securities and Exchange Commission, in our press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, or the words "believe," expect," "intend," "anticipate," "estimate," "project," or similar words are intended to identify forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and you should not rely too much on these statements.

Changes in Financial Condition from December 31, 2001, to March 31, 2002

General

Total assets decreased by approximately $2.1 million to $35.3 million at March 31, 2002 from $37.4 million at December 31, 2001. The decrease in total assets resulted primarily from a $1.6 million decrease in investment securities held to maturity and a $1.0 million decrease in investment securities available for sale. These decreases were partially offset by a $.5 million increase in loans.

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The increase in loans, to $20.5 million at March 31, 2002 from $20.0 million at December 31, 2001 was attributed to an increase in loan demand and a decline in our portfolio of adjustable rate mortgages being refinanced into the secondary market to obtain a fixed rate loan.

The allowance for loan losses at March 31, 2002 and December 31, 2001 was $257,000 or 1.24% and 1.28% respectively, of total loans. Non-performing loans were $45,000 at March 31, 2002 compared to $93,000 at December 31, 2001.

Total deposits decreased by approximately $.6 million, to $26.9 million at March 31, 2002 from $27.5 million at December 31, 2001, and Federal Home Loan Bank advances decreased $1.6 million from $3.7 million at December 31, 2001 to $2.2 million at March 31, 2002. The decrease in advances resulted from repayments.

Total equity at March 31, 2002 and December 31, 2001 was $5.7 million.

Comparison of Results of Operations for the Three Months Ended March 31, 2001 and 2002

Net Interest Income

Net interest income for the quarter ended March 31, 2002 was $377,000, compared to $361,000 for the quarter ended March 31, 2001, an increase of $16,000. The increase in net interest income was attributed to a decrease in interest expense, due to a reduction in the market rate of interest.

Other Operating Income

Other operating income for the quarter ended March 31, 2002 was $49,000, compared to $51,000 for the quarter ended March 31, 2001. The decrease in 2002 was primarily attributed to net gains of $19,000 on securities called during 2001 with no similar gains during 2002. This was partially offset by an increase of $17,000 in service charge and fee income.

Other Operating Expenses

Other operating expenses for the quarter ended March 31, 2002 were $346,000, compared to $269,000 for the quarter ended March 31, 2001. The increase is primarily attributed to an increase of $17,000 in compensation and benefits, mostly comprised of the RRP expense in 2002, along with expenses incurred in connection with the proposed merger between CBCT Bancshares, Inc. and Bastrop Bancshares, Inc.

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Liquidity and Capital Resources

We are required to maintain minimum levels of investments that qualify as liquid assets under government regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets at levels above the minimum requirements and above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. At March 31, 2002, our regulatory liquidity ratio, which is our liquid assets as a percentage of deposits and current borrowings, was 45.66%.

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity was $5.7 million at March 31, 2002 or 16.16% of total assets on that date. As of March 31, 2002, we exceeded all capital requirements of the FDIC and the Texas Savings and Loan Department. Our consolidated regulatory capital ratios at March 31, 2002 were as follows: core capital 14.97%; Tier I risk-based capital, 28.31%; and total risk-based capital, 30.47%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0%, and 10.0%, respectively.

Quantitative and Qualitative Disclosures About Market Risk

The rates of interest we earn on assets and pay on liabilities are generally established contractually for a period of time. Market interest rates change over time. Our loans generally have longer maturities than our deposits. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk. As of March 31, 2002, our one-year cumulative interest rate sensitivity gap as a percentage of total assets was a negative 33%, which generally means if interest rates rise, our net interest income could be reduced because interest paid on interest-bearing liabilities, including deposits and borrowings, could increase more quickly than interest received on interest-earning assets, including loans and mortgage-backed and investment securities. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the value of our mortgage-related and investment securities. In the alternative, if interest rates decrease, our net interest income would increase.